As filed with the Securities and Exchange Commission on June 13, 2017

Registration No. 333-216040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON OMAHA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	27-0788438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex B. Rozek and Adam K. Peterson

Co-Chief Executive Officers

Boston Omaha Corporation

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil H. Aronson, Esq. Joseph B. Ramadei, Esq. Gennari Aronson LLP 300 First Avenue, Suite 102 Needham, Massachusetts 02494 Phone (781) 719-9900 Fax (781) 719-9853	Christopher T. Jensen, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 11222 Phone (212) 309-6000 Fax (212) 309-6001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)	DATED JUNE 13, 2017

5,500,000 Shares

Class A common stock

We expect the public offering price to be between $12.00 and $14.00 per share.

We intend to list our Class A common stock on the NASDAQ Capital Market, which we refer to as “NASDAQ,” under the symbol “BOMN.” No assurance can be given that our application will be approved. Currently, no public market exists for our Class A common stock other than on the OTCQX on which we have experienced very limited trading of our securities. On February 10, 2017, the date of the most recent trade of our Class A common stock, the closing sales price, as reported on the OTCQX, was $19.25 per share.

Magnolia Capital Fund, L.P., which we refer to as “Magnolia,” and Boulderado Partners, LLC, which we refer to as “Boulderado,” our two largest stockholders, have indicated an interest in purchasing together an aggregate of $47.5 million of our Class A common stock in this offering, which we refer to as the “Magnolia/Boulderado Shares.” However, as indications of interest are not binding agreements to purchase, the underwriters may elect to sell more, less or no shares in this offering to Magnolia or Boulderado, and Magnolia or Boulderado may elect to purchase more, less or no shares in this offering.

We are an “emerging growth company,” as that term is defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Following this offering, we expect to be a “controlled company” as defined under corporate governance standards, and Magnolia and Boulderado will own all of our Class B common stock and approximately 64.9% and 8.1% of our Class A common stock, assuming they purchase the Magnolia/Boulderado Shares and the underwriters do not exercise their option to purchase additional shares.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for the factors you should consider before buying our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Assumes the purchase of all of the Magnolia/Boulderado Shares. In the event that none of the Magnolia/Boulderado Shares are purchased, the underwriting discount will be $ per share and $ in total, and proceeds, before expenses, to us will be $ per share and $ in total. We have granted to the underwriters an option to purchase up to 825,000 additional shares of Class A common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus. See “Underwriting” beginning on page 99 for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Class A common stock to investors against payment on or about             , 2017.

Cowen and Company

The date of this prospectus is             , 2017.

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of this document, regardless of the time of delivery of this prospectus, or any sale of a security registered under the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus, unless the context indicates or otherwise requires, “the Company,” “our Company,” “we,” “us,” and “our” refer to Boston Omaha Corporation, a Delaware corporation, and its consolidated subsidiaries.

Unless indicated otherwise, the information included in this prospectus assumes that (i) the shares of Class A common stock to be sold in this offering are sold at $13.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and (ii) all shares offered by us in this offering are sold.

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

ii

BASIS OF PRESENTATION

We completed the acquisition of JAG, Inc., which we refer to as “JAG,” on February 16, 2016 and the acquisition of United Casualty and Surety Insurance Company, which we refer to as “UC&S,” on December 7, 2016. Accordingly, this prospectus also includes the audited balance sheets of UC&S as of December 31, 2015 and 2014 and the related statements of income and cash flows and the related notes for the years then ended and of JAG as of December 31, 2015 and the related statements of operations and cash flows and the related notes for the year then ended.

PRO FORMA INFORMATION

This prospectus contains unaudited pro forma financial information prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 gives pro forma effect to our acquisition of the operations of each of JAG and UC&S as if they occurred on January 1, 2016. The unaudited pro forma condensed combined and consolidated statement of operations is for informational purposes only and does not purport to represent what our results of operations would have been if the acquisitions of each of JAG and UC&S occurred on January 1, 2016 or what those results will be for future periods. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for the preparation of the unaudited pro forma condensed combined and consolidated results of operations will prove to be correct. See “Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations.”

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes market and industry data and certain other statistical information based on third-party sources including independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data are also based on our own good faith estimates which are supported by our management’s knowledge of and experience in the markets and businesses in which we operate.

While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you or that you should consider before investing in shares of our Class A common stock. You should read the entire prospectus carefully before making an investment decision. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. In particular, you should read the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our consolidated financial statements and the related notes.

Unless otherwise noted, the information contained in this prospectus reflects the amendment and restatement of our charter on May 25, 2017 renaming our common stock as our “Class A common stock” and renaming our Class A common stock as our “Class B common stock,” and increasing the number of authorized shares of our common stock and reflects and assumes (i) no exercise of the underwriters’ option to purchase up to 825,000 additional shares of Class A common stock and (ii) the purchase of $47.5 million of the Magnolia/Boulderado Shares. References to information being “as adjusted” or “on an as adjusted basis” give effect to this offering and the anticipated use of proceeds therefrom, as well as the other transactions described under “Use of Proceeds.”

Our Company

We commenced our current business operations in June 2015 and currently operate three separate lines of business: outdoor billboards, surety insurance and related brokerage activities and investments in real estate management and related activities.

Outdoor Billboards

Since June 2015, we have acquired numerous billboard structures, many with multiple faces, including both static and digital displays, in Alabama, Florida, Georgia and Wisconsin. As of June 13, 2017, we owned 532 billboard structures containing a total of 907 faces, of which 30 are digital displays. We continue to evaluate possible acquisitions of additional billboard displays and expect to use a significant portion of our currently available cash and cash proceeds from this offering to expand our presence in our current markets and new regions of the United States. We are attracted to the outdoor display market due to a number of factors, including the size of the market, estimated for billboards to exceed $4.9 billion in the U.S., high regulatory barriers to building new billboards in some states, low maintenance and other costs for static billboards, and the ability to use our large number of locations to attract larger regional and national clients wishing to market their products and services. In addition, unlike other advertising industries, the Internet has not had a material adverse impact on outdoor advertising revenues. Reported revenues for out-of-home advertising have continued to rise, in contrast to print and other advertising which compete with Internet-based digital advertising for the consumer’s attention at home. The billboard industry’s three largest companies are estimated to account for more than 50% of the industry’s total revenues and several industry sources estimate that there are a large number of other companies serving the remainder of the market, providing a potentially significant source of billboards which may be acquired in the future.

Surety Insurance

In October 2015, we established an insurance subsidiary, General Indemnity Group, LLC, designed to own and operate insurance businesses generally handling high volume, lower policy limit commercial lines of property and casualty insurance. Our first entry was into the surety insurance business, with the acquisition in April 2016 of The Warnock Insurance Agency, Inc., which we refer to as “Warnock,” a national surety brokerage firm. Warnock is a leading innovator in online underwriting and issuance and brokerage of license and permit surety bonds. In December 2016, we completed the acquisition of United Casualty and Surety Insurance Company, which we refer to as “UC&S,” an AM Best A– (“Excellent”) rated primary insurance carrier with a 27-year history of providing surety bonds for contractors, small businesses and individuals. Customers of UC&S are often required to obtain surety bonds to comply with the laws of states, municipalities and other agencies. We are currently expanding UC&S’s reach from the nine states in which it was authorized to issue surety insurance when we acquired UC&S in December to all 50 states and the District of Columbia. As of June 13, 2017, UC&S is now authorized to issue surety insurance in 33 states and the District of Columbia. We may in the future expand the reach of our insurance activities to other forms of high volume and low average policy premium insurance businesses which historically have similarly attractive underwriting profits and low claim rate history.

Real Estate Investments

Since September 2015, we have acquired a minority interest in a full-service commercial real estate brokerage, property management and real estate services company located in Las Vegas, Nevada, and minority interests in several other commercial and residential real estate ventures located in Colorado and Nevada.

Additional Opportunities for Growth

In addition to our activities in outdoor advertising, surety insurance, and commercial and residential real estate services, we will also consider other durable industries which offer the potential for highly predictable and attractive returns on invested capital. We have a robust pipeline of potential additional opportunities in and outside of our current lines of business, and we expect to continue to be opportunistic in exploring other opportunities which meet our investment criteria. While we may pursue opportunities outside of our current lines of business, we plan to use the majority of the proceeds of this offering to fund continued acquisitions in the outdoor advertising and insurance markets, to support statutory capital requirements consistent with the growth of our insurance business, and to acquire positions in ongoing real estate service businesses.

Our objective is to grow intrinsic value per share at an attractive rate by retaining capital to reinvest in the productive capabilities of our current subsidiaries, make opportunistic investments, and/or invest in new, anticipated durable earnings streams. Each of these options for capital will be compared to one another on a regular basis, and capital will be deployed according to our management’s judgment as to where it believes allocated capital has the potential to achieve the best return.

Our Financing Activities

Since February 2015, our acquisitions and operations have been funded by equity investments and debt conversions totaling $66,872,500, of which $43,305,577 and $11,305,595 have been invested by Magnolia and Boulderado, respectively. Adam K. Peterson, our Co-Chief Executive Officer and one of our directors, is a principal in Magnolia and Alex B. Rozek, our other Co-Chief Executive Officer and a director of the Company, is a principal in Boulderado. Of such $66,872,500 in invested capital, approximately $29 million has been used to fund billboard acquisitions to date, $14.3 million has been used to acquire our insurance assets, UC&S and Warnock, and we have invested approximately $1 million in several real estate management businesses. In addition, we have contributed

$2.75 million in statutory capital to UC&S since the beginning of 2017. We raised the $66,872,500 of equity financing primarily in three separate rounds of financing, each of which coincided with pending or near term anticipated acquisitions.

∎	Our June 2015 financing raised $10,000,000 through the sale of Class B common stock, in which each of Magnolia and Boulderado acquired 500,000 shares at a price of $10.00 per share. Each of Boulderado and Magnolia also converted a promissory note, each in the principal amount of $149,112 (with accrued interest on each note of $2,533), into 15,164 additional shares of Class B common stock. At the same time, Boulderado and Magnolia also converted all sums due under a $100,000 (with accrued interest on each note of $932) convertible promissory note we issued to each of them on April 10, 2015, such that Boulderado and Magnolia each received 12,616 shares of Class B common stock at a price of $8.00 per share. In addition, each of Boulderado and Magnolia received warrants to purchase 52,778 shares of Class B common stock. These warrants are exercisable at any time on or before June 18, 2025. Each of the two holders of these warrants are entitled to purchase 51,516 shares of Class B common stock at an exercise price of $10.00 per share and 1,262 shares of Class B common stock at an exercise price of $8.00 per share.

∎	On July 22, 2015, Boulderado purchased 250,000 shares of our Class A common stock and Magnolia purchased 1,200,000 shares of our Class A common stock, each at a purchase price of $10.00 per share, resulting in gross proceeds to us of $14,500,000.

∎	In February 2016, we commenced an offering of shares of our Class A common stock to accredited investors, at an offering price of $10.15 per share, which we refer to as the “2016 Offering.” The 2016 Offering ended on August 23, 2016, and pursuant to the 2016 Offering, we received investments totaling $41,867,346 from 34 investors and issued 4,124,861 shares of Class A common stock. Magnolia purchased $26,053,000 and Boulderado purchased $3,553,018 of our Class A common stock in the 2016 Offering. In addition, trusts controlled by each of Bradford B. Briner and Brendan J. Keating, two of our directors, purchased an aggregate of $456,750. A current officer of General Indemnity Group, LLC purchased $49,989 of our Class A common stock in the 2016 Offering.

Our Acquisitions and Equity Investments

Since June 2015, we have expended over $44 million in the acquisition of businesses in outdoor billboard advertising and in surety insurance and brokerage operations, as well as purchased equity interests in several real estate businesses. We anticipate seeking further acquisitions in these business areas and possibly expand into other businesses that we believe have the potential for durable profitability in a very competitive and changing economic world.

Link Media Holdings:    Since June 19, 2015, through 10 acquisitions and one exchange, including four acquisitions and one exchange in 2017, we have acquired numerous billboard structures, many with multiple faces, and related easements, operating assets and rights in some instances to construct additional billboards. As of June 13, 2017, we owned 532 billboard structures containing a total of 907 faces, of which 30 are digital displays. These billboards are located in Alabama, Florida, Georgia and Wisconsin. To date, we have paid a combined purchase price of $28,879,774 for these billboards and related assets.

General Indemnity Group:    On April 20, 2016, our subsidiary, General Indemnity Group, LLC, which we refer to as “GIG,” acquired the stock of Warnock for $1,345,000. Warnock is a leading innovator in online underwriting and issuance and brokerage of license and permit surety bonds. On May 19, 2016, GIG entered into a Stock Purchase Agreement with the stockholders of UC&S. The

Massachusetts Division of Insurance approved the UC&S transaction, which was completed on December 7, 2016. The purchase price for the acquired stock of UC&S was $13,000,000. UC&S is an insurance company headquartered in Quincy, Massachusetts, specializing in providing surety bonds. As of June 13, 2017, UC&S is authorized to issue surety insurance in 33 states and the District of Columbia and we are currently seeking approval to issue surety insurance in all 50 states.

Real Estate:    We have made minority equity investments totaling $994,398 in four businesses involved in the acquisition, holding, operation, management, financing and sale of residential real estate and the management of commercial real estate. The residential real estate investments and the investment in the company that invests in commercial real estate centers are projects which we expect to be finite in duration, while the commercial real estate services investment is anticipated to be perpetual with our share of any recurring earnings over time to accrue indefinitely as long as the commercial real estate services company remains in business.

Our Strategy

Our principal business objective is to increase stockholder value by profitably growing our existing businesses in out-of-home advertising, insurance and real estate. We believe that we will achieve this objective through organic growth of our existing asset base’s ability to produce a growing stream of cash flow, continuing to acquire complementary businesses to expand our geographic reach while allowing us to achieve economies of scale, and acquiring other businesses which meet our investment criteria. We look to acquire businesses that have consistently demonstrated earnings power over a long period of time, with attractive pre-tax historical returns on tangible equity capital, while utilizing minimal to no debt, and that are available to us at a reasonable price. However, we may consider minority positions in businesses when the economics are favorable. In certain circumstances, we may enter new lines of business when the opportunities and economics of doing so are favorable in comparison to acquiring the business, although we have no current plans to commence a new line of business.

We carefully manage our liquidity by continuously monitoring cash flow and capital spending and while carrying little or no debt. We believe our focus on maintaining our financial strength and flexibility provides us with the ability to execute our strategy through periods of industry volatility and general economic cycles. We intend to maintain a conservative approach to managing our balance sheet to preserve operational and acquisition flexibility. At March 31, 2017, we had non-restricted cash of $24,163,381 and no debt. In May 2017, we consummated the acquisition of certain digital billboard assets in Georgia for $900,000. In May 2017, we consummated an exchange transaction whereby we transferred one of our digital billboards in Florida in exchange for seven billboard structures in Alabama. In June 2017, we consummated the acquisition of certain static and digital billboard assets in Georgia and Alabama for $2,991,314.

We believe that our ability to identify, execute and integrate acquisitions is a competitive advantage, particularly in businesses such as out-of-home advertising where there are a large number of smaller independent operators. We intend to continue to evaluate potential acquisitions in both our current business sectors and in other lines of business on an opportunistic basis with the goal of acquiring businesses that would complement our existing service offerings, expand our geographic coverage and allow us to earn an appropriate return on invested capital.

Risks Related to Our Business and This Offering

An investment in shares of our Class A common stock involves a high degree of risk, including our limited operating history, our history of operating losses to date, significant competition, the risks associated with acquiring businesses, and other material factors. You should carefully read and consider the section entitled “Risk Factors” following this prospectus summary before making an investment decision. The following considerations, among others, may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our Class A common stock and a loss of all or part of your investment:

∎	We have incurred losses since inception, and we anticipate that we will continue to incur losses for the foreseeable future.

∎	Our failure to successfully identify and complete future acquisitions of assets or businesses could reduce future potential earnings, available cash and slow our anticipated growth.

∎	We have limited experience in acquiring companies, and we may have difficulties integrating the operations of companies that we may acquire and may incur substantial costs in connection therewith.

∎	Some members of our senior management have limited experience in the industries in which our businesses operate.

∎	We may need a significant amount of additional capital, which could substantially dilute your investment.

∎	We face competition in the markets we currently serve, and many of our competitors have greater market share and financial resources available.

∎	We expect to be a “controlled company” within the meaning of the NASDAQ rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

∎	Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.

∎	Our two principal stockholders are likely to exercise voting control of our company for the foreseeable future.

Corporate Information and History

Our principal executive offices are located at 292 Newbury Street, Suite 333, Boston, MA 02115. Our telephone number is (857) 256-0079. Our website address is www.bostonomaha.com. The information contained thereon and accessible therefrom are not part of this prospectus and should not be relied upon by prospective investors in connection with any decision to purchase our Class A common stock.

Boston Omaha Corporation was originally incorporated as REO Plus, Inc., which we refer to as “REO,” on August 10, 2009 under the laws of the State of Texas. On February 13, 2015, Magnolia and Boulderado acquired from Richard Church all of the shares of the Company’s common stock owned by Mr. Church, representing approximately 95% of our issued and outstanding shares. On March 16, 2015, we reincorporated as a Delaware corporation and changed our name to Boston Omaha Corporation and adopted new bylaws.

Alex B. Rozek and Adam K. Peterson serve as Co-Chief Executive Officers and have served as Co-Chairmen of the board of directors of the Company since early 2015. Mr. Brendan J. Keating was subsequently elected to our board of directors in February 2016 and Mr. Bradford B. Briner was elected to our board of directors in April 2016. Each of Mr. Frank H. Kenan II and Mr. Vishnu Srinivasan has agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ.

On June 18, 2015, we amended and restated our certificate of incorporation, effecting a 7:1 reverse stock split of our common stock effective as of June 18, 2015. We also created an additional series of our stock previously named Class A common stock and now named Class B common stock (the renaming of our classes of stock was accomplished through a charter amendment and restatement on May 25, 2017). Each share of Class B common stock is identical to the Class A common stock in liquidation, dividend and similar rights. The only differences between our Class A common stock and our Class B common stock is that each share of Class A common stock has one vote for each share held, while the Class B common stock has 10 votes for each share held and certain actions cannot be taken without the approval of the holders of the Class B common stock. There are currently 1,055,560 shares of our Class B common stock outstanding, which shares are owned in equal amounts by Boulderado and Magnolia.

Our Relationship with Magnolia and Boulderado

Magnolia and Boulderado, which, through their ownership of a majority of our Class A common stock and all of our Class B common stock, will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Adam K. Peterson, our Co-Chief Executive Officer and one of our directors, is a principal in Magnolia and Alex B. Rozek, our other Co-Chief Executive Officer and a director of the Company, is a principal in Boulderado. Following the completion of this offering, assuming the purchase of the Magnolia/Boulderado Shares, Magnolia and Boulderado will own all of our Class B common stock and approximately 64.9% and 8.1%, respectively, of our Class A common stock, or 60.5% and 7.6% of our Class A common stock if the underwriters exercise their option to purchase additional stock in full.

The interests of Magnolia and Boulderado may not coincide with the interests of other holders of our Class A common stock. Additionally, both Magnolia and Boulderado are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us.

Magnolia Capital Fund, L.P. is a private investment partnership in Omaha, Nebraska, which commenced operations in August 2014. Adam K. Peterson is the sole manager of The Magnolia Group, LLC, an investment adviser registered with the SEC. The Magnolia Group, LLC is the general partner and the manager of Magnolia Capital Fund, L.P. Boulderado Partners, LLC is a private investment partnership in Boston, Massachusetts, formed in June 2007. Alex B. Rozek is the Managing Member of Boulderado Group, LLC, the Management Company of Boulderado Partners, LLC.

See “Risk Factors—Risks Related to This Offering and Ownership of Our Class A common stock.”

Implications of Being a Controlled Company

As a result of the ownership of the Class B common stock from Boulderado and Magnolia, as well as their ownership of our Class A common stock and the voting agreement in place between Boulderado and Magnolia, we expect to be a “controlled company” within the meaning of the corporate governance standards of the NASDAQ on which we have been approved to list our shares and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, including:

∎	the requirement that a majority of our board of directors consist of independent directors;

∎	the requirement that we have director nominees selected or recommended for the board’s election, either by majority vote of only the independent directors or by a nominations committee comprised solely of independent directors, with a written charter or board resolution addressing the nominations process; and

∎	the requirement that we have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

See “Risk Factors—Risks Related to This Offering and Ownership of Our Class A common stock.”

Implications of Being An Emerging Growth Company

We qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

∎	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

∎	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, which we refer to as the “Sarbanes-Oxley Act;”

∎	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

∎	reduced disclosure about executive compensation arrangements; and

∎	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our Class A common stock less attractive as a result of our elections, which may result in a less active trading market for our Class A common stock and more volatility in our stock price.

We may take advantage of these provisions for up to five years or until such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company on the earlier of December 31, 2017 or when we have more than $1.0 billion in annual revenue, are deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,”) or issue more than $1.0 billion of non-convertible debt securities over a three-year period.

The Offering

Class A common stock offered by us	5,500,000 shares

Class A common stock to be outstanding after this offering	11,341,815 shares

Class B common stock outstanding before and after this offering	1,055,560 shares

Option to purchase additional shares	We have granted to the underwriters a 30-day option to purchase up to 825,000 additional shares of our Class A common stock at the public offering price less the underwriting discount and commissions.

Voting rights	Each share of our Class A common stock is entitled to one vote on all matters on which our stockholders vote. Each share of our Class B common stock, owned entirely by Magnolia and Boulderado, is entitled to 10 votes on all matters on which our stockholders vote.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and approximately $850,000 of estimated offering expenses, will be approximately $67.8 million, assuming the shares are offered at $13.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for (i) the funding of additional billboard acquisitions, (ii) increasing our reserves for insurance regulatory purposes, (iii) the expansion of our insurance activities through broadening the scope of our existing operations and acquisitions of additional insurance businesses, (iv) the consummation of additional minority investments in real estate management services and other businesses and (v) general corporate purposes. See “Use of Proceeds.”

Directed Share Program	At our request, the underwriters have reserved an amount up to 15% of the shares being offered by this prospectus (excluding the shares of Class A common stock that may be issued upon the underwriters’ exercise of their option to purchase additional shares), for sale at the public offering price to our directors, officers and employees and certain other persons associated with us, as designated by us.

The number of shares available for sale to the general public will be reduced to the extent that these individuals purchase all or a portion of the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. For further information regarding our directed share program, please see “Underwriting.”

Dividend policy	We do not intend to pay dividends for the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions, restrictions imposed by state insurance commissions with respect to payment of dividends, and other considerations that our board of directors deems relevant.

Proposed NASDAQ trading symbol	“BOMN”

Risk factors	For a discussion of risks relating to our company, our indebtedness, our business and an investment in our Class A common stock, see “Risk Factors” and all other information set forth in this prospectus before investing in our Class A common stock.

The number of shares of our Class A common stock and Class B common stock that will be outstanding immediately after this offering is based on 5,841,815 shares of Class A common stock and 1,055,560 shares of Class B common stock outstanding as of June 13, 2017. This calculation excludes 105,556 shares of Class B common stock issuable upon the exercise of warrants issued to Magnolia and Boulderado.

Unless otherwise indicated, all information in this prospectus reflects the amendment and restatement of our charter on May 25, 2017 renaming our common stock as our “Class A common stock” and renaming our Class A common stock as our “Class B common stock” and increasing the number of authorized shares of our common stock and reflects and assumes (i) no exercise of the underwriters’ option to purchase additional shares, and (ii) the purchase of all of the Magnolia/Boulderado Shares.

Magnolia and Boulderado, our two largest stockholders, have indicated an interest in purchasing an aggregate of $47.5 million of our Class A common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to Magnolia or Boulderado, and Magnolia or Boulderado may determine to purchase more, less or no shares in this offering.

Summary of Consolidated Historical and Pro Forma Financial and Other Data

The following tables summarize our consolidated historical and pro forma financial and other data and should be read together with “Selected Historical Financial Information,” “Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and our consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the summary balance sheet data as of December 31, 2016 and the consolidated statements of operations data for 2016 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the three months ended March 31, 2017 and March 31, 2016 and the selected consolidated balance sheet data as of March 31, 2017 have been derived from our unaudited consolidated interim financial information included elsewhere in this prospectus, which, in the opinion of our management, includes all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2017 are not necessarily indicative of the results that you should expect for the entire year ending December 31, 2017 or any other period.

Our consolidated financial statements for the year ended December 31, 2016 include the financial position, results of operations and cash flows of each of (i) JAG for the period from February 16, 2016 through December 31, 2016 and (ii) UC&S for the period from December 7 through December 31, 2016.

Each of the UC&S and JAG transactions had a material impact on our results of operations in 2016. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 gives pro forma effect to our acquisition of the operations of each of JAG and UC&S as if each occurred on January 1, 2016. The unaudited pro forma condensed combined and consolidated statement of operations is for informational purposes only and does not purport to represent what our results of operations would have been if the acquisitions of each of JAG and UC&S occurred on January 1, 2016 or what those results will be for future periods. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for the preparation of the unaudited pro forma condensed combined and consolidated results of operations will prove to be correct. See “Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations” for additional information.

	Three Months Ended March 31,		Years Ended December 31,
(dollars in thousands)	2016 (actual)	2017 (actual)	2015 (actual)	2016 (actual)	2016 (pro forma)
	(unaudited)
Statement of Operations Data
Revenue	$513	$1,870	$723	$3,844	$6,327
Costs of revenue (exclusive of depreciation and amortization)	191	678	230	1,266	1,943
Employees and professional fees	563	1,285	979	3,003	3,916
Depreciation and amortization	317	597	458	1,637	1,733
General and administrative expenses	236	410	163	1,076	1,451

Total operating costs and expense	1,307	2,970	1,830	6,982	9,043

Operating (loss)	(794)	(1,100)	(1,107)	(3,138)	(2,716)

Other income (expense), net	(44)	(8)	82	(27)	(27)
Interest expense	(2)	(2)	(22)	(8)	(9)

Total other income (expenses)	(46)	(10)	60	(35)	(36)

Pre-tax (loss)	(840)	(1,110)	(1,047)	(3,173)	(2,752)
Provision for income taxes	—	—	—	—	(110)

Net (loss)	$(840)	$(1,110)	$(1,047)	$(3,173)	$(2,862)

Other Data (at end of period):
Total number of billboard structures	351	491	39	363	—
States in which UC&S is authorized to issue surety insurance	9	14	9	9	—

	As of March 31,		As of December 31,
(in thousands)	2017	As adjusted(1)(2)	2015	2016
	(unaudited)
Balance Sheet Data (at end of period):
Cash and restricted cash	$24,473	$92,255	$13,189	$29,844
Total assets	64,472	132,254	23,785	65,652
Total liabilities	3,393	3,393	290	3,463
Total stockholders’ equity	61,079	128,861	23,495	62,189

(1)	Pro forma as adjusted amounts reflect the sale of 5,500,000 shares of Class A common stock by us in this offering and our receipt of the net proceeds therefrom at an assumed public offering price of $13.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

(2)	A $1.00 increase (decrease) in the assumed public offering price of $13.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity on a pro forma as adjusted basis by $5.1 million, assuming that the number of shares offering by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, a 1.0 million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) cash and cash equivalents, total assets and total stockholders’ equity on a pro forma as adjusted basis by $12.1 million, assuming the public offering price remains the same and after deducting the estimated underwriting discounts and commissions.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before investing in shares of our Class A common stock. If any of the following risks or uncertainties actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially adversely affected. Additional risks or uncertainties not currently known to us, or that we deem immaterial, may also have a material adverse effect on our business financial condition, results of operations or prospects. We cannot assure you that any of the events discussed in the risk factors below will not occur. In that case, the market price of our Class A common stock could decline and you may lose all or a part of your investment.

Risks Related to the Company and Our Business

We have incurred losses since inception and we anticipate that we will continue to incur losses for the foreseeable future.

We have incurred losses in each year since our formation in 2009. Our net loss for the fiscal years ended December 31, 2016 and 2015 was $3.2 million and $1.0 million, respectively. For the three months ended March 31, 2017, we incurred a net loss of $1.1 million (unaudited). We have funded our operations to date principally from the sale of securities. In addition, as we acquire other businesses, we incur ongoing depreciation and amortization charges, which are typically spread over several years, as well as the costs of completing such acquisitions, which are expensed as incurred. For these reasons, we may continue to incur significant losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital and we cannot assure you that we will be able to be successful in implementing our business strategy.

Our failure to successfully identify and complete future acquisitions of assets or businesses could reduce future potential earnings, available cash and slow our anticipated growth.

The acquisition of assets or businesses that we believe to be valuable to our business is an important component to our business strategy. Our experience acquiring companies has been relatively limited to date. We believe that a wide variety of acquisition opportunities may arise from time to time, and that any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages, including negotiations following the execution of nonbinding letters of intent. However, any such discussions, including the execution of nonbinding letters of intent, may not result in the consummation of an acquisition transaction, and we may not be able to identify or complete any acquisitions. The costs and benefits of future acquisitions are uncertain. In addition, the market and industry reception to our acquisitions, or lack thereof, may not be positive, and is out of our control. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our Class A common stock. If we identify appropriate acquisition targets, we may be unable to acquire businesses on terms that we consider acceptable due to a variety of factors, including competition from other strategic buyers or financial buyers, some of which may have more experience or more access to capital than we do.

Our business is capital intensive and any such transactions could involve the payment by us of a substantial amount of cash. We may need to raise additional capital through public or private debt or equity financings to execute our growth strategy and to fund acquisitions. Adequate sources of capital may not be available when needed on acceptable terms, or at all. If we raise additional capital by issuing additional equity securities, existing stockholders may be diluted. Acquisitions could also result in the incurrence of debt and contingent liabilities and fluctuations in quarterly results and expenses. If our capital resources are insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Any future acquisitions could present a number of risks, including the risk of using management time and resources to pursue acquisitions that are not successfully completed, the risk of incorrect assumptions regarding future results of acquired operations, and the risk of diversion of management’s attention from existing operations or other priorities. Acquisitions may never meet our expectations.

If we are unsuccessful in identifying and completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully.

We may have difficulty integrating the operations of companies or businesses that we may acquire and may incur substantial costs in connection therewith.

A significant component of our growth strategy is the acquisition of other operations. The process of integrating the operations of an acquired company may create unforeseen operating difficulties and expenditures. The key areas where we may face risks and uncertainties include:

∎	the need to implement or remediate appropriate controls, procedures and policies at companies that, prior to the acquisition, lacked these controls, procedures and policies;

∎	disruption of ongoing business, diversion of resources and of management time and focus from operating our business to acquisitions and integration challenges;

∎	our ability to achieve anticipated benefits of acquisitions by successfully marketing the service offerings of acquired businesses to our existing partners and customers, or by successfully marketing our existing service offerings to customers and partners of acquired businesses;

∎	the negative impact of acquisitions on our results of operations as a result of large one-time charges, substantial debt or liabilities acquired or incurred, litigation, amortization or write down of amounts related to deferred compensation, goodwill and other intangible assets, or adverse tax consequences, substantial depreciation or deferred compensation charges;

∎	the inability to generate sufficient revenue to offset acquisition costs;

∎	the need to ensure that we comply with all regulatory requirements in connection with and following the completion of acquisitions;

∎	the possibility of acquiring unknown or unanticipated contingencies or liabilities;

∎	retaining employees and clients and otherwise preserving the value of the assets of the businesses we acquire; and

∎	the need to integrate each acquired business’s accounting, information technology, human resource and other administrative systems to permit effective management.

In order to achieve the growth we seek, we may acquire numerous smaller market participants, which could require significant attention from management and increase risks, costs and uncertainties associated with integration.

The businesses and other assets we acquire in the future may not achieve sufficient revenue or profitability to justify our investment, and any difficulties we may encounter in the integration process could interfere with our operations and reduce operating margins. We may need to make substantial capital and operating expenditures which may negatively impact our results in the near term, and the acquisitions may never meet our expectations.

Some members of our senior management team have limited experience in the day-to-day operations of the industries in which our businesses operate.

Some members of our senior management team have limited experience with the day-to-day operation of companies in the outdoor billboard and insurance industries and may have limited experience in other industries and markets which we may choose to enter. Our management team relies on the knowledge and talent of the employees in our operating subsidiaries to successfully operate these businesses on a day-to-day basis. We may not be able to retain, hire or train personnel as quickly or efficiently as we need or on terms that are acceptable to us. An inability to efficiently operate our businesses would have a material adverse effect on our business, financial conditions, results of operations, and prospects.

Increased operating expenses associated with the expansion of our business may negatively impact our operating income.

Increased operating expenses associated with any expansion of our business may negatively impact our income as we, among other things:

∎	seek to acquire related businesses;

∎	expand geographically;

∎	make significant capital expenditures to support our ability to provide services in our existing businesses; and

∎	incur increased general and administrative expenses as we grow.

As a result of these factors, we may not achieve, sustain or increase our profitability on an ongoing basis.

We may need a significant amount of additional capital, which could substantially dilute your investment.

We may need significant additional capital in the future to continue our planned acquisitions. No assurance can be given that we will be able to obtain such funds upon favorable terms and conditions, if at all. Failure to do so could have a material adverse effect on our business. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell Class A common stock, convertible securities or other equity securities in one or more transactions that may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, and conversion and redemption rights, subject to applicable law, and at prices and in a manner we determine from time to time.

Such issuances and the exercise of any convertible securities will dilute the percentage ownership of our stockholders, and may affect the value of our capital stock and could adversely affect the rights of the holders of such stock, thereby reducing the value of such stock. Moreover, any exercise of convertible securities may adversely affect the terms upon which we will be able to obtain additional equity capital, since the holders of such convertible securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such convertible securities.

If we sell shares or other equity securities in one or more other transactions, or issue stock or stock options pursuant to any future employee equity incentive plan, investors may be materially diluted by such subsequent issuances.

We face intense competition, including competition from companies with significantly greater resources than us, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

Out-of-Home Advertising.    The outdoor billboard industry are highly competitive. There is a concentration in the ownership of billboards in the geographic markets in which we compete and significantly larger companies such as Clear Channel Outdoor Communications, OUTFRONT Media Inc. and Lamar Advertising Company, dominate the out-of-home advertising business.

Insurance Operations.    Our insurance business intends to operate in an environment that is highly competitive and very fragmented. We will likely compete with other global insurance and reinsurance providers, including but not limited to Travelers, Liberty Mutual, Zurich Insurance Group, Lloyds and CAN Insurance group, as well as numerous specialist, regional and local firms in almost every area of our surety business. Further, new competitors may regularly enter the market. Any additional industries or markets that we may enter through future acquisitions will also likely be occupied by established competitors. Many of our competitors have substantially greater financial, marketing, product development and human resources than we. Accordingly, even if there is a large market for our products and services in the industries in which we compete, there can be no assurance that our products and services will be purchased by consumers at a rate sufficient for us to achieve our growth objectives.

Our management recognizes that we will, therefore, be forced to compete primarily on the basis of price, location, performance, service, and other factors. Our management believes that our ability to achieve sustained profitability will depend primarily on our ability to consummate acquisitions of assets and businesses in competitive markets, skillfully allocate capital, and establish competitive advantages in each of our businesses. This approach requires that our management perform at a high level and is fraught with risks, many of which are beyond our control or ability to foresee.

Adverse economic conditions could negatively affect our results of operations and financial condition.

Our results of operations are sensitive to changes in overall economic conditions that impact consumer and commercial spending, including discretionary spending. Future economic conditions such as employment levels, business conditions, interest rates and tax rates could reduce our revenues. A general reduction in the level of business activity could adversely affect our financial condition and/or results of operations.

We may be unable to employ a sufficient number of key employees and other experienced or qualified workers.

The delivery of our services and products requires sales professionals and other personnel with substantial work experience in our lines of business. Workers may choose to pursue employment with our competitors or in fields that offer a more desirable work environment. Our ability to be productive and profitable will depend upon our ability to employ and retain workers with certain backgrounds and experience, such as experienced sales professionals and workers with substantial experience with insurance underwriting and risk and financial analysis. In addition, our ability to further expand our operations according to geographic demand for our services depends in part on our ability to relocate or increase the size of our qualified and experienced labor force. The demand for experienced workers in our areas of operations can be high, the supply may be limited and we may be unable to relocate our employees from areas of lower utilization to areas of higher demand. A significant increase in the wages paid by competing employers could result in a reduction of our workers with required experience, increases in the wage rates that we must pay, or both. Further, a significant decrease in the wages paid by us or our competitors as a result of reduced industry demand could result in a reduction of the available pool of qualified and experienced individuals, and there is no assurance that the availability of such qualified and experienced labor will improve following a subsequent increase in demand for our services or an increase in wage rates. If any of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

We are heavily reliant upon our executive management team.

We depend heavily on the efforts and services of our executive officers and other members of our management team to manage our operations, including our Co-Chief Executive Officers. The unexpected loss or unavailability of key members of management may have a material adverse effect on our business, financial condition, results of operations, or prospects. Although our Co-Chief Executive Officers devote significant time to us and are highly active in our management, they do not devote their full time and attention to us. Each of our Co-Chief Executive Officers devotes on average 40 hours per week to our business. Among other commitments, our Co-Chief Executive Officers are each managing members of separate investment management entities and are not obligated to devote any specific number of hours to our affairs. These two key employees may not be able to dedicate adequate time to our businesses and operations, and we could experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations. In addition, these key employees’ other responsibilities could cause conflicts of interest with us.

Our executive officers and directors may experience a conflict of interest between their duties to us and to affiliated parties.

Our Co-Chief Executive Officers, Adam K. Peterson and Alex B. Rozek, are each managing members of separate investment management entities, which are our two largest stockholders. While we have deemed that the outside business endeavors of our management team do not currently constitute a conflict of interest, it is possible that a conflict of interest could arise between the performance of our executive management team and their roles as managing members of entities which together own a majority of our outstanding capital stock. These conflicts may not be resolved in our favor. Such conflicts of interest could have a material adverse effect on our business and operations. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. We have the authority to engage various contracting parties, which may be affiliates of ours or of our directors. As such, our directors may have a conflict of interest between their fiduciary duties to manage the business for our benefit and our stockholders and their direct and indirect affiliates’ interests in establishing and maintaining relationships with us and in obtaining compensation for services rendered to us. With respect to such affiliates, there may be an absence of arms’ length negotiations with respect to the terms, conditions and consideration with respect to goods and services provided to or by us. In addition, we have made minority investments totaling $360,000 in Logic Real Estate Companies, LLC, a Delaware limited liability company, which we refer to as “Logic.” Brendan J. Keating, who is one of our directors, is the Manager of Logic.

Natural disasters and disruptions and other extraordinary events could disrupt our business and increase our expenses.

A natural disaster or an act of terrorism could cause substantial delays in our operations, damage or destroy our equipment or facilities and cause us to incur additional expenses and lose revenue. The occurrence of such extraordinary events may impact our properties specifically or the economy generally, and may substantially decrease the use of and demand for advertising, the market for insurance or negatively impact other areas of our business. The occurrence of future terrorist attacks, severe weather conditions, military actions, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to cause local or nationwide disruptions of commercial activities, which may expose us to substantial liabilities, decrease our revenues or increase our expenses. The insurance we maintain against natural disasters may not be adequate to cover our losses in any particular case, which would require us to expend significant resources to replace any destroyed assets, thereby materially and adversely affecting our financial condition and prospects.

Governmental regulations could adversely affect our business, financial condition, results of operations and prospects.

Out-of-Home Advertising.    Our billboard businesses are regulated by governmental authorities in the jurisdictions in which we operate. These regulations could limit our growth by putting constraints on the number, location and timing of billboards we wish to erect. New regulations and changes to existing regulations may also curtail our ability to expand our billboard business and adversely affect us by reducing our revenues or increasing our operating expenses. For example, settlements between major tobacco companies and all U.S. states and certain U.S. territories include a ban on the outdoor advertising of tobacco products. Alcohol products and other products may be future targets of advertising bans, and legislation, litigation or out-of-court settlements may result in the implementation of additional advertising restrictions that impact our business. Any significant reduction in alcohol-related advertising or the advertising of other products due to content-related restrictions could negatively impact our revenues generated from such businesses and cause an increase in the existing inventory of available outdoor billboard space throughout the industry.

Insurance Operations.    We will also be subject to maintaining compliance within the highly regulated insurance industry as we continue our pursuit of opportunities in that market, including the maintenance of certain levels of operating capital and reserves. Generally, the extensive regulations are designed to benefit or protect policyholders, rather than our investors, or to reduce systemic financial risk. Failure to comply with these regulations could lead to disciplinary action, the imposition of penalties and the revocation of our authorization to operate in the insurance industry. Changes to the regulatory environment in the insurance industry may cause us to adjust our views or practices regarding regulatory risk management, and necessitate changes to our operations that may limit our growth or have an adverse impact on our business.

In addition, certain of the other new markets and industries that we may choose to enter may be regulated by a variety of federal, state and local agencies.

We may not be successful in obtaining authority to issue surety insurance in all states.

Subsequent to our acquisition of UC&S in December 2016, we commenced a process to seek approval to expand UC&S’s authority to issue surety insurance from the nine states in which it was then authorized to all 50 states and the District of Columbia. As of June 13, 2017, UC&S is now authorized to issue surety insurance in 33 states and the District of Columbia. We have completed the process of applications for approval to issue surety insurance in all 50 states and it is possible that certain states (including significant states such as California) may not grant us authority to issue insurance, may delay the grant of any approval, may restrict the types of surety insurance we may issue, may add additional terms and conditions on our ability to issue insurance which might affect our ability to compete with other insurance carriers, or may otherwise adversely impact the profitability of any insurance products we might issue.

We are subject to extensive insurance regulation, which may adversely affect our ability to achieve our business objectives. In addition, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

Our insurance subsidiary, UC&S, is subject to extensive regulation in Massachusetts, its state of domicile, and to a lesser degree, the other states in which it operates. Most insurance regulations are designed to protect the interests of insurance policyholders, as opposed to the interests of investors or stockholders. These regulations generally are administered by a department of insurance in each state and relate to, among other things, authorizations to write excess and surplus lines of business, capital and surplus requirements, investment and underwriting limitations, affiliate transactions, dividend limitations, changes in control, solvency and a variety of other financial and non-financial aspects of our business. Significant changes in these laws and regulations could further limit our discretion or make it more expensive to conduct our business. State insurance regulators also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may impose timing and expense constraints that could adversely affect our ability to achieve some or all of our business objectives.

In addition, state insurance regulators have broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, where there is uncertainty as to applicability, we follow practices based on our interpretations of regulations or practices that we believe generally to be followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, state insurance regulators could preclude or temporarily suspend us from carrying on some or all of our activities or could otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could interfere with our operations and require us to bear additional costs of compliance, which could adversely affect our ability to operate our business.

The NAIC has adopted a system to test the adequacy of capital of insurance companies, known as “risk-based capital.” The Risk-Based Capital Formula establishes the minimum amount of capital necessary for a company to support its overall business operations. It identifies property and casualty insurers that may be inadequately capitalized by looking at three major areas: 1) Asset Risk; 2) Underwriting Risk; and 3) Other Risk. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation or liquidation. Failure to maintain our risk-based capital at the required levels could adversely affect the ability of our insurance subsidiary to maintain regulatory authority to conduct our business. Also, failure to maintain our U.S. Treasury Department listing or our AM Best A– (“Excellent”) rating would significantly impact our ability to operate effectively in the surety markets.

Because we are a holding company and a significant portion of our operations are conducted by our UC&S insurance subsidiary, our ability to pay dividends may depend on our ability to obtain cash dividends or other permitted payments from our insurance subsidiary.

Because we are a holding company with no business operations of our own, our ability to pay dividends to stockholders will likely depend in significant part on dividends and other distributions from our subsidiaries, including our insurance subsidiary, UC&S. State insurance laws, including the laws of Massachusetts, restrict the ability of UC&S to declare stockholder dividends. State insurance regulators require insurance companies to maintain specified levels of statutory capital and surplus. Consequently, the maximum dividend distribution is limited by Massachusetts law. State insurance regulators have broad powers to prevent the reduction of statutory surplus to inadequate levels, and there is no assurance that dividends up to the maximum amounts calculated under any applicable formula would be permitted. Moreover, state insurance regulators that have jurisdiction over the payment of dividends by our insurance subsidiary may in the future adopt statutory provisions more restrictive than those currently in effect. UC&S may only declare and pay dividends to us after all of UC&S’s obligations and regulatory requirements with the Massachusetts Division of Insurance have been satisfied. During any twelve-month period, the amount of dividends paid by UC&S to us, without the prior approval of the Massachusetts Division of Insurance, may not exceed the greater of 10% of UC&S’s surplus as reported on its most recent annual statement filed with the Massachusetts Division of Insurance or UC&S’s statutory net income as reported on such statement.

The declaration and payment of future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend on many factors. See “Dividend Policy.”

We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.

We use reinsurance to help manage our exposure to insurance risks. Reinsurance is a practice whereby one insurer, called the reinsurer, agrees to indemnify another insurer, called the ceding insurer, for all or part of the potential liability arising from one or more insurance policies issued by the ceding insurer. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. In addition, reinsurance programs are generally subject to renewal on an annual basis. We may not be able to obtain reinsurance on acceptable terms or from entities with satisfactory creditworthiness. If we are unable to obtain new reinsurance facilities or to renew expiring facilities, our net exposures would increase. In such event, if we are unwilling to bear an increase in our net exposure, we would have to reduce the level of our underwriting commitments, which would reduce our revenues.

Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the reinsurance contracts. For example, many reinsurance policies now exclude coverage of terrorism. As a result, we, like other direct insurance companies, write insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose us to greater risk and greater potential losses.

Our efforts to expand our UC&S insurance business to a nationwide insurance company may create both short-term and long-term constraints on our UC&S operations.

Our UC&S insurance team is currently limited in size. As we seek to expand our UC&S operations to all 50 states and the District of Columbia, our UC&S team’s limited size may create near-term constraints on our ability to quickly obtain approvals to operate in all states while simultaneously managing our day-to-day operations. While we anticipate our licensing activities will be completed by the end of 2017, we believe expanding our operations nationwide may create additional burdens on our UC&S personnel as we manage potentially significantly larger operations. As a result, we anticipate we will need to hire additional personnel to assist the current management team in our expanded surety insurance operations, and we may not be successful in identifying and hiring qualified personnel on a timely basis, if at all.

Our insurance employees could take excessive risks, which could negatively affect our financial condition and business.

As a business which anticipates it will derive a significant portion of its business from the sale of surety and other insurance products, we are in the business of binding certain risks. The employees who conduct our business, including executive officers and other members of management, underwriters, product managers and other employees, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining which business opportunities to pursue and other decisions. We endeavor, in the design and implementation of our compensation programs and practices, to avoid giving our employees incentives to take excessive risks. Employees may, however, take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor employees’ business decisions and prevent them from taking excessive risks, these controls and procedures may not be effective. If our employees take excessive risks, the impact of those risks could have a material adverse effect on our financial condition and business operations.

If actual insurance claims exceed our claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, our financial results could be materially and adversely affected.

As we grow our insurance operations, we will be establishing claims and claims adjustment expense reserves. These reserves will not represent an exact calculation of liability, but instead will represent management estimates of what the ultimate settlement and administration of claims will cost, generally utilizing actuarial expertise and projection techniques, at a given accounting date.

The process of estimating claims and claim adjustment expense reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as: changes in claims handling procedures; adverse changes in loss cost trends, including inflationary pressures; economic conditions including general inflation; legal trends and legislative changes; and varying judgments and viewpoints of the individuals involved in the estimation process, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses will be difficult to estimate. We also expect that claims and claim adjustment expense reserve estimation difficulties will also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer).

The estimation of claims and claim adjustment expense reserves may also be more difficult during times of adverse or uncertain economic conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures and/or losses, reduced maintenance of insured properties, increased frequency of small claims or delays in the reporting of claims.

We will attempt to consider all significant facts and circumstances known at the time claims and claim adjustment expense reserves are established or reviewed. Due to the recent acquisition of our insurance subsidiary and the inherent uncertainty underlying claims and claim adjustment expense reserve estimates, the final resolution of the estimated liability for claims and claim adjustment expenses will likely be higher or lower than the related claims and claim adjustment expense reserves at the reporting date. Therefore, actual paid losses in the future may yield a materially different amount than will be currently reserved.

Because of the uncertainties set forth above, additional liabilities resulting from an accumulation of insured events, may exceed the current related reserves. In addition, our estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could materially and adversely affect our results of operations and/or our financial position.

Our efforts to develop new insurance products or expand in targeted markets may not be successful and may create enhanced risks.

A number of our planned business initiatives in the insurance markets we intend to serve will involve developing new products or expanding existing products in targeted markets. This includes the following efforts, from time to time, to protect or grow market share:

∎	We may develop products that insure risks we have not previously insured, contain new coverage or coverage terms or contain different commission terms.

∎	We may refine our underwriting processes.

∎	We may seek to expand distribution channels.

∎	We may focus on geographic markets within or outside of the United States where we have had relatively little or no market share.

We may not be successful in introducing new products or expanding in targeted markets and, even if we are successful, these efforts may create enhanced risks. Among other risks:

∎	Demand for new products or in new markets may not meet our expectations.

∎	To the extent we are able to market new products or expand in new markets, our risk exposures may change, and the data and models we use to manage such exposures may not be as sophisticated or effective as those we use in existing markets or with existing products. This, in turn, could lead to losses in excess of our expectations.

∎	Models underlying underwriting and pricing decisions may not be effective.

∎	Efforts to develop new products or markets have the potential to create or increase distribution channel conflict.

∎	To develop new products or markets, we may need to make substantial capital and operating expenditures, which may also negatively impact results in the near term.

If our efforts to develop new products or expand in targeted markets are not successful, our results of operations could be materially and adversely affected.

We may lack operational control over certain companies in which we invest.

We have made, and may continue to make, certain strategic investments in various businesses without acquiring all or a majority ownership stake in those businesses. To the extent that such investments represent a minority or passive stake in any business, we may have little to no participation, input or control over the management, policies, and operations of such business. Further, we may lack sufficient ownership of voting securities to impact, without the vote of additional equity holders, any matters submitted to stockholders or members of such business for a vote.

There is inherent risk in making minority equity investments in companies over which we have little to no control. Without control of the management and decision-making of these businesses, we cannot control their direction, strategy, policies and business plans, and we may be powerless to improve any declines in their performance, operating results and financial condition. If any company in which we are a minority investor suffers adverse effects, it may not be able to continue as a going business concern, and we may lose our entire investment.

Our unaudited pro forma condensed combined and consolidated financial information may not be representative of our future results.

The pro forma financial information included in this prospectus is derived from our consolidated financial statements and the historical financial statements of JAG and UC&S prior to our acquisition of these businesses and does not purport to be indicative of the financial information that will result from our future operations. The pro forma financial information presented in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this prospectus does not purport to be indicative of what our results of operations and financial condition would have been had we and these acquired businesses been a combined entity during the period presented, or what our results of operations and financial condition will be in the future. The challenges associated with integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by other companies following business combinations.

Cash and cash equivalents represent one of our largest assets, and we may be at risk of being uninsured for a large portion of such assets.

A very significant portion of our assets is currently held in cash at a few banking institutions. As a result, a significant portion of our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation, which we refer to as “FDIC,” insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to comply with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to implement and maintain an effective system of internal controls.

We currently lack a formal risk assessment process and monitoring structure necessary to maintain adequate internal controls over our financial reporting. While we are working to remedy this situation, our internal controls over our financial reporting are not effective. This raises a reasonable possibility that a material misstatement of our annual or interim financial statements may not be timely prevented or detected, and should therefore be considered a material weakness in our internal control over financial reporting until such time as such processes are fully implemented.

As directed by Section 404 of the Sarbanes-Oxley Act, the Securities and Exchange Commission, which we refer to as the “SEC,” adopted rules requiring public companies to include a report that contains an assessment by management on their internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. We are a smaller reporting company not currently subject to having our outside auditors attest to our internal controls. When we do become subject to these requirements, if our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management’s assessment and not provide an attestation report on our internal control over financial reporting, or they may provide an adverse opinion on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to adequately implement our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Risks Related to this Offering and Ownership of our Class A Common Stock

Investors should not rely on the accuracy of forward-looking statements made by us.

To the extent that we or any of our officers were to provide any forward-looking statements to investors in this offering, investors must recognize that any such forward-looking statements are based upon assumptions and estimates. We cannot make any representations as to the accuracy and reasonableness of such assumptions or the forward-looking statements based thereon. The validity and accuracy of those forward-looking statements will depend in large part on future events that we cannot foresee, and may or may not prove to be correct. Consequently, there can be no assurance that our actual operating results will correspond to any of the forward-looking statements. Accordingly, an investment in our Class A common stock should not be made in reliance on forward-looking statements provided by us.

We expect that our stock price will fluctuate significantly and investors may not be able to resell their shares at or above the public offering price.

The trading price of our Class A common stock following this offering may be highly volatile and could be subject to wide fluctuations in response to various factors, many of which are beyond our control. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Class A common stock at or above the public offering price. The market price for our Class A common stock may be influenced by many factors, many of which are out of our control, including those discussed in this “Risk Factors” section and elsewhere in this prospectus and the following:

∎	our operating and financial performance and prospects;

∎	success of competitive products or services;

∎	regulatory or legal developments in the United States, especially changes in laws or regulations applicable to our products and services;

∎	additions or departures of key management personnel;

∎	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

∎	introductions or announcements of new products offered by us or significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors and the timing of such introductions or announcements;

∎	our ability to effectively manage our growth;

∎	our quarterly or annual earnings or those of other companies in the industries in which we participate;

∎	actual or anticipated changes in estimates to or projections of financial results, development timelines or recommendations by securities analysts;

∎	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

∎	the public’s potential adverse reaction to our intention not to publish any guidance with respect to future earnings;

∎	the public’s reaction to our press releases, other public announcements or our competitors’ businesses;

∎	market conditions in the billboard, insurance, real estate and other sectors in which we may operate as well as general economic conditions;

∎	our ability or inability to raise additional capital through the issuance of equity or debt or other arrangements and the terms on which we raise it;

∎	trading volume of our Class A common stock;

∎	changes in accounting standards, policies, guidance or principles;

∎	significant lawsuits, including stockholder litigation; and

∎	general economic, industry and market conditions, including those resulting from natural disasters, severe weather events, terrorist attacks and responses to such events.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Class A common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our operating performance.

In several recent situations when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

We expect to be a “controlled company” within the meaning of the NASDAQ rules following this offering and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of this offering, Magnolia and Boulderado will control a majority of our outstanding Class A common stock and, through their ownership of our Class B common stock (which is entitled to 10 votes per share, while the Class A common stock is entitled to one vote per share), will control a majority of all voting. As a result, we expect to be a “controlled company” within the meaning of the NASDAQ rules. Under the NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

∎	the requirement that a majority of our board of directors consist of independent directors;

∎	the requirement that we have director nominees selected or recommended for the board’s selection, either by a majority vote of only the independent directors or by a nominations committee comprised solely of independent directors, with a written charter or board resolution addressing the nominations process; and

∎	the requirement that we have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements and this may make our Class A common stock less attractive to investors.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Class A common stock less attractive to investors.

We are currently a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. In the event that we are still considered a “smaller reporting company” at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to an “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of

Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

∎	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

∎	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

∎	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

∎	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering in 2012 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure in this prospectus.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Our qualification as an emerging growth company ends on December 31, 2017.

We cannot predict if investors will find our Class A common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

Provisions in our charter documents and Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control that some stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Class A common stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class A common stock, possibly depressing the market price of our Class A common stock.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace members of our management team.

Our board of directors is authorized to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors. Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance or fixed by resolution without further action by the stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of preferred stock could diminish the rights of holders of our common stock, and, therefore, could reduce the value of our common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could delay, discourage, prevent or make it more difficult or costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

An active trading market for our Class A common stock may not develop.

Prior to this offering, there has been no active trading market for our Class A common stock and an active trading market for our shares may never develop or be sustained following this offering. We have experienced only very limited trading of our securities on the OTCQX prior to this offering. The initial price to the public for our Class A common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our Class A common stock after this offering. The lack of an active market may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the market value of their shares and may impair our ability to raise capital.

We will continue to incur increased costs as a result of operating as a public company in the United States.

As a public company in the United States, we have incurred and will continue to incur significant legal, accounting, insurance and other expenses, including costs associated with U.S. public company reporting requirements. We will also incur costs associated with listing requirements, the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by U.S. public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations would increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

If a substantial number of shares of our Class A common stock becomes available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.

If our current stockholders sell substantial amounts of our Class A common stock in the public market following this offering, the market price of our Class A common stock could decrease. The perception in the public market that our current stockholders might sell shares of Class A common stock could also create a perceived overhang and depress our market price. Upon completion of this offering, we will have 11,341,815 shares of Class A common stock outstanding of which 8,274,345 shares will be held by our two largest current stockholders. Prior to this offering, we and our two largest stockholders, our directors and officers will have agreed with the underwriters to a “lock-up” period, meaning that such parties may not, subject to certain exceptions, sell any of their 4,665,499 shares of our Class A common stock outstanding prior to this offering without the prior written consent of representatives of the underwriters for at least 180 days after the date of this prospectus, while 1,176,316 shares of our current Class A common stock will not be subject to a “lock up” period and may be resold in the public market immediately following this offering. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our Class A common stock in connection with the acquisition, merger or joint venture with another entity during the 180-day restricted period after the date of this prospectus. In addition, all of the shares of Class A common stock held by our existing stockholders are “restricted securities” as defined in Rule 144 under the Securities Act, which we refer to as “Rule 144,” as described in “Shares Eligible for Future Sale.” When the lock-up agreements expire, these shares will become eligible for sale, in some cases subject to the requirements of Rule 144.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Class A common stock, the market price of our Class A common stock could decline.

The trading market for our Class A common stock likely will be influenced by the research and reports that equity and debt research analysts publish about the industry, us and our business. The market price of our Class A common stock could decline if one or more securities analysts downgrade our shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our shares, the market price of our Class A common stock would likely decline.

Our two principal stockholders currently control all voting matters brought before our stockholders, account for two of the votes on our board of directors, and certain actions by our board of directors cannot be taken without the consent of these two directors.

Our board of directors, which currently consists of the two directors appointed by the holders of the Company’s Class B common stock voting as a separate class and two additional directors, approves our annual budget, compensation matters, and major agreements. Currently, our two largest stockholders, Boulderado and Magnolia, collectively own all of our Class B common stock and a majority of our Class A common stock, and will continue to own all of the outstanding Class B common stock and a majority of the outstanding Class A common stock following the completion of the offering. On its own, Magnolia now owns and may continue to own a majority of our outstanding capital stock upon completion of the offering. Moreover, it is possible that Boulderado and Magnolia may increase their ownership in us if we sell additional shares of stock to them in connection with any future capital raise we may conduct. Also, each share of Class B common stock is entitled to cast 10 votes for all matters on which our stockholders vote, while each share of Class A common stock is entitled to cast only one vote. For the foreseeable future, the two principal stockholders will likely continue to control virtually all matters submitted to stockholders for a vote; may elect all of our directors; and, as a result, may control our management, policies, and operations. Our other stockholders will not have voting control over our actions, including the determination of other industries and markets that we may enter.

The interests of Magnolia and Boulderado may not coincide with the interests of other holders of our Class A common stock. Magnolia and Boulderado are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Magnolia and Boulderado may also pursue, for their own managers or members’ accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as each of the two principal stockholders continue to own our Class B common stock or a majority of our outstanding Class A common stock, they will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Certain actions cannot be taken without the approval of our principal stockholders due to their ownership of Class B common stock.

Magnolia and Boulderado, the holders of record of the shares of Class B common stock, exclusively and as a separate class, are entitled to elect two directors to our board of directors, which we refer to as the “Class B Directors,” which number of Class B Directors may be reduced pursuant to the terms and conditions of the Amended and Restated Voting and First Refusal Agreement between Boulderado and Magnolia. Any Class B Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class B common stock exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

At any time when shares of Class B common stock are outstanding, we may not, without the affirmative vote of all of the Class B Directors:

∎	Amend, alter or otherwise change the rights, preferences or privileges of the Class B common stock, or amend, alter or repeal any provision of our certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the Class B common stock.

∎	Liquidate, dissolve or wind-up our business, effect any merger or consolidation or any other deemed liquidation event or consent to any of the foregoing.

∎	Create, or authorize the creation of, or issue or issue additional shares of Class B common stock, or increase the authorized number of shares of any additional class or series of capital stock.

∎	Increase or decrease the authorized number of directors constituting the board of directors.

∎	Hire, terminate, change the compensation of, or amend the employment agreements of, our executive officers.

∎	Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of our capital stock.

∎	Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, if our aggregate indebtedness for borrowed money following such action would exceed $10,000, or guarantee, any indebtedness except for our own trade accounts arising in the ordinary course of business.

∎	Make, or permit any subsidiary to make, any loan or advance outside of the ordinary course of business to any employee or director.

∎	Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by us or permit any direct or indirect subsidiary to sell, lease, or otherwise dispose of all or substantially all of the assets of any subsidiary.

∎	Change our principal business, enter new lines of business, or exit the current line of business.

∎	Enter into any agreement involving the payment, contribution, or assignment by us or to us of money or assets greater than $10,000.

∎	Enter into or be a party to any transaction outside of the ordinary course of business with any our directors, officers, or employees or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act of any such person or entity.

∎	Acquire, by merger, stock purchase, asset purchase or otherwise, any material assets or securities of any other corporation, partnership or other entity.

Our board of directors is not composed of a majority of independent directors, which poses a significant risk for us from a corporate governance perspective.

Our co-chief executive officers serve as two of our directors. A third director is the principal of a real estate brokerage and management company, in which we currently have a 30% ownership interest and a separate real estate entity in which we own a 15% equity interest, and is also trustee of a trust which owns shares of our Class A common stock. Our directors and executive officers are required to make interested party decisions, such as the approval of related party transactions, their level of compensation, and oversight of our accounting function. Our two majority stockholders also exercise control over all matters requiring stockholder approval, including the nomination of directors and the approval of significant corporate transactions. We have chosen not to implement various corporate governance measures at this time, the absence of which may cause stockholders to have more limited protections against transactions implemented by our board of directors, conflicts of interest and similar matters. Stockholders should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Delaware law and certain provisions in our certificate of incorporation and bylaws may prevent efforts by our stockholders to change the direction or management of the Company.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation, as amended, and bylaws contain provisions that may make the acquisition of the Company more difficult, including, but not limited to, the following:

∎	setting forth specific procedures regarding how our stockholders may nominate directors for election at stockholder meetings;

∎	permitting our board of directors to issue preferred stock without stockholder approval; and

∎	limiting the rights of stockholders to amend our bylaws.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

Because we do not intend to pay dividends for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

We do not intend to pay dividends for the foreseeable future, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may, in its discretion, modify or repeal our dividend policy. The declaration and payment of dividends depends on various factors, including: our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

In addition, under the Delaware General Corporate Law, which we refer to as the “DGCL,” our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If we are, or were, a U.S. real property holding corporation, non-U.S. holders of our Class A common stock could be subject to U.S. federal income tax on the gain from its sale, exchange or other disposition.

If we are or ever have been a U.S. real property holding corporation, which we refer to as “USRPHC,” under the Foreign Investment Real Property Tax Act of 1980, as amended, which we refer to as “FIRPTA,” and applicable United States Treasury regulations, which we collectively refer to as the “FIRPTA Rules,” unless an exception applies, certain non-U.S. investors in our Class A common stock would be subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of shares of our Class A common stock, and such non-U.S. investor would be required to file a United States federal income tax return. In addition, the purchaser of such Class A common stock would be required to withhold from the purchase price an amount equal to 10% of the purchase price and remit such amount to the U.S. Internal Revenue Service.

In general, under the FIRPTA Rules, a company is a USRPHC if its interests in U.S. real property comprise at least 50% of the fair market value of its assets. If we are or were a USRPHC, so long as our Class A common stock is “regularly traded on an established securities market” (as defined under the FIRPTA Rules), a non-U.S. holder who, actually or constructively, holds or held no more than 5% of our Class A common stock is not subject to U.S. federal income tax on the gain from the sale, exchange or other disposition of our common stock under FIRPTA. In addition, other interests in equity of a USRPHC may qualify for this exception if, on the date such interest was acquired, such interests had a fair market value no greater than the fair market value on that date of 5% of our Class A common stock. Any of our Class A common stockholders that are non-U.S. persons should consult their tax advisors to determine the consequences of investing in our Class A common stock.

If you purchase shares of Class A common stock sold in this offering, you will experience immediate and substantial dilution.

Our existing stockholders have paid substantially less than the public offering price of our Class A common stock. The public offering price of our Class A common stock will be substantially higher than the tangible book value per share of our outstanding Class A common stock. Assuming a public offering price of $13.00 per share, the midpoint of the range on the cover of this prospectus, purchasers of our Class A common stock will effectively incur dilution of $4.56 per share in the net tangible book value of their purchased shares. The shares of our Class A common stock owned by existing stockholders will receive a material decrease in the net tangible book value per share. You may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of a liquidation. See “Dilution.”

You may be diluted by the future issuance of additional Class A common stock in connection with acquisitions or otherwise.

After this offering, we will have 7,497,069 (assuming no exercise of the underwriters’ option to purchase additional shares) shares of Class A common stock authorized but unissued under our certificate of incorporation. We will be authorized to issue these shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for consideration and on terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Any Class A common stock that we issue would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

In the future, we may also issue our securities, including shares of our common stock, in connection with investments or acquisitions. We regularly evaluate potential acquisition opportunities, including ones that would be significant to us. We cannot predict the timing of any contemplated transactions, and none are currently probable, but any pending transaction could be entered into as soon as shortly after the closing of this offering. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Our authorized preferred stock exposes holders of our Class A common stock to certain risks.

Our certificate of incorporation, as amended, authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share. The authorized but un-issued preferred stock constitutes what is commonly referred to as “blank check” preferred stock. This type of preferred stock may be issued by the board of directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but un-issued shares of preferred stock, designated by resolution of the board of directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to Class A common stock, including conversion price, and (vi) voting rights. Such preferred stock may provide our board of directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our Class A common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this offering, no shares of preferred stock have been issued.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may,” “should,” “expect,” “believe,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements contained in this prospectus speak only as of the date on which we make them and are based upon our historical performance and on current plans, estimates and expectations. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

∎	the competitive nature of the industries in which we conduct our business;

∎	general business and economic conditions;

∎	demand for services in our industries;

∎	our ability to acquire suitable businesses;

∎	our ability to successfully integrate acquired businesses;

∎	business strategy;

∎	pricing pressures and competitive factors;

∎	the effect of a loss of, or financial distress of, any reinsurance company which we rely on for our insurance operations;

∎	our ability to obtain or renew customer contracts;

∎	the market price and availability of materials or equipment;

∎	increased costs as the result of being a public company;

∎	our relationship with Magnolia and Boulderado;

∎	the diversion of management’s attention and other disruptions associated with potential future acquisitions;

∎	future capital expenditures;

∎	our ability to fund our future operations;

∎	technology;

∎	our analysis of market and economic opportunities in the industries we operate;

∎	financial strategy, liquidity, capital required for our ongoing operations and acquisitions, and our ability to raise additional capital;

∎	ability to obtain permits, approvals and authorizations from governmental and third parties, and the effects of government regulation;

∎	dividends;

∎	our history of losses and ability to maintain profitability in the future;

∎	future operating results; and

∎	plans, objectives, expectations and intentions.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $67.8 million, assuming that the Class A common stock is offered at $13.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions of $2,867,500 and approximately $850,000 of our estimated expenses related to this offering (or approximately $3,628,500 of underwriting discounts and commissions and $900,000 of our estimated expenses if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering as follows:

∎	Funding future billboard acquisitions. We regularly consider possible acquisitions in out-of-home advertising. Our strategy is to continue to make acquisitions in this business sector at least consistent with the level of acquisitions conducted during the prior 24 months in which we completed 10 acquisitions and one exchange for a total purchase price of $28,879,774. We anticipate that many of these acquisitions will be of smaller to medium-sized billboard operations, consistent with our prior acquisitions.

∎	Expanding our insurance activities. We expect to increase capital reserves to levels we anticipate may be needed in the next 24 months to expand the scope of our current surety insurance and related brokerage operations as we seek to expand our ability to conduct business in other states and expand the size of our surety insurance services. To date, we have focused our efforts in the surety insurance field by acquiring both Warnock and by completing last December the acquisition of UC&S, a Treasury Listed, AM Best A-(“Excellent”) rated surety insurance company. Since the acquisition of UC&S, we have increased the number of states in which UC&S is authorized to issue surety insurance from 9 to 33 and the District of Columbia and we currently have pending applications with the 17 remaining states in which we have not yet received authority to conduct business. Since January 1, 2017, we have utilized $2.75 million of our capital to increase our capital reserves as requested by state regulators. In addition, we have expended approximately $100,000 in state filing fees with respect to such applications. We may also consider making acquisitions in other insurance lines. We anticipate that any such acquisitions would be of insurance businesses similar in many respects to surety, including but not limited to high volume and low policy limit insurance businesses. In addition, we may seek opportunities to further expand our distribution capabilities in serving as a broker selling surety and other insurance products.

∎	Expanding our investments in real estate management businesses. We also expect to expand our investments in real estate management businesses. During the prior 18 months, we made investments totaling $994,398.

∎	Acquisition of other businesses. We may also consider acquisitions of businesses other than those involved in billboards, surety insurance and real estate management. In considering any such acquisition, our strategy is to acquire businesses with durable revenues and cash flow and that will produce an acceptable return on invested capital over time.

We intend to use any remaining proceeds for general corporate purposes, which may include capital expenditures and other working capital needs. We believe opportunities may exist from time to time to expand our current business through acquisitions of companies in either of our existing business lines or in future unrelated businesses which we may wish to pursue. While we have no current agreements, commitments or understandings for any specific acquisitions at this time, we may use a portion of the net proceeds for these purposes.

Based on our current plans, we believe our cash, cash equivalents and short-term investments, together with the net proceeds to us from this offering and the anticipated cash flows generated from our existing businesses, will be sufficient to fund our operations for at least the next 12 months.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions and numerous factors, including the factors described under “Risk Factors.” As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the use of these proceeds may vary significantly depending on numerous factors, including the progress of our expansion efforts and acquisition activities, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of investment-grade, short-term, interest-bearing securities.

A $1.00 increase (decrease) in the assumed public offering price of $13.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $5,115,000, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming that the underwriters’ option to purchase additional shares is not exercised and no other change to the number of shares offered by us as set forth on the cover page of this prospectus. Similarly, a 1.0 million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $12.1 million, assuming the public offering price remains the same and after deducting the estimated underwriting discounts and commissions.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A common stock, and we currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay dividends for the foreseeable future. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, opportunity set for retained capital, and other considerations that our board of directors deems relevant. In addition, state insurance regulators will limit the amount of dividends, if any, we can draw from our UC&S insurance operations. Our board of directors may decide, in its discretion, at any time, to modify or repeal the dividend policy or discontinue entirely the payment of dividends.

The ability of our board of directors to declare a dividend is also subject to limits imposed by Delaware corporate law. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries incorporated in Delaware may declare dividends only to the extent of our “surplus,” which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See “Risk Factors—Risks Related to This Offering and Owning Our Class A common stock—Because we do not intend to pay dividends for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017:

∎	on an actual basis; and

∎	on an as adjusted basis to reflect the sale of 5,500,000 shares of Class A common stock by us in this offering and the receipt of the estimated net proceeds therefrom at an assumed public offering price of $13.00 per share, the midpoint of the price range set forth on the cover page of this prospectus

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2017 (unaudited)	As Adjusted(1)
	(in thousands, except share data)
Cash and restricted cash	$24,473	$92,255

Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding	—	—
Class A common stock, $.001 par value, 18,838,884 shares authorized, 5,841,815 shares issued and outstanding and 11,341,815 shares issued and outstanding on an as adjusted basis	6	11
Class B common stock, $.001 par value, 1,161,116 shares authorized; 1,055,560 shares issued and outstanding on both an actual and as adjusted basis	1	1
Additional paid-in capital	66,925	134,702
Deficit	(5,853)	(5,853)

Total stockholders’ equity	$61,079	$128,861

Total capitalization	$61,079	$128,861

(1)	On May 25, 2017, we amended our certificate of incorporation to increase our authorized shares of common stock from 11 million shares to 20 million shares, of which 18,838,884 shares are Class A common stock and 1,161,116 are Class B common stock and to rename our common stock as our “Class A common stock” and our Class A common stock as our “Class B common stock.”

A $1.00 increase (decrease) in the assumed public offering price of $13.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) additional paid-in capital by $5.1 million and increase (decrease) total stockholders’ equity by $5.1 million, assuming that the underwriters’ option to purchase additional shares is not exercised. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) additional paid-in capital by $12.1 million, and increase (decrease) total stockholders’ equity by $12.1 million, assuming that the underwriters’ option to purchase additional shares is not exercised and assuming the public offering price of $13.00 per share (the midpoint of the price range set forth on the cover of this prospectus) remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

Purchasers of the Class A common stock in this offering will suffer an immediate dilution. Dilution is the amount by which the price paid by the purchasers of Class A common stock in this offering will exceed the net tangible book value per share of Class A common stock immediately after this offering.

Our historical net tangible book value at March 31, 2017 was $36.9 million, or $5.35 per share of Class A common stock and Class B common stock. Net tangible book value per share represents our total assets, excluding goodwill, and intangibles, less total liabilities, divided by the number of shares of Class A common stock and Class B common stock outstanding as of March 31, 2017.

After giving effect to the completion of this offering, assuming a public offering price of $13.00 per share, the midpoint of the range on the cover of this prospectus, and the application of the net proceeds therefrom as described in this prospectus, our net tangible book value as of March 31, 2017 would have been $104.7 million, or $8.44 per share of Class A common stock and Class B common stock. This represents an immediate increase in net tangible book value to existing stockholders of $3.09 per share of Class A common stock and Class B common stock and an immediate dilution to new investors of $4.56 per share of Class A common stock. The following table illustrates this per share dilution:

Assumed public offering price per share		$13.00
Historical net tangible book value per share as of March 31, 2017(1)	$5.35
Increase in net tangible book value per share attributable to investors in this offering	3.09
Pro forma net tangible book value per share after this offering		8.44

Dilution per share to new investors in this offering		$4.56

(1)	Based on the historical book value of the company as of March 31, 2017, but before giving effect to this offering.

A $1.00 increase (decrease) in the assumed public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our as adjusted pro forma net tangible book value per share after the offering by $0.41 and increase (decrease) the dilution to new investors in this offering by $0.41 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 1.0 million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our as adjusted pro forma net tangible book value per share after the offering by $0.27 and increase (decrease) the dilution to new investors in this offering by $0.27 per share, assuming the public offering price remains the same and after deducting the estimated underwriting discounts and commissions.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, the net tangible book value as of March 31, 2017 would be $114.6 million, or $8.67 per share of Class A common stock and the dilution to new investors in this offering would be $4.33 per share, in each case assuming a public offering price of $13.00 per share, which is the midpoint of the price range on the cover of this prospectus.

The following table summarizes, on the pro forma basis set forth above as of March 31, 2017, the difference between the total cash consideration paid and the average price per share paid by existing stockholders and the purchasers of Class A common stock in this offering with respect to the number of shares of Class A common stock purchased from us, before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	6,897,375	55.6%	$66,932,000	48.4%	$9.70
Purchasers of Class A common stock in this offering	5,500,000	44.4%	$71,500,000	51.6%	$13.00
Total	12,397,375	100%	$138,432,000	100%

The tables above are based on 6,897,375 shares of both our Class A common stock and Class B common stock outstanding as of March 31, 2017 and assumes a public offering price of $13.00 per share, the midpoint of the price range on the cover page of this prospectus.

The tables above do not give effect to the exercise of outstanding warrants to purchase 103,032 shares of our Class B common stock at an exercise price of $10.00 per share and 2,524 shares of our Class B common stock at an exercise price of $8.00 per share. We do not currently have a stock option or similar equity plan and have no plans to establish such a plan. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares held by new investors will be increased to 6,325,000, or approximately 47.8% of the total number of shares of Class A common stock and Class B common stock on a combined basis.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The information below should be read along with “Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus. Our historical results set forth below are not necessarily indicative of results to be expected for any future period.

The selected consolidated financial information set forth below is derived from Boston Omaha Corporation’s annual consolidated financial statements for the periods indicated below, including the consolidated balance sheets at December 31, 2015 and December 31, 2016 and the unaudited consolidated balance sheet at March 31, 2016 and the related consolidated statements of operations and cash flows for the years ended December 31, 2015 and December 31, 2016 and the unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2016 and March 31, 2017 and notes thereto appearing elsewhere in this prospectus. The selected consolidated balance sheet dated as of March 31, 2016 is derived from the unaudited consolidated balance sheet presented in our Form 10-Q for the period ended March 31, 2016.

	Years ended December 31,		Three Months ended March 31, (unaudited)
(in thousands)	2015	2016	2016	2017
Statement of Operations Data:
Revenue	$723	$3,844	$513	$1,870
Costs of revenue (exclusive of depreciation and amortization)	230	1,266	191	678
Employee costs	242	1,760	217	831
Professional fees	737	1,243	346	454
Depreciation and amortization	458	1,637	317	597
General and administrative expenses	163	817	236	410
Loss on assets retired	–	259	–	–

Total costs and expenses	1,830	6,982	1,307	2,970

Net loss from operations	(1,107)	(3,138)	(794)	(1,100)

Other income (expense), net	82	(27)	(44)	(8)
Interest expense	(22)	(8)	(2)	(2)

Total other income (expense)	60	(35)	(46)	(10)

Net loss before income taxes	(1,047)	(3,173)	(840)	(1,110)
Provision for income taxes	–	–	–	–

Net (loss)	$(1,047)	$(3,173)	$(840)	$(1,110)

Basic and diluted net loss per share	$(0.71)	$(0.53)	$(0.19)	$(0.16)

Basic and diluted weighted average shares outstanding	1,481	6,044	4,456	6,897

Statement of Cash Flows Data:
Net cash used in operating activities	$(813)	$(1,482)	$(211)	$(585)
Net cash used in investing activities	(10,720)	(23,903)	(7,425)	(4,816)
Net cash provided by financing activities	24,721	41,761	25,143	–

Balance Sheet Data (at end of period):
Cash and restricted cash	$13,189	$29,844	$30,710	$24,473
Total assets	23,785	65,652	48,307	64,472
Total liabilities	290	3,463	403	3,393
Total stockholders’ equity	23,495	62,189	47,904	61,079

Other Data (at end of period):
Total number of billboard structures	39	363	351	491
States in which UC&S is authorized to sell surety insurance	9	9	9	14

UNAUDITED PRO FORMA CONDENSED COMBINED AND

CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed combined and consolidated statement of operations of Boston Omaha Corporation and subsidiaries for the year ended December 31, 2016 gives effect to the following transactions, which we refer to as the “Transactions”:

∎	Our acquisition of the stock of UC&S and the transactions related thereto

∎	Our acquisition of billboards and related assets from JAG.

Our unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 is based upon our audited financial statements and the historical financial statements of UC&S and JAG, and should be read in conjunction with those financial statements.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 are described in the accompanying notes, which should be read together with such pro forma condensed combined and consolidated financial statement.

The unaudited pro forma condensed combined and consolidated financial information is prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined and consolidated financial information. The unaudited pro forma condensed combined and consolidated financial information includes adjustments that give effect to events that are directly attributable to the Transactions described above. The unaudited pro forma condensed combined and consolidated financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification, which we refer to as “ASC,” 805, Business Combinations.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed on January 1, 2016, nor is it indicative of our future results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

	Boston Omaha	Pro Forma Adjustments for Acquisitions		Notes		Combined and Consolidated
		JAG	UC&S
Revenue	$3,843,517	$246,221	$2,237,059	(3a	)	$6,326,797
Cost of revenue (exclusive of depreciation and amortization)	1,265,873	86,526	590,871	(3a	)	1,943,270
Employee cost	1,759,958	95,830	774,784	(3a	)	2,630,572
Professional fees	1,242,613	–	41,656	(3a	)	1,284,269
Depreciation and amortization	1,637,141	66,698	29,463	(3b	)	1,733,302
General and administrative	817,144	19,629	355,039	(3a	)	1,191,812
Loss on assets retired	259,104	–	–			259,104

Net (Loss) Income from Operations	(3,138,316)	(22,462)	445,246			(2,715,532)
Other income (expense)	(27,261)	–	–			(27,261)
Interest expense	(7,798)	(1,593)	–	(3a	)	(9,391)

(Loss) Income Before Income Tax	(3,173,375)	(24,055)	445,246			(2,752,184)
Income Tax (Provision) Benefit	–	10,079	(120,446)	(3d	)	(110,367)

Net (Loss) Income	$(3,173,375)	$(13,976)	$324,800			$(2,862,551)

Basic and Diluted Net (Loss) Income per share	$(0.53)			(3c	)	$(0.47)

Basic and Diluted Weighted Average Shares Outstanding	6,043,571			(3c	)	6,043,571

See accompanying notes to unaudited pro forma condensed combined and consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

STATEMENT OF OPERATIONS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined and consolidated statement of operations is derived by applying pro forma adjustments to our historical audited consolidated financial statements as of December 31, 2016, and the year then ended. We completed our acquisition of UC&S and the assets of JAG on December 7, 2016 and February 16, 2016, respectively.

The historical audited consolidated financial statements have been adjusted in the pro forma condensed combined and consolidated financial statements to give effect to pro forma events that are directly attributable to the business combinations and factually supportable, as if such combination and consolidation had occurred at the beginning of the presentation period. With respect to the pro forma condensed combined and consolidated statement of operations, the pro forma events are expected to have a continuing impact on the combined and consolidated results of operations following the business combinations.

The business combinations were accounted for under the acquisition method of accounting in accordance with ASC Topic 805. As the acquirer for accounting purposes, we have estimated the fair value of the assets acquired and the liabilities assumed from UC&S and JAG. Additionally, the pro forma financial information reflects adjustments required to conform UC&S’s and JAG’s accounting policies to our accounting policies.

The condensed combined and consolidated pro forma statement of operations does not reflect the realization of any expected cost savings or other synergies from the acquisition of UC&S and JAG.

Note 2. Provisional Purchase Price Allocations

UC&S

The following table presents the provisional purchase price allocation of UC&S as of December 7, 2016, the acquisition date:

Assets Acquired:
Cash	$3,631,626
Accounts receivable	416,611
Investments, short-term	1,003,196
Prepaid expenses	99,153
Deferred policy acquisition costs	276,556
Property and equipment	9,548
Investments, long-term	1,486,320
Funds held as collateral assets	1,642,026
Other noncurrent assets	4,864
Identifiable intangible assets	450,000
Goodwill	7,158,648

Total Assets Acquired	16,178,548
Liabilities Assumed:	(3,178,548)

Total Consideration	$13,000,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

STATEMENT OF OPERATIONS

Note 2. Provisional Purchase Price Allocations (Continued)

UC&S (continued)

This provisional purchase price allocation is based on internal information and will be revised when the independent appraisal has been completed. We are still in the process of identifying additional intangible assets and are obtaining and assessing documentation of the contracts and relationships. The provisional purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined and consolidated statement of operations.

Note 3. Pro Forma Adjustments

The adjustments in each of the statements presented give effect to the following:

a.	Adjustments associated with the combination of billboard historical amounts and the consolidation of UC&S historical amounts

JAG

Represents the historical operating revenues and expenses attributable to the billboards acquired from JAG for the period from January 1, 2016 through February 16, 2016. Depreciation and amortization have been provided based upon the purchase price allocation.

UC&S

Represents the historical revenues and expenses of UC&S for the eleven months ended November 30, 2016, with the exception of amortization, as found in UC&S’s unaudited historical statement of operations for the eleven months ended November 30, 2016. Amortization has been provided based upon the provisional purchase price allocation.

b.	Adjustments associated with the effects of adjusting the historical book values of assets acquired and liabilities assumed to their estimated fair values, including revised depreciation expense on property and equipment and amortization on newly acquired intangible assets.

Depreciation and amortization

Pro forma depreciation and amortization are comprised of the following:

December 31, 2016
JAG acquisition:
Depreciation and amortization per historical financial statements	$5,612
Depreciation and amortization adjustment for fair value of assets acquired	61,086

Pro forma depreciation and amortization	$66,698

UC&S acquisition:
Depreciation and amortization per historical financial statements	$12,963
Depreciation and amortization adjustment for fair value of assets acquired	16,500

Pro forma depreciation and amortization	$29,463

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

STATEMENT OF OPERATIONS

Note 3. Pro Forma Adjustments (Continued)

c.	Adjustments for earnings (loss) per share:

Earnings per share

The basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding.

d.	Adjustments to provide federal and state income taxes at statutory rates:

Income Tax (Provision) Benefit

Federal and state income taxes have been provided at statutory rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Information,” “Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

We are currently engaged in three areas of business: outdoor billboards, surety insurance and related brokerage activities, and investing in the real estate management business. We commenced our current billboard business operations in June 2015, our surety insurance business in April 2016 and have made a series of investments in the real estate management and related services business commencing in September 2015. In December 2016, we completed the acquisition of UC&S, a surety insurance company which at that time was licensed to conduct business in nine states. We expect to continue to acquire additional billboard assets through acquisitions of existing billboard businesses in the United States and to expand the licensing of the UC&S business beyond the 33 states (and the District of Columbia) in which it is currently authorized to issue surety insurance. We also expect to continue to make additional investments in real estate management service businesses. In the future, we expect to expand the range of services we provide in each of these sectors and to possibly consider acquisition of other businesses in different sectors. Our decision to expand outside of these current business sectors we serve will be based on the opportunity to acquire businesses which we believe provide the opportunity for sustainable earnings at an attractive level relative to capital employed.

In each of our businesses, we hope to expand our geographic reach and to develop a brand name for our services which we hope will be a differentiating factor for customers. Our insurance market primarily services small contractors, businesses and individuals required to provide surety bonds in connection with their work for government agencies and others, and to meet regulatory licensing and other needs. Our plan is to expand our insurance offerings and underwriting in all 50 states and the District of Columbia. In outdoor billboards, our plan is to continue to grow this business through acquisitions of billboard companies.

Although several large companies control a majority of the outdoor billboard market, industry reports estimate that there are a large number of other smaller independent companies servicing the remainder of the market. In the surety industry, total industry direct-written premiums are estimated to have reached $5.88 billion in 2016. While the top 10 surety insurance companies were estimated to write approximately 64% of all premiums, there were approximately 200 insurers issuing surety bonds in 2016.

We seek to enter markets where we believe demand for our services will grow in the coming years due to certain barriers to entry and to anticipated long-term demand for these services. In the outdoor billboard business, government restrictions often limit the number of additional billboards that may be constructed. At the same time, advances in billboard technology provide the opportunity to improve revenues through the use of digital display technologies and other new technologies. In the surety insurance business, new insurance companies must be licensed by state agencies that impose capital, management and other strict requirements on these insurers. These hurdles are at the individual state level, with statutes often providing wide latitude to regulators to impose judgmental requirements upon new entrants. In addition, new distribution channels in certain areas of surety may provide a new opportunity. In the real estate management services market, we believe the continued growth of commercial real estate in many sections of the United States will provide opportunities for management services for the foreseeable future.

How We Generate Our Revenues and Evaluate Our Business

We currently generate revenues through billboard advertising and related services and from the sale of surety insurance and related brokerage activities. In the real estate management services market, our current model is to make investments in existing management services to provide them with the needed capital to expand the breadth and scope of the services they provide. These real estate management services companies are typically established as partnerships for tax purposes and offer the potential to distribute earnings to us on a quarterly basis. Revenue for outdoor advertising space rental is recognized on a straight-line basis over the term of the contract and advertising revenue is reported net of agency commissions. Payments received in advance of being earned are recorded as deferred revenue. In our surety insurance business, premiums written are recognized as revenues based on a pro rata daily calculation over the respective terms of the policies in-force. Unearned premiums represent the portion of premiums written applicable to the unexpired term of the policies in-force. In connection with our surety agency business, insurance commissions are earned on the policy effective date and are not subject to recapture.

Segment gross profit is a key metric that we use to evaluate segment operating performance and to determine resource allocation between segments. We define segment gross profit as segment revenues less segment direct cost of services. In our billboard business, direct cost of services includes land leases, utilities, repairs and maintenance of equipment, sales commissions, contract services, and other billboard level expenses. In our surety business, direct cost of services includes commissions, premium taxes, and losses and loss adjustment expenses.

Results of Operations

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2017

The following is a comparison of our results of operations for the three months ended March 31, 2016, which we refer to as the “first quarter of fiscal 2016,” compared to the three months ended March 31, 2017, which we refer to as the “first quarter of fiscal 2017.” Our results for the first quarter of fiscal 2016 include the financial and operating results of JAG for the period from February 16, 2016 through March 31, 2016. As we acquired Warnock in April 2016 and UC&S in December 2016, results for the first quarter of fiscal 2016 do not reflect results from either of these businesses. Therefore, comparisons of our results for the first quarter of fiscal 2016 to the first quarter of fiscal 2017 may not be meaningful.

Revenues.    For the first quarter of fiscal 2016 and the first quarter of fiscal 2017, our revenues in dollars and as a percentage of total revenues were as follows:

	For the Three Months Ended March 31, (unaudited)
	2016		2017
	Amount	As a % of Total Revenues	Amount	As a % of Total Revenues
Revenues:
Billboard rentals	$513,544	100.0%	$1,014,492	54.3%
Premiums earned	–	–	492,542	26.3
Insurance commissions	–	–	333,168	17.8
Investment and other income	–	–	29,725	1.6

Total Revenues	$513,544	100.0%	$1,869,927	100.0%

We realized revenues of $1,869,927 during the first quarter of fiscal 2017, $1,014,492 of which were from billboard rentals, a 97.5% increase over billboard revenues in the first quarter of fiscal 2016. This increase was mainly driven by a full quarter of operations from the JAG billboard acquisition, which was completed in February 2016, additional billboard acquisitions completed at various times during 2016, and two billboard acquisitions completed in January 2017. Revenues during the first quarter of fiscal 2017 also included $492,542 in net premiums earned from UC&S, which we acquired in December 2016, and $333,168 in insurance commission revenues from Warnock, which we acquired in April 2016. Revenues during the first quarter of fiscal 2017 were adversely impacted by the concentration of efforts by the UC&S management team in applying for licenses to conduct business in all 50 states, which limited UC&S’ management’s time to conduct sales activities. Similarly, one of the billboard acquisitions completed in January 2017 was for a business being divested by the prior owner as part of its activities in seeking federal regulatory approval to acquire a larger billboard operator with activities in the same region. As a result, the prior owner had ceased much of its sales activities for the billboards sold to us, resulting in temporarily lower revenues while we sold billboard rentals during the first quarter. Investment and other income of $29,725 during the first quarter of fiscal 2017 included income on certain investments in bonds and other securities held by UC&S as well as interest income on our cash. We had no revenues from insurance operations during the first quarter of fiscal 2016.

Expenses.    For the first quarter of fiscal 2016 and the first quarter of fiscal 2017, our expenses in dollars and as a percentage of total revenues were as follows:

	For the Three Months Ended March 31, (unaudited)
	2016		2017		2016 vs 2017
	Amount	As a % of Total Revenues	Amount	As a % of Total Revenues	$ Variance
Costs and Expenses:
Cost of billboard revenues	$190,735	37.1%	$491,085	26.3%	$300,350
Cost of insurance revenues	–	–	186,594	10.0	186,594
Employee costs	217,435	42.4	830,847	44.4	613,412
Professional fees	345,520	67.3	454,003	24.3	108,483
Depreciation	182,968	35.6	223,467	11.9	40,499
Amortization	134,492	26.2	373,226	20.0	238,734
General and administrative	208,924	40.7	410,600	21.9	201,676
Bad debt expense	27,405	5.3	–	–	(27,405)

Total Costs and Expenses	$1,307,479	254.6%	$2,969,822	158.8%	$1,662,343

During the first quarter of fiscal 2017, we had expenses of $2,969,822, primarily from employee costs, cost of billboard revenues (excluding depreciation and amortization expenses), professional fees and general and administrative expenses.

∎	Cost of billboard revenues as a percentage of total revenues decreased from 37.1% to 26.3%. However, billboard expenses as a percentage of billboard revenues increased from 37.1% to 48.4%, primarily due to an increase in lease expenses from newly acquired billboard assets.

∎	Cost of insurance revenues consisted primarily of commissions paid by Warnock and UC&S as well as premium excise taxes paid by UC&S.

∎

Total employee costs increased from $217,435 to $830,847, an increase of 282.1%, reflecting increased headcount in our billboard operations and the addition of personnel associated with our insurance operations, all of which occurred subsequent to the first quarter of fiscal 2016.

For these reasons, employee costs as a percentage of revenues increased slightly from 42.4% of total revenues in the first quarter of fiscal 2016 to 44.4% of total revenues in the first quarter of fiscal 2017.

∎	Professional fees in the first quarter of fiscal 2017 were $454,003, or 24.3% of total revenues, compared to $345,520, or 67.3% of total revenues, for the first quarter of fiscal 2016, primarily as a result of our increased revenues. Professional fees in the first quarter of fiscal 2017 were primarily associated with year-end audit costs for both Boston Omaha Corporation and statutory audit costs for UC&S; legal and accounting expenses associated with two acquisitions completed in January 2017; approximately $66,307 in license application costs associated with applying for authority to sell surety issuance in all 50 states and the District of Columbia; increases in advertising costs for our insurance operations, and other costs incurred as a public company.

∎	Non-cash expenses in the first quarter of fiscal 2017 included $223,467 in depreciation and $373,226 in amortization expenses associated with our acquisitions since June 2015, or a combined 31.9% of total revenues, compared to $182,968 in depreciation and $134,492 of amortization expenses associated with our acquisitions, or a combined 61.8% of total revenues, during the first quarter of fiscal 2016. This higher depreciation and amortization expense relates primarily to the acquisitions of JAG in February 2016, Warnock in April 2016, and UC&S in December 2016, as well as certain smaller acquisitions completed in fiscal 2016 and in the first quarter of fiscal 2017. As a percentage of revenues, depreciation and amortization expenses related to our billboard operations decreased from 61.8% of billboard revenues in the first quarter of fiscal 2016 to 53.8% of billboard revenues in the first quarter of fiscal 2017, primarily as a result of our increased revenues.

∎	General and administrative expenses increased from $208,924 to $410,600, an increase of 96.5%, reflecting a full quarter of operations from the JAG, Warnock, and UC&S acquisitions in the first quarter of fiscal 2017. As a percentage of total revenues, general and administrative expenses decreased from 40.7% in the first quarter of fiscal 2016 to 21.9% in the first quarter of fiscal 2017, due primarily to the increase in revenues from our insurance and billboard operations.

Net Loss from Operations.    Net loss from operations for the first quarter of fiscal 2017 was $1,099,895, or 58.8% of total revenues, as compared to net loss from operations of $793,935, or 154.6% of total revenues, in the first quarter of fiscal 2016. The improvement in net loss from operations as a percentage of total revenues was primarily due to increased revenues, offset by an increase in direct costs as we increased our personnel; general and administrative expenses associated with the expansion of our insurance operations; an increase in professional fees related to financial reporting for completed acquisitions, and certain one-time application fee expenses associated with expanding UC&S’ authority to issue surety insurance in all 50 states within the United States.

Other Income (Expense).    During the first quarter of fiscal 2017, we had a loss of $8,231 from our interests in certain real estate ventures. During the first quarter of fiscal 2016, we had a loss of $44,161, related to our real estate ventures.

Net loss.    We had a net loss in the amount of $1,110,211 during the first quarter of fiscal 2017, or a loss per share of $0.16, based on 6,897,375 weighted average shares outstanding. This compared to a net loss in the amount of $839,838 during the first quarter of fiscal 2016, or a loss per share of $0.19, based on 4,455,799 weighted average shares outstanding.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2016

The following is a comparison of our results of operations for the year ended December 31, 2015, which we refer to as “fiscal 2015,” compared to the year ended December 31, 2016, which we refer to as “fiscal 2016.” Our results for fiscal 2016 include the financial and operating results of JAG for the period from February 16, 2016 through December 31, 2016 and the financial and operating results of UC&S for the period from December 7 through December 31, 2016. Results for the period prior to February 16, 2016 reflect the financial and operating results of Boston Omaha Corporation only. Further, fiscal 2016 was the first year of our insurance operations. Therefore, comparisons of our results for fiscal 2015 to fiscal 2016 may not be meaningful.

Revenues.    For fiscal 2015 and fiscal 2016, our revenues in dollars and as a percentage of total revenues were as follows:

	For the Years Ended December 31,
	2015		2016
	Amount	As a % of Total Revenues	Amount	As a % of Total Revenues
Revenues:
Billboard rentals	$713,212	98.7%	$3,163,534	82.3%
Insurance commissions	–	–	507,477	13.2
Premiums earned	–	–	155,783	4.1
Investment and other income	9,700	1.3	16,723	0.4

Total Revenues	$722,912	100.0%	$3,843,517	100.0%

We realized revenues of $3,843,517 during fiscal 2016, $3,163,534 of which were from billboard rentals, a 344% increase over billboard revenues in 2015. This increase was driven both by a full year of operations from the billboard acquisitions completed during the second and third quarters of fiscal 2015 and the three billboard acquisitions at various times during the first half of fiscal 2016. Revenues during fiscal 2016 also included $507,477 in insurance commission revenues from Warnock, which we acquired in April 2016, and $155,783 in net premiums earned from UC&S, which we acquired in December 2016. We had no revenues from insurance operations during fiscal 2015.

Expenses.    For fiscal 2015 and fiscal 2016, our expenses, in dollars, and as a percentage of total revenues, were as follows:

	For the Years Ended December 31,
	2015		2016		2015 vs 2016
	Amount	As a % of Total Revenues	Amount	As a % of Total Revenues	$ Variance
Costs and Expenses:
Cost of billboard revenues	$229,507	31.7%	$1,140,663	29.7%	$911,156
Cost of insurance revenues	–	–	125,210	3.3	125,210
Employee costs	241,803	33.4	1,759,958	45.8	1,518,155
Professional fees	737,451	102.0	1,242,613	32.3	505,162
Depreciation	307,367	42.5	738,104	19.2	430,737
Amortization	150,436	20.8	899,037	23.4	748,601
General and administrative	153,715	21.3	788,462	20.5	634,747
Bad debt expense	9,511	1.3	28,682	0.7	19,171
Loss on assets retired	–	–	259,104	6.7	259,104

Total Costs and Expenses	$1,829,790	253.0%	$6,981,833	181.6%	$5,152,043

During fiscal 2016, we had expenses of $6,981,833, primarily from employee costs, cost of billboard revenues (excluding depreciation and amortization expenses), and professional fees, which combined totaled $4,143,234, or 59.3% of total costs and expenses.

∎	Cost of billboard revenues as a percentage of billboard revenues increased from 32.2% to 36.1% due to increased lease expense as we brought newly acquired billboards on line as well as increases in subcontracted services.

∎	Cost of insurance revenues consisted primarily of commissions paid by Warnock throughout the year as well as direct cost of services from UC&S in December 2016.

∎	Total employee costs increased from $241,803 in fiscal 2015 to $1,759,958 in fiscal 2016, an increase of 627.8%, reflecting increased headcount in our billboard and insurance operations, as well as a full year of costs in fiscal 2016 for employees hired in the prior year. For these reasons, employee costs increased from 33.4% of total revenues in fiscal 2015 to 45.8% of total revenues in fiscal 2016.

∎	Professional fees in fiscal 2016 were $1,242,613, or 32.3% of total revenues, compared to $737,451, or 102% of total revenues, for fiscal 2015. Professional fees in fiscal 2016 were 17.8% of our total costs and expenses, primarily due to legal, accounting and audit expenses associated with a number of acquisitions in fiscal 2016, costs associated with our listing on the OTCQX, costs incurred in completing audits in fiscal 2016 for companies acquired in fiscal 2015 and other costs incurred as a public company.

∎	Non-cash expenses in fiscal 2016 included $738,104 in depreciation and $899,037 in amortization expenses associated with our acquisitions in fiscal 2015 and fiscal 2016, or a combined 42.6% of total revenues. As a percentage of revenues, depreciation and amortization expenses related to our billboard operations decreased from 64.2% of billboard revenues in fiscal 2015 to 47.9% of billboard revenues in fiscal 2016, primarily reflecting a full year of operations in fiscal 2016 for billboard operations, including the completion of our largest acquisition of billboards in fiscal 2016 from JAG, which occurred in February 2016. In connection with our insurance operations, depreciation and amortization expenses in fiscal 2016 were $120,537 or 17.7% of revenues from our insurance operations, which were primarily associated with our acquisition of Warnock.

∎	We also incurred a loss of $259,104 in fiscal 2016 on retired assets associated with the replacement of a number of digital billboards which had not been fully depreciated at the time of replacement.

Net Loss from Operations.    Net loss from operations for fiscal 2016 was $3,138,316, or 81.7% of total revenues, as compared to net loss from operations of $1,106,878, or 153.1% of total revenues in fiscal 2015. The improvement in net loss from operations as a percentage of revenue was primarily due to increased revenues, offset by an increase in direct costs as we increased our personnel, general and administrative expenses associated with the expansion of our insurance operations, and an increase in professional fees related to acquisitions, our 2016 Financing, our listing on the OTCQX and other costs incurred as a public company. Non-cash depreciation and amortization expenses associated with acquisitions as a percentage of revenues decreased to 42.6% in fiscal 2016 compared to 63.3% of total revenues in fiscal 2015 but still accounted for $1,637,141 of expense in 2016, or 52.2% of our net loss from operations in 2016.

Other Income (Expense).    During fiscal 2016, we had a loss of $27,261 from our interests in certain real estate ventures. We also incurred interest expense of $7,798. During fiscal 2015, we had equity in income from our now discontinued interest in Ananda Holdings, in the amount of $78,150 resulting from the gain recognized on the exchange of the note payable to Richard Church for our interest in Ananda Holdings. We also had income of $3,813 from our investments, and interest expense from now retired debt in the amount of $22,508.

Net loss.    We had a net loss in the amount of $3,173,375 during fiscal 2016, or a per-share loss of $0.53, based on 6,043,571 weighted average shares outstanding. This compared to a net loss in the amount of $1,047,423 during fiscal 2015, or a per-share loss of $0.71, based on 1,481,310 weighted average shares outstanding.

Cash Flows

Cash Flows for the First Quarter of Fiscal 2016 compared to the First Quarter of Fiscal 2017

The table below summarizes our cash flows, in dollars, for the first quarter of fiscal 2016 and the first quarter of fiscal 2017:

	Three Months Ended March 31, 2016 (unaudited)	Three Months Ended March 31, 2017 (unaudited)
Net cash used in operating activities	$(211,046)	$(585,240)
Net cash used in investing activities	(7,425,072)	(4,816,354)
Net cash provided by financing activities	25,142,516	–

Net increase (decrease) in cash	$17,506,398	$(5,401,594)

Net Cash Used in Operating Activities

Net cash used in operating activities was cash outflow of $585,240 for the first quarter of fiscal 2017 compared to cash outflow of $211,046 for the first quarter of fiscal 2016. The decrease in operating cash flows was primarily attributable to higher operating expenses (excluding depreciation and amortization) as we seek to grow our billboard and insurance businesses, as well as an increased use of working capital.

Net Cash Used in Investing Activities

Net cash used in investing activities was $4,816,354 for the first quarter of fiscal 2017 as compared with $7,425,072 during the first quarter of fiscal 2016, a decrease of 35.1%. This decrease was primarily attributable to a reduction in business acquisitions during the first quarter of fiscal 2017 as compared to the first quarter of fiscal 2016.

Net Cash Provided by Financing Activities

We did not raise any cash from financing activities during the first quarter of fiscal 2017. Net cash provided by financing activities was $25,142,516 during the first quarter of fiscal 2016 associated with the sale of our common stock to investors.

Cash Flows for Fiscal 2015 and Fiscal 2016

The table below summarizes our cash flows, in dollars, for fiscal 2015 and fiscal 2016:

	Year ended December 31, 2015	Year ended December 31, 2016
Net cash used in operating activities	$(813,356)	$(1,482,311)
Net cash used in investing activities	(10,719,702)	(23,903,098)
Net cash provided by financing activities	24,720,663	41,761,318

Net increase in cash	$13,187,605	$16,375,909

Net Cash Used in Operating Activities

Net cash used in operating activities was cash outflow of $1,482,311 for fiscal 2016 compared to cash outflow of $813,356 for fiscal 2015. The decrease in operating cash flows was primarily attributable to costs associated with the commencement of our insurance operations and increased general and administrative costs, including the costs of hiring additional personnel and our costs incurred as a public company, which resulted in a decrease in operating results for fiscal 2016, as described in “—Results of Operations.” In addition, the decrease in operating cash flows was also driven by acquisition, integration and deployment costs associated primarily with the UC&S and JAG acquisitions that occurred in fiscal 2016. Other than billboard operations in Wisconsin, which are located primarily in a region with significant summer tourists, our business does not experience significant seasonality in results of operations.

Net Cash Used in Investing Activities

Net cash used in investing activities was $23,903,098 for fiscal 2016 as compared with $10,719,702 for fiscal 2015, an increase of 123%. This increase was primarily attributable to the cash payments associated with the acquisition of UC&S and JAG, and payments incurred in purchasing an insurance brokerage, a few smaller billboard operations and several investments in real estate services companies.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $41,761,318, an increase of 68.9% for fiscal 2016 as compared with the net cash provided by financing activities of $24,720,663 for fiscal 2015. Net cash flow provided by financing activities in fiscal 2016 was primarily attributable to cash raised in the 2016 Offering, which was used to fund both the JAG and UC&S acquisitions and several other acquisitions and investments. Net cash flow provided in financing activities during fiscal 2015 was from funds provided by Magnolia and Boulderado through the sale of Class A common stock and Class B common stock. These funds were used to acquire three billboard operations and to complete investments in two real estate services businesses.

Liquidity and Capital Resources

Currently, we own billboards in Alabama, Florida, Georgia and Wisconsin, a surety insurance brokerage firm we acquired in April 2016, a surety insurance company we acquired in December 2016 and minority investments in several real estate entities. Our strategy is to continue to acquire other billboard locations and insurance businesses as well as acquire other businesses which we would expect to generate positive cash flows. We currently expect to finance any future acquisition with cash and seller or third party financing. In the future, we may satisfy a portion of the purchase price for a property with our equity securities.

At March 31, 2017, we had $24,163,381 (unaudited) in unrestricted cash. In May 2017, we consummated the acquisition of certain digital billboard assets in Georgia for $900,000. In May 2017, we consummated an exchange transaction whereby we transferred one of our digital billboards in Florida in exchange for seven billboard structures in Alabama. In June 2017, we consummated the acquisition of certain static and digital billboard assets in Georgia and Alabama for $2,991,314. We regularly enter into, and expect to continue to enter into, nonbinding confidentiality agreements pursuant to which we evaluate and discuss potential acquisitions of billboard assets and surety brokerage firms. As of the date of this prospectus, we have entered into three nonbinding letters of intent to acquire billboard assets and one nonbinding letter of intent to acquire a surety brokerage firm. We believe each of these proposed acquisitions is consistent with our growth strategy. We also intend to continue our efforts to selectively assess and acquire additional billboard assets and surety brokerage firms. There can be no assurance that we will consummate acquisitions pursuant to our letters of intent or acquire any additional billboard assets or surety brokerage firms. Furthermore, our acquisitions are subject to a number of risks and uncertainties, including as to when, whether and to what extent the anticipated benefits and cost savings of a particular acquisition will be realized. See “Risk Factors—Risks Related to Our Business—Our failure to successfully identify and complete future acquisitions of assets or businesses could reduce future potential earnings, available cash and slow our anticipated growth.” While we have adequate resources to complete a certain limited number of potential future acquisitions with our available cash, we believe it is appropriate at this time to raise additional equity capital to have the funds to expand our business through additional acquisitions.

We believe that our existing cash position and the anticipated proceeds from our anticipated public offering will be sufficient to meet working capital requirements, and anticipated capital expenditures for the next 12 months. In the event that we do not complete this offering, we will seek to raise additional funds from our existing stockholders and other interested investors. As a result, we expect that we will have access to adequate cash to continue the implementation of our strategy at least over the next 12 months to grow through additional acquisitions and the expansion of our existing insurance activities.

At December 31, 2015, we had a note payable to stockholders in the aggregate principal amount of $100,000. This note, together with accrued interest, was converted into shares of our Class A common stock in February 2016. At March 31, 2017, we had no outstanding debt.

Although we have no current plans to do so, we may in the future use a number of different sources to finance our acquisitions and operations, including cash flows from operations, seller financing, private financings (such as bank credit facilities, which may or may not be secured by our assets), additional common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time, which could include asset sales and issuance of debt securities. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of any future borrowings to acquire assets or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including assumptions regarding future cash flow, the creditworthiness of customers and future rental rates.

Our certificate of incorporation and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur. Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our Class A common stock if then trading on any exchange, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Off-Balance Sheet Arrangements

Except for our normal operating leases, we do not have any off-balance sheet financing arrangements, transactions or special purpose entities.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements and related notes to the consolidated financial statements included elsewhere in this offering memorandum requires us to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates.

In the notes accompanying the consolidated financial statements, we describe the significant accounting policies used in the preparation of our consolidated financial statements. We believe that the following represent the most significant estimates and management judgments used in preparing the consolidated financial statements.

Revenue Recognition

Billboard Rentals

We generate revenue from outdoor advertising through the leasing of billboards. The terms of the operating agreements range from less than one month to three years and are generally billed monthly. Revenue for advertising space rental is recognized on a straight-line basis over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations. Payments received in advance of being earned are recorded as deferred revenue.

Insurance Premiums and Commissions

Premiums written are recognized as revenues based on a pro-rata daily calculation over the respective terms of the policies in-force. Unearned premiums represent the portion of premiums written applicable to the unexpired term of the policies in-force. The cost of reinsurance ceded is initially written as prepaid reinsurance premiums and is amortized over the reinsurance contract period in proportion to the amount of insurance protection provided. Premiums ceded are netted against premiums written.

We generate revenue from commissions on surety bond sales. The insurance commissions are calculated based upon a stated percentage applied to the gross premiums on bonds. Commissions are non-refundable and earned as of the policy effective date.

Accounts Receivable

Billboard Rentals.    Accounts receivable are recorded as the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts. We evaluate the collectability of our accounts receivable based on our knowledge of our customers and historical experience of bad debts. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific allowance to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in our agings and changes in current economic conditions.

Insurance.    Accounts receivable consists of premiums on contract bonds and anticipated salvage. All of the receivables have payment terms of less than twelve months and arise from the sales of contract surety bonds. Receivables for contract bonds that are outstanding for more than ninety days are fully reserved.

Anticipated salvage is the amount we expect to receive from principals pursuant to indemnification agreements.

Deferred Policy Acquisition Costs

Policy acquisition costs consist primarily of commissions to agents and brokers and premium taxes. Such costs that are directly related to the successful acquisition of new or renewal insurance contracts are deferred and amortized over the related policy period, generally one year. The recoverability of these costs is analyzed by management quarterly, and if determined to be impaired, is charged to expense. We do not consider anticipated investment income in determining whether a premium deficiency exists. All other acquisition expenses are charged to operations as incurred.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from:

Structures	15 years
Digital displays and electrical	3 to 10 years
Static and tri-vision displays	7 to 15 years
Vehicles, equipment, and furniture	2 to 5 years

Maintenance and repair costs are charged against income as incurred. Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

Annual internal reviews are performed to evaluate the reasonableness of the depreciable lives for property and equipment. Actual usage, physical wear and tear, replacement history, and assumptions about technology evolution are reviewed and evaluated to determine the remaining useful lives of the assets. Remaining useful life assessments are made to anticipate the loss in service value that may precede physical retirement, as well as the level of maintenance required for the remaining useful life of the asset. Certain assets are also reviewed for salvageable parts.

Property and equipment is reviewed annually for impairment whenever events or changes in circumstances indicate that the carrying amount of property and equipment may not be fully recoverable. The period over which property and equipment is expected to contribute directly to future cash flows is evaluated against our historical experience. Impairment losses are recognized only if the carrying amount exceeds its fair value.

Purchased Intangibles and Other Long-Lived Assets

We amortize intangible assets with finite lives over their estimated useful lives, which range between two years and 50 years as follows:

Customer relationships	2 to 3 years
Permits, licenses, and lease acquisition costs	10 to 50 years
Noncompetition and non-solicitation agreements	2 to 5 years
Technology, trade names, and trademarks	2 to 3 years

Purchased intangible assets, including long-lived assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors considered in reviewing the asset values include consideration of the use of the asset, the expected life of the asset, and regulatory or contractual provisions related to such assets. Market participation assumptions are compared to our experience and the results of the comparison are evaluated. For finite-lived intangible assets, the period over which the assets are expected to contribute directly to future cash flows is evaluated against our historical experience. Impairment losses are recognized only if the carrying amount exceeds its fair value.

We have acquired goodwill related to our various business acquisitions. Goodwill represents future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill, by reporting unit, is reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. For our annual review, we employ a third party valuation expert. Factors considered in the annual evaluation include deterioration in economic conditions (both macro and geographic), limitations on accessing capital, and market value of our company. Industry and market conditions such as changes in competition, the general state of the industry, regulatory and political developments, and changes in market multiples are additional components of the valuation. Changes in key personnel, strategy, and customer retention are also reviewed. We perform a qualitative assessment in order to determine the necessity for the performance of a quantitative impairment test. Impairment losses are recognized only if the carrying amount of the reporting unit exceeds its fair value.

Investments

Long-term investments are classified as held-to-maturity and are accounted for at amortized cost. Certificates of deposit are accounted for at carrying value with no adjustments for changes in fair value. Premiums and discounts are amortized or accreted over the lives of the related fixed maturities as an adjustment to the yield using the effective interest method. Dividend and interest income are recognized when earned. Realized investment gains and losses are included in earnings.

Funds Held as Collateral Assets

Funds held as collateral assets consist principally of cash collateral received from principals to guarantee performance on surety bonds issued by us, as well as all other contractual obligations of the principals to the surety. We also hold long-term certificates of deposit as collateral.

Losses and Loss Adjustment Expenses

Unpaid losses and loss adjustment expenses represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expenses. Estimates for losses and loss adjustment expenses are based on past experience of unreported losses, experience of investigating and adjusting claims and consideration of the level of premiums written during the current and prior year. Since the reserves are based on estimates, the ultimate liability may differ from the estimated reserve. The effects of changes in estimated reserves are included in the results of operations in the period in which the estimates are changed.

Tax Contingencies

We are subject to income taxes and other state and local taxes. Our tax returns, like those of most companies, are subject to periodic audit by federal, state and local tax authorities. Future audits may include questions regarding our tax filing positions, including the timing and amount of deductions and the reporting of various taxable transactions. At any one time, multiple tax years are subject to audit by the various tax authorities. In evaluating the exposures associated with our various tax filing positions, we may record a liability for such exposures. A number of years may elapse before a particular matter, for which we have established a liability, is audited and fully resolved or clarified. We adjust our liability for these tax exposures in the period in which a tax position is effectively settled, the statute of limitations expires for the relevant taxing authority to examine the tax position or when more information becomes available.

Our liabilities for these tax positions contain uncertainties because we are required to make assumptions and apply judgment to estimate the exposures associated with our various filing positions. Although we believe that our judgments and estimates are reasonable, actual results could differ, and we may be subject to losses or gains that could be material.

Quantitative and Qualitative Disclosures About Market Risk

At March 31, 2017, we held no significant derivative instruments that materially increased our exposure to market risks for interest rates, foreign currency rates, commodity prices or other market price risks. Our operations are currently conducted entirely within the U.S.; therefore, we had no significant exposure to foreign currency exchange rate risk.

BUSINESS

Our Company

Since June 2015, Boston Omaha Corporation has been in the business of outdoor billboard advertising, acquiring existing billboard locations in Florida, Alabama, Georgia and Wisconsin. In September 2015, we organized a new subsidiary, General Indemnity Group, LLC, to commence insurance operations, which in April 2016 acquired Warnock, a broker of surety insurance, and subsequently acquired a licensed surety insurance company, UC&S, in December 2016. We also have acquired minority interests in two commercial real estate brokerage, property management and real estate services companies located in Las Vegas, Nevada and minority interests in two other residential real estate ventures. Our objective is to grow intrinsic value per share at an attractive rate by retaining capital to reinvest in the productive capabilities of our current subsidiaries, make opportunistic investments, and/or invest in new, anticipated durable earnings streams. Each of these options for capital will be compared to one another on a regular basis, and capital deployed according to our management’s judgment as to where allocated capital has the potential to achieve the best return.

Our History

Boston Omaha Corporation was originally incorporated as REO on August 10, 2009 under the laws of the State of Texas. On March 16, 2015, we reincorporated as a Delaware corporation and changed our name to Boston Omaha Corporation. Our principal business address is 292 Newbury Street, Suite 333, Boston, Massachusetts 02115, and our telephone number is 857-256-0079. We became a publicly held corporation in November 2012 when Akashic Ventures, Inc., our prior principal stockholder, distributed to certain of its stockholders a total of 132,992 shares of Company common stock held by it. We registered as a reporting company under the Exchange Act, on November 9, 2016. In 2016, we were listed for trading on the OTCQX under the trading symbol “BOMN.”

On February 13, 2015, Magnolia and Boulderado acquired from Richard Church, all of the shares of the company’s common stock owned by Mr. Church, representing approximately 95% of the company’s issued and outstanding shares. Mr. Church also sold to each of Boulderado and Magnolia interest in two promissory notes issued by the company to Mr. Church in the principal amount of $398,224. These notes were subsequently converted into our common stock. Finally, Mr. Church retained a non-recourse promissory note issued by Ananda Holding, LLC, which we refer to as “Holding,” our wholly-owned subsidiary, in the principal amount of $135,494, which we refer to as the “Holding Note.” Under the terms of the Holding Note, Holding could transfer our entire interest in Ananda Investments, LLC, the principal asset owned by REO, to Mr. Church in exchange for the Holding Note and Mr. Church could exchange the Holding Note for our entire interest in Ananda Investments. In December 2015, Mr. Church received the interest in Ananda Investments in exchange for cancellation of the Holding Note. As a result of these transactions, we have no debt outstanding.

In February 2015, Alex B. Rozek was elected as our sole Director and President. In March 2015, Mr. Rozek elected Adam K. Peterson, a principal of Magnolia as an additional Director and as our Executive Vice President. Mr. Rozek and Mr. Peterson serve as Co-Chief Executive Officers and Co-Chairmen of our board of directors. Mr. Brendan J. Keating was subsequently elected to our board of directors in February 2016 and Mr. Bradford B. Briner was elected to our board of directors in April 2016. Each of Mr. Frank H. Kenan II and Mr. Vishnu Srinivasan has agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ.

On March 16, 2015, we converted from a Texas corporation to a Delaware corporation and adopted new bylaws. On June 18, 2015, we amended and restated our certificate of incorporation. As part of the amended and restated certificate of incorporation, we effected a 7:1 reverse stock split of our Class A common stock effective as of June 18, 2015. We also created an additional series of our stock now named Class B common stock (the renaming of our classes of stock was accomplished through a charter amendment on May 25, 2017). Each share of Class B common stock is identical to the Class A common stock in liquidation, dividend and similar rights. The only differences between the Class B common stock and our Class A common stock is that each share of Class B common stock has 10 votes for each share held, while the Class A common stock has a single vote per share and certain actions cannot be taken without the approval of the holders of the Class B common stock. There are currently 1,055,560 shares of our Class B common stock outstanding, which shares are owned in equal amounts by each of Boulderado and Magnolia.

Since February 2015, we have raised $66,872,500 in equity financing, of which $43,305,577 and $11,305,595 have been invested by Magnolia and Boulderado Partners, respectively. We raised these funds primarily in three separate rounds of financing, each of which coincided with pending or anticipated acquisitions.

Our Acquisitions and Equity Investments

Since June 2015, we have expended over $44 million in the acquisition of businesses in outdoor billboard advertising and in surety insurance and brokerage operations, as well as purchased equity interests in several real estate businesses. All of our acquisitions to date have been in billboard and surety insurance businesses, and we anticipate we will continue to seek acquisitions in these businesses areas and to possibly expand into other businesses that we believe have the potential to provide durable streams of earnings power at an attractive level relative to capital employed.

Link Media Holdings:    Since June 19, 2015, in 10 unrelated acquisitions and one exchange, we have acquired numerous billboards, many with multiple faces, and related easements, operating assets and rights in some instances to construct additional billboards. These billboards are located in Alabama, Florida, Georgia and Wisconsin. We paid a combined purchase price of $28,879,774 for these billboards and related assets. As of June 13, 2017, we owned 532 billboard structures containing a total of 907 faces, of which 30 are digital displays.

General Indemnity:    On April 20, 2016, our subsidiary, GIG, acquired the stock of The Warnock Agency for $1,345,000. On May 19, 2016, GIG entered into a Stock Purchase Agreement with the stockholders of UC&S. On December 5, 2016, the Massachusetts Division of Insurance approved the transaction and the transaction was completed on December 7, 2016. The purchase price for the acquired stock was $13,000,000 and in addition, we have contributed $2.75 million in statutory capital to UC&S since the beginning of 2017. UC&S is an insurance company headquartered in Quincy, Massachusetts, specializing in providing surety bonds. As of June 13, 2017, UC&S is authorized to issue surety insurance in 33 states and the District of Columbia, and we are currently seeking approval to expand this authorization to all 50 states.

Real Estate:    We have made minority equity investments totaling $994,398 in four businesses involved in the acquisition, holding, operation, management, financing and sale of residential real estate and the management of commercial real estate. The residential real estate investments and the investment in the company that invests in commercial real estate centers are projects which we expect to be finite in duration while the commercial real estate management services investment is anticipated to be perpetual with our share of any recurring earnings over time to accrue indefinitely as long as the management services company remains in business. In October 2015, we acquired an 8.33% interest in DFH Leyden, LLC, whose business is to manage the acquisition, holding, operation, management, financing and sale of residential real estate. Our equity contribution was $377,732. In January 2016, we acquired a 7.15% interest in DFH Leyden 2, LLC, an entity affiliated with DFH Leyden, LLC whose business is also to manage the acquisition, holding, operation, management, financing and sale of residential real estate. Our equity contribution was $159,166. In December 2015, we acquired a 30% interest in Logic whose business is to engage in property management and in the brokerage and capital market industries. Our equity contribution was $195,000. Brendan Keating, who is the manager of Logic, became a director of our company subsequent to our initial investment. Following his election, we subsequently participated in two additional capital contributions in Logic in the aggregate amount of $165,000, maintaining our interest at 30%. In December 2015, we acquired a 15% interest in TAG SW1, LLC, which we refer to as “TAG,” whose business is to invest in retail centers. At December 31, 2015, TAG had acquired investments in two retail centers located in Las Vegas, Nevada. Our equity contribution was $97,500. An entity controlled by two of our directors, Brendan Keating and Adam Peterson, is the manager of TAG. We are a passive investor in each of these entities.

Industry Background

We currently operate out-of-home advertising services and sell surety insurance products and have made minority investments in several real estate management firms.

Out-of-Home Advertising.    We currently own and operate 532 billboard structures containing a total of 907 faces, of which 30 are digital displays. Of the 532 billboard structures, 404 billboards are located in Wisconsin, 82 billboards in Georgia, 45 billboards in Alabama, and one billboard in Florida. In addition, we hold options to build additional billboards in several of these states. Over 95% of our billboards reside on leased parcels of property. The site lease terms generally range from one to 20 years and often come with renewal options. Many of our leases contain options to extend the lease so as to allow continuous operation for many years. Generally, we seek to avoid leases which have a limited term of less than 10 years without an extension option. Bulletins are large advertising structures consisting of panels on which advertising copy is displayed. On traditional billboards, the customer’s advertising copy is printed with computer-generated graphics on a single sheet of vinyl and wrapped around the billboard structure. Bulletins are usually located on major highways and target vehicular traffic. Advertising contracts are typically short-term (e.g., one month to one year). We generally lease individually-selected bulletin space to advertisers for the duration of the contract (usually one to twelve months). In addition to the traditional displays described above, we also have digital ad displays. Outdoor billboards were estimated as a $4.9 billion market in the U.S. in 2016. Other outdoor advertising solutions, including street furniture (for example, bus shelters and benches), transit and other new alternative advertising signs at sports stadiums, malls, airports and other locations account for an additional estimated $2.6 billion in revenues in 2016. There is no concentration of industries to which we lease billboard space.

Insurance Services.    Suretyship insurance occurs when one party guarantees payment or performance by another party for an obligation or undertaking. Many obligations are guaranteed through surety bonds. Common types of surety bonds include commercial surety bonds and contract surety bonds. Suretyship is an integral part of the functioning of government and commerce. In many complex endeavors involving risk, a need exists to have a third party assure the performance or obligations of one party to another party. Surety companies are the “third parties” that provide such assurances in return for premium payments. Surety bonds are provided in government bidding and contracting processes as well as for individuals obtaining various government licenses. Various types of bonds are designed to insure a contractor bidding on a project will enter into the contract at the stated bid price that the contractor will complete the project, and that contractors will pay their subcontractors and suppliers.

Surety bonds are regulated by state insurance departments. Surety insurance companies operate on a different business model than traditional casualty insurance. Surety is designed to prevent a loss. Though some losses do occur, surety premiums do not contain large provisions for loss payment. The surety takes only those risks which its underwriting experience indicates are reasonable to assume based on its underlying experience. This service is for qualified individuals or businesses whose affairs require a guarantor. The surety views its underwriting as a form of credit, much like a lending arrangement, and places its emphasis on the qualifications of the prime contractor or subcontractor to fulfill its obligations successfully, examining the contractor’s credit history, financial strength, experience, work in progress and management capability. After the surety assesses such factors, it makes a determination as to the appropriateness and the amount, if any, of surety credit.

Surety insurers are highly regulated and scrutinized, through legal requirements for regular financial audits and other means, in order to conduct surety business. Most surety companies, in turn, distribute surety bonds through licensed surety bond producers, licensed business professionals who have specialized knowledge of surety products, the surety market, and the business strategies and underwriting differences among sureties. A bond producer can serve as an objective, external resource for evaluating a construction firm’s capabilities and, where necessary, can suggest improvements to help the construction firm meet a surety company’s underwriting requirements. Bond producers compete based on their experience, reputation, and ability to issue bonds on behalf of sureties.

Real Estate Management and Other Real Estate Services.    Over the five years leading up to 2016, the commercial real estate industry has recovered from the difficult recessionary environment that was characterized by tightened lending conditions and a severe decline in all forms of real estate construction. As more investment continues in office, medical and other segments of the real estate market, the demand by investors in a commercial real estate market estimated at $15 trillion is anticipated to continue to grow and we believe that the need for management, brokerage and other services will continue to provide an attractive opportunity for investment.

Strategy

Since present management took over in February 2015, we have engaged in acquisitions in outdoor advertising, surety insurance and commercial and residential real estate management and services. Our strategy focuses on investing in companies that have consistently demonstrated earnings power over time, with attractive pre-tax historical returns on tangible equity capital, while utilizing minimal to no debt, and that are available at a reasonable price. To date, our acquisitions and operations have been funded by equity investments and debt conversions totaling $66,872,500, of which $43,305,577 and $11,305,595 have been invested by Magnolia and Boulderado, respectively. We have used a portion of these proceeds from these financings to acquire outdoor billboard assets in Alabama, Florida, Georgia and Wisconsin. We expect to continue to seek additional acquisitions in out-of-home advertising. We believe the billboard business offers the potential to provide a durable and growing cash flow stream over time. In addition, we believe multiple opportunities could exist in time for the industry at large, including but not limited to: supply limitations, demand growth, opportunity to convert static billboard faces to digital applications when the economics are favorable, and a growing use of billboard advertising by customers who previously ignored or underutilized the medium due to the general inflexibility of static board contracts. We have also used the proceeds of these financings to organize GIG and to complete the acquisitions of Warnock, a surety insurance broker, and UC&S, a surety insurance company. To date, we have made an investment in a commercial real estate services company in Las Vegas, Nevada and shorter-term investments in a commercial real estate venture in Nevada and two residential real estate development projects in Colorado.

We believe that we can achieve improved operating results by growing our billboard and surety insurance business into larger national businesses. As we grow our outdoor billboard business, we believe we can seek to expand our customer base to larger national and regional firms. We may also explore opportunities to expand into other outdoor media markets and related services. In our surety insurance business, we employ a hybrid distribution model, working both on a direct basis as well as through the traditional agency model.

We source acquisitions both internally via phone calls, research or mailings and also by receipt of target acquisition opportunities from a number of brokers and other professionals. As of the date of this prospectus, we have entered into three nonbinding letters of intent to acquire billboard assets and one nonbinding letter of intent to acquire a surety brokerage firm. We believe each of these proposed acquisitions is consistent with our growth strategy, but there can be no assurance that we will consummate acquisitions pursuant to our letters of intent or acquire any additional billboard assets or surety brokerage firms. Furthermore, our acquisitions are subject to a number of risks and uncertainties, including as to when, whether and to what extent the anticipated benefits and cost savings of a particular acquisition will be realized. See “Risk Factors—Risks Related to Our Business—Our failure to successfully identify and complete future acquisitions of assets or businesses could reduce future potential earnings, available cash and slow our anticipated growth.” We are also seeking opportunities to acquire other businesses or a significant interest in existing businesses. We look to acquire businesses in their entirety that have consistently demonstrated earnings power over time, with attractive pretax historical returns on tangible equity capital, while utilizing minimal to no debt, and that are available at a reasonable price. However, we may consider minority positions and stock issuance when the economics are favorable. In certain circumstances, we may enter lines of business directly when the opportunities and economics of doing so are favorable in comparison to acquisitions.

Out-of-Home Advertising.    We seek to capitalize on our growing network and diversified geographical and product mix to grow revenues. We currently own 532 billboard structures containing a total of 907 faces in Wisconsin, Alabama, Florida and Georgia. These include 30 digital displays and 26 tri-vision static displays. Each of our billboard structures may have one to four faces. We believe the outdoor advertising business offers attractive industry fundamentals which we hope to utilize and leverage as we plan to continue to grow our presence in the United States. We hope that our growing presence will be an attractive tool in identifying and attracting both local and national advertisers. We work with our customers to enable them to better understand how our billboards can successfully reach their target audiences and promote their advertising campaigns. Our long-term strategy for our outdoor advertising businesses includes pursuing digital display opportunities where appropriate, while simultaneously utilizing traditional methods of displaying outdoor advertisements, and with a goal of consolidating fragmented markets where applicable.

Digital displays offer the opportunity to link electronic displays through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays. The ability to change copy by time of day and quickly change messaging based on advertisers’ needs creates additional flexibility for our customers. However, digital displays require more capital to construct compared to traditional bulletins and may not be sited in many locations due to concerns over their light disrupting communities. Currently, our largest presence is in Wisconsin and Georgia, with additional locations in Alabama and Florida. We currently deploy 30 digital billboards and we also have options to establish two additional structures with four digital displays in Florida in the area adjacent to the Florida State Fairgrounds in Tampa.

Our local production staffs provide many of our customers with a range of services required to create and install advertising copy. Production work includes creating the advertising copy design and layout, coordinating its printing with outside printing firms and installing the copy on the billboard face. We provide creative services to smaller advertisers and to advertisers not represented by advertising agencies. National advertisers often use preprinted designs that require only installation.

Our creative and production personnel typically develop new designs or adapt copy from other media for use on our inventory. Our creative staff also can assist in the development of marketing presentations, demonstrations, and strategies to attract new clients.

We typically own the physical structures on which our clients’ advertising copy is displayed. We acquire new structures from third parties and erect them on sites we either lease or own or for which we have acquired permanent easements. We generally have limited or no responsibilities to maintain the land on which the billboard is sited. The site lease terms generally range from one to 20 years and often come with renewal options, or exist in areas where we believe that regulations make it probable a new lease will be signed prior to expiration on similar economic terms to existing leases. In addition to the site lease, we must obtain a permit to build and operate the sign. Permits are typically issued in perpetuity by the state or local government and typically are transferable or renewable for a minimal, or no, fee. Traditional bulletin and poster advertising copy is either printed with computer generated graphics on a single sheet of vinyl or placed on lithographed or silk-screened paper sheets supplied by the advertiser. These advertisements are then transported to the site and in the case of vinyl, wrapped around the face of the site, and in the case of paper, pasted and applied like wallpaper to the site. The operational process also includes conducting visual inspections of the inventory for display defects and taking the necessary corrective action within a reasonable period of time. Our lease obligations vary under these arrangements, where, in some situations, we have no obligations other than to maintain the billboard, and, in other instances, we have certain obligations to maintain the real estate on which the billboards are sited. Our billboard lease costs in 2016 and 2015 were $546,884 and $114,587, respectively.

Insurance Operations.    UC&S has specialized in providing surety bonds since 1989. UC&S is a licensed and authorized insurance carrier rated A- (“Excellent”) by AM Best and is approved by the United States Department of the Treasury (570 Circular). UC&S is currently authorized to issue surety insurance in the District of Columbia and 33 states: Arizona, Arkansas, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Virginia, Washington, and West Virginia. We are in the process of expanding our authorization to issue surety insurance to all 50 states. In addition to traditional surety bonds for contractors and subcontractors, we offer a wide array of bonds, including title, auto dealer, lottery store owner, probate, janitorial dishonesty, transportation and mortgage broker bonds. We also operate Warnock, a broker licensed in all 50 states to sell surety bonds.

We also offer a “Fast Track Rate Advantage” surety bond program through UC&S. This program was developed in response to the needs of small to medium-sized contracting and service firms who expressed a desire for a faster application process with lower rates and higher bond limits than what was then available in the marketplace. The Fast Track Rate Advantage program is typically available for lower contract surety bond amounts. In determining whether to issue the bond, we review audited financial information (or unaudited information with tax return confirmations) from the contractor, in coordination with the contractor’s bond application and other credit history, as well as all pertinent information regarding the contract and the bidding process. During the past ten years in which this program has operated, we have not incurred a higher claims rate using the Fast Track Rate Advantage Program than with our other bond products.

We seek to reduce our risk through limiting policy amounts, extensive underwriting processes, and the use of reinsurance. Our underwriting process considers a number of factors, including financial health of the customer, the customer’s litigation history, the type of project and bidding process, the form of bond, and, if appropriate, the customer’s pledge of collateral to reduce the risk in the event of a default. Our experience in not being able to recover fully against a customer has, to date, been very limited, as reflected by our claim losses. Historically, claims on surety insurance are mitigated both by the limited number of claims, limited coverage amounts and by the ability to pursue the customer obtaining the surety bond for recovery of amounts paid. This contrasts to property and casualty, or life insurance coverages where there is no recovery against the insured. For the fiscal years ended December 31, 2016, 2015 and 2014, claims paid or incurred, net of related subrogation constituted 1.2%, 0.0% and 0.5% of UC&S’ revenues, respectively. Unlike other insurance, such as property and casualty insurance, surety insurance losses are typically very limited due to the indemnity obligations of the insured (including the insured providing collateral as requested), the insurance company’s right to obtain on a priority basis any uncollected funds from any government construction project on which it has issued a bond and steps in for the insured, and reinsurance arrangements.

Our Opportunity

Billboard Economic Opportunity.    We believe the billboard industry has the potential for attractive contribution on each incremental dollar of revenue. Specifically, we believe the potential billboard advertising economic opportunity of each incremental dollar invested is as shown below. Contribution margin is a measure of the ability of each business sector to cover fixed expenses. The presentation of contribution margin facilitates an investor’s analysis of our businesses. This analysis is derived from a number of sources, including financial results disclosed by certain publicly-traded companies in the billboard industry. In addition, this analysis includes our review of a number of outdoor billboard acquisition opportunities, information generated by trade associations, our experiences to date in the billboard industry, and our expectations of our billboard economics at scale. We believe this information is helpful to investors in understanding the potential contribution margin for billboard companies operating at scale. This information is based on information regarding potential contribution margins in the billboard industry generally and is not a presentation of our historical financial results of our billboard operations.

Billboard Economic Opportunity

Advertising revenue	$1.00

Land expense	(0.25)
Sales cost	(0.13)
Other costs	(0.13)
Maintenance capital expenditures	(0.04)

Contribution	$0.45

Capital requirements:
Net working capital (no inventory, which keeps requirements somewhat limited)
Tangible property, plant and equipment (wood, steel, digital faces, lighting)

“Contribution” is a cost accounting concept which allows management to represent the portion of sales revenue after deducting variable costs. As a result, contribution margins exclude general and administrative expenses and depreciation and amortization charges as these costs are not a direct cost tied to any potential incremental revenue.

As shown above, to illustrate the contribution margin, we believe each incremental dollar of revenue invested is associated with, on average, $0.25 of land expense, $0.13 of sales cost, $0.13 of other costs and $0.04 of maintenance capital expenditures. Land costs can vary depending on the location on which the billboards are sited, and billboard sites in large cities and on heavily traveled highways will typically result in higher land costs as a percentage of revenues, although typically offset by higher billboard rental rates. The capital requirements associated with our billboard business are net working capital, which is somewhat limited because we hold no inventory, and tangible property, plant and equipment, mainly wood, steel, digital face and lighting. In our view, the billboard economics above exist and can endure for a variety of reasons, including, but not limited to, supply restrictions on new structures and the low cost of the advertising medium relative to the audience reached. We believe that, while increased competition will emerge over time, a well-managed and well-located billboard plant has the potential to be an attractive economic asset.

Surety Insurance Economic Opportunity.     We also believe the surety insurance business has the potential for attractive contribution on each incremental dollar of revenue. We believe the nature of the surety business offers the potential to provide value to our company by allowing us to charge premiums in excess of our anticipated losses. Specifically, we believe the surety insurance contribution opportunity of an incremental dollar of net written surety premium is as shown below. As discussed above, contribution margin is a measure of the ability of each business sector to cover fixed expenses. The presentation of contribution margin facilitates an investor’s analysis of our businesses. We believe this opportunity is due in significant part to the limited claims experience typically incurred under surety insurance in contrast to other forms of insurance in which the insurer has no or limited recourse against the insured. We also believe this contribution margin is made possible by using reinsurance to mitigate certain risks. This analysis is derived from a number of sources, including financial results posted with state regulators by other surety insurance companies, UC&S’s historical financial results, information provided by various trade agencies regarding the surety bond market and claims experience, and our expected economics at scale. We believe this information is helpful to investors in understanding the potential contribution margin for surety insurance companies operating at scale. This information provides information regarding potential contribution margins in the surety insurance industry generally and is not a presentation of our historical financial results of surety insurance operations.

Surety Insurance Economic Opportunity
Net written surety premium	$1.00

Commission	(0.35)
Loss ratio	(0.15)
Other costs	(0.10)

Contribution	$0.40

Capital requirements:
Minimum surplus required by regulators (e.g. net written premium to surplus ratios)

As is the case with the billboard opportunity, the contribution margin for the surety opportunity excludes general and administrative expenses and depreciation and amortization charges as these costs are not direct costs tied to incremental revenue.

As shown above, we believe each incremental dollar of surety premium written is associated with, on average, $0.35 of commission paid, $0.15 attributed to our loss ratio and $0.10 of other costs. The capital requirements associated with our surety business are related to minimum surplus amounts required by regulators, including, for example a net written premium to surplus ratio, as well as other minimum capital and surplus requirements of various industry rating agencies that must be met. We believe we have a solid foothold in a profitable niche of the insurance industry with the flexibility to invest in both our distribution platform and our underwriting platform. Investments in distribution support policy holder acquisition and retention, while investments in underwriting may be more in the form of additions to our surplus capital. We believe that, while increased competition will emerge over time, a well managed and well underwritten surety business has the potential to be an attractive economic asset. As of June 13, 2017, UC&S is authorized to issue surety insurance in 33 states and the District of Columbia and we are currently seeking approval to expand this authorization to all 50 states.

The information presented in this section excludes depreciation and amortization expenses, as well as general and administrative expenses, and presents our expectations of the economics of these industries at scale. There can be no assurance that we will achieve these or similar economic results. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a further discussion of the factors that may impact our business and results of operations.

Competition

Out-of-Home Advertising.    The outdoor advertising industry in the United States consists of several large companies involved in outdoor advertising which own a majority of all outdoor billboards, such as Clear Channel Outdoor Communications, OUTFRONT Media Inc. and Lamar Advertising Company. These companies are estimated to generate more than 50% of the industry’s total revenues and several industry sources estimate that there are a large number of other companies serving the remainder of the market, providing a potentially significant source of billboards which may be acquired in the future. Part of our strategy is to acquire certain of the smaller and medium-sized competitors in markets we deem desirable to advertisers. We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, direct mail, online and other forms of advertisement. Outdoor advertising companies compete primarily based on their ability to reach consumers, which is driven by location of the display.

Insurance Operations.    Our insurance business operates in an environment that is highly competitive and very fragmented. We compete with other global insurance and reinsurance providers, including but not limited to Travelers, Liberty Mutual, Zurich Insurance Group, Lloyds, and CNA Insurance Group, as well as numerous specialist, regional and local firms in almost every area of our business. These companies may market and service their insurance products through intermediaries, or directly without the assistance of brokers or agents. We also compete with other businesses that do not fall into the categories above that provide risk-related services and products.

Employees

As of June 13, 2017, we had 46 employees, of which 15 were in billboard operations, 28 were in insurance services, and three were administrative or corporate related activities. None of our employees is subject to any collective bargaining agreement. We believe that our relationship with our employees is good.

Information Systems

We rely on our information systems to manage our daily business activities, interact with customers and vendors, manage our digital billboard displays, and market our services. We have outsourced certain technology and business process functions to third parties and may increasingly do so in the future. We have also hired individuals responsible for maintaining and improving our information systems and for developing systems to protect both our information and that of our customers. In order to reduce the risk of unintended disclosure of customer information, our separate business groups operate different information systems for their customer interactions. Our outsourcing of certain technology and business process functions to third parties and our reliance on our use of our information systems may expose us to increased risk related to data security, service disruptions or the effectiveness of our control system. We also maintain certain levels of insurance designed to provide some coverage in the event of any damages arising from a breach of our computer security systems.

Regulation of our Advertising Business

The outdoor advertising industry in the United States is subject to governmental regulation at the federal, state and local levels. These regulations may include, among others, restrictions on the construction, repair, maintenance, lighting, upgrading, height, size, spacing and location and permitting of and, in some instances, content of advertising copy being displayed on outdoor advertising structures.

From time to time, legislation has been introduced attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. Several jurisdictions have imposed such taxes as a percentage of our outdoor advertising revenue generated in that jurisdiction. In addition, some jurisdictions have taxed our personal property and leasehold interests in advertising locations using various valuation methodologies. In certain circumstances, such as our current Tampa operations, when we lease space from a governmental authority, we may enter into revenue sharing agreements with the authority. We expect jurisdictions to continue to try to impose such taxes and other fees as a way of increasing revenue. In recent years, outdoor advertising also has become the subject of targeted taxes and fees. These laws may affect prevailing competitive conditions in our markets in a variety of ways. Such laws may reduce our expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor advertising industry. No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry.

In the United States, federal law, principally the Highway Beautification Act, which we refer to as the “HBA,” regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads within the United States, which we refer to as “controlled roads.” The HBA regulates the size and placement of billboards, requires the development of state standards, mandates a state’s compliance program, promotes the expeditious removal of illegal signs and requires just compensation for takings.

To satisfy the HBA’s requirements, all states have passed billboard control statutes and regulations that regulate, among other things, construction, repair, maintenance, lighting, height, size, spacing and the placement and permitting of outdoor advertising structures. We are not aware of any state that has passed control statutes and regulations less restrictive than the prevailing federal requirements on the federal highway system, including the requirement that an owner remove any non-grandfathered, non-compliant signs along the controlled roads, at the owner’s expense and without compensation. Local governments generally also include billboard control as part of their zoning laws and building codes regulating those items described above and include similar provisions regarding the removal of non-grandfathered structures that do not comply with certain of the local requirements.

As part of their billboard control laws, state and local governments regulate the construction of new signs. Some jurisdictions prohibit new construction, some jurisdictions allow new construction only to replace or relocate existing structures and some jurisdictions allow new construction subject to the various restrictions discussed above. In certain jurisdictions, restrictive regulations also limit our ability to relocate, rebuild, repair, maintain, upgrade, modify or replace existing legal non-conforming billboards.

U.S. federal law neither requires nor prohibits the removal of existing lawful billboards, but it does mandate the payment of compensation if a state or political subdivision compels the removal of a lawful billboard along the controlled roads. In the past, state governments have purchased and removed existing lawful billboards for beautification purposes using federal funding for transportation enhancement programs, and these jurisdictions may continue to do so in the future. From time to time, state and local government authorities use the power of eminent domain and amortization to remove billboards. Amortization is the required removal of legal non-conforming billboards (billboards which conformed to applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over that period of time. Although amortization is prohibited along all controlled roads, amortization has been upheld along non-controlled roads in limited instances where permitted by state and local law. Since we commenced operations, we have not been asked or forced to remove or relocate a billboard, although there is no assurance that this will continue to be the case in the future.

We may expand the deployment of digital billboards in markets and in specific locations we deem appropriate and where the placement of these digital displays is permitted by government agencies regulating their locations. We are aware of some existing regulations in the U.S. that restrict or prohibit these types of digital displays. However, since digital technology for changing static copy has only recently been developed and introduced into the market on a large scale, and is in the process of being introduced more broadly, existing regulations that currently do not apply to digital technology by their terms could be revised to impose greater restrictions. These regulations, or actions by third parties, may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

Regulation of Our Insurance Business

GIG and its subsidiaries intend to transact their insurance business in many U.S. states and will be subject to regulation in the various states and jurisdictions in which they intend to operate. The extent of regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state and jurisdiction. The regulation, supervision and administration relate, among other things, to standards of solvency that must be met and maintained, the licensing of insurers and their agents, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting as well as other underwriting and claims practices. State insurance departments also conduct periodic examinations of the financial condition and market conduct of insurance companies and require the filing of financial and other reports on a quarterly and annual basis. The states in which GIG and its subsidiaries intend to operate may limit the payment of dividends from GIG to us and, as a result, to our stockholders if and when we ever declare a dividend from the operations of GIG and its subsidiaries. Currently, we do not anticipate issuing dividends for the foreseeable future. UC&S is a Massachusetts corporation licensed by the Massachusetts Division of Insurance, and currently is authorized to issue surety insurance in 33 states and the District of Columbia. We intend to expand the number of states in which UC&S is licensed to conduct business and intend to use a portion of the proceeds of this financing to provide the capital reserves we anticipate will be required as we seek to expand the size and scope of its business. See “Use of Proceeds.”

Rate and Rule Approvals.    GIG’s domestic insurance subsidiaries will be subject to each state’s laws and regulations regarding rate, form, and rule approvals. The applicable laws and regulations generally establish standards to ensure that rates are not excessive, inadequate, unfairly discriminatory or used to engage in unfair price competition. An insurer’s ability to adjust rates and the relative timing of the process are dependent upon each state’s requirements. Many states have enacted variations of competitive ratemaking laws, which allow insurers to set certain premium rates for certain classes of insurance without having to obtain the prior approval of the state insurance department.

Requirements for Exiting Geographic Markets and/or Canceling or Nonrenewing Policies.    Several states have laws and regulations which may impact the timing and/or the ability of an insurer to either discontinue or substantially reduce its writings in that state. These laws and regulations typically require prior notice, and in some instances insurance department approval, prior to discontinuing a line of business or withdrawing from that state, and they allow insurers to cancel or non-renew certain policies only for certain specified reasons.

Insurance Regulatory Information System.    The National Association of Insurance Commissioners, which we refer to as “NAIC,” developed the Insurance Regulatory Information System, which we refer to as “IRIS,” to help state regulators identify companies that may require regulatory attention. Financial examiners review annual financial statements and the results of key financial ratios based on year-end data with the goal of identifying insurers that appear to require immediate regulatory attention. Each ratio has an established “usual range” of results. A ratio result falling outside the usual range, however, is not necessarily considered adverse; rather, unusual values are used as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. Generally, an insurance company may become subject to regulatory scrutiny or, depending on the company’s financial condition, regulatory action if certain of its key IRIS ratios fall outside the usual ranges and the insurer’s financial condition is trending downward.

Risk-Based Capital (RBC) Requirements.    The NAIC has an RBC requirement for most property and casualty insurance companies, which determines minimum capital requirements and is intended to raise the level of protection for policyholder obligations. Our future U.S. insurance subsidiaries may be subject to these NAIC RBC requirements based on laws that have been adopted by individual states. These requirements subject insurers having policyholders’ surplus less than that required by the RBC calculation to varying degrees of regulatory action, depending on the level of capital inadequacy.

Investment Regulation.    Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments in federal, state and municipal obligations, corporate bonds, certain preferred and common equity securities, mortgage loans, real estate and certain other investments, subject to specified limits and certain other qualifications. If certain investments fail to meet these criteria, these investments may be excluded or limited in calculating our compliance in meeting these and other testing criteria.

Acquisition and Financing Strategy

Acquisition selection

Our management will have broad discretion in identifying and selecting prospective target acquisitions. In evaluating a prospective target acquisition, our management will consider, among other factors, the following:

∎	Management’s understanding of conditions in the particular market;

∎	Management’s assessment of the financial attractiveness of a particular target relative to other available targets, and its potential for upside appreciation and return on investment; and

∎	Capital requirements and management’s assessment of the ability to finance a particular target.

Issuance of senior and additional securities

To the extent that our board of directors determines to obtain additional capital, it may issue debt or equity securities, including senior securities. Existing stockholders will have no preemptive rights to common or preferred stock issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in our company. Additional possible effects of such an offering are described in the risk factor captioned “We may need a significant amount of additional capital, which could substantially dilute your investment.”

Borrowing of money

We currently expect that the proceeds from this offering will be sufficient to fund future acquisitions and operations for at least the next 12 months. Although we have no current plans to do so, we may in the future use a number of different sources to finance our acquisitions and operations, including cash flows from operations, seller financing, private financings (such as bank credit facilities, which may or may not be secured by our assets), additional common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time, which could include asset sales and issuance of debt securities. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Purchase and sale (or turnover) of acquired businesses

We do not currently intend to dispose of any of our properties in the near future as our strategy is to acquire assets which have the potential to generate significant cash flow over an extended period of time. However, we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interest.

Offering of securities in exchange for property

Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of businesses. For issuances of shares in connection with acquisitions, our board of directors will determine the timing and size of the issuances. Our board of directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then-existing stockholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of our Class A common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of our shares of Class A common stock.

Activities in which we do not expect to participate

We do not currently intend to invest in publicly traded stock, bonds or other securities, or the securities of other issuers, for the purpose of exercising control, underwrite securities of other issuers, or repurchase or otherwise reacquire our shares or other securities. Moreover, we have not engaged in any of the preceding activities since our inception.

Legal Proceedings

Due to the nature of our business, we are, from time to time and in the ordinary course of business, involved in routine litigation or subject to disputes or claims related to our business activities, including workers’ compensation claims and employment-related disputes. In the opinion of our management, none of the pending litigation, disputes or claims against us, if decided adversely, will have a material adverse effect, individually or in the aggregate, on our financial condition, cash flows or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our board of directors and executive officers upon completion of this offering.

Name	Age	Position(s)
Alex B. Rozek	38	Co-Chairperson of the Board, President and Co-Chief Executive Officer
Adam K. Peterson	35	Co-Chairperson of the Board, Co-Chief Executive Officer and Executive Vice President
Joshua P. Weisenburger	34	Controller, Chief Financial Officer, Secretary and Treasurer
James A. McLaughlin	67	President of Link Media Holdings, LLC
Michael J. Scholl	49	President of General Indemnity Group, LLC
Bradford B. Briner	40	Director
Brendan J. Keating	35	Director
Frank H. Kenan II	35	Director(1)
Vishnu Srinivasan	38	Director(2)

(1)	Frank H. Kenan II agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ.
(2)	Vishnu Srinivasan agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ.

Alex B. Rozek has been Co-Chairperson of our board of directors, Co-Chief Executive Officer and President since February 2015, when he became a member of our board of directors. Since July 2007, Mr. Rozek has served as the Manager of Boulderado Group, LLC, which is the investment manager of Boulderado Partners, LLC, a private investment partnership. From 2004 to 2007, Mr. Rozek served as an analyst for Water Street Capital and Friedman Billings Ramsey Group. Mr. Rozek graduated with a B.S. in Biology and a Minor in Chemistry from the University of North Carolina. Our board of directors has determined that Mr. Rozek’s 13 years’ experience in investments and financial analysis qualifies him to be a member of the board of directors in light of the Company’s business and structure.

Adam K. Peterson has been Co-Chairperson of our board of directors since March 2015, when he became a member of our board of directors. Since June 2014, Mr. Peterson has served as the Manager of The Magnolia Group, LLC, an SEC registered investment advisor and the general partner of Magnolia Capital Fund, LP. From November 2005 through August 2014, Mr. Peterson served as the Chief Investment Officer of Magnolia Capital Partners, LP and related entities. From May 2004 through June 2006, Mr. Peterson was a financial analyst for Peter Kiewit Sons, Inc. Mr. Peterson graduated with a B.S. in Finance from Creighton University. Our board of directors has determined that Mr. Peterson’s 12 years’ experience in investments and financial analysis qualifies him to be a member of the board of directors in light of the Company’s business and structure.

Joshua P. Weisenburger has served as our Chief Accounting Officer since August 2016, as our Controller since June 2016 and as our Chief Financial Officer, Secretary and Treasurer since June 2017. From July 2011 through June 2016, Mr. Weisenburger was employed by Ecolab, Inc. a global leader in water, hygiene and energy technologies and services. At Ecolab, Mr. Weisenburger served first as a finance manager and then as a finance controller throughout various divisions within the company. Prior to his time at Ecolab, Mr. Weisenburger was employed from June 2005 through August 2009 by Kiewit Corporation, a construction, engineering and mining services company, and held several different treasury roles. Mr. Weisenburger graduated with a B.S. in Finance from Creighton University and an MBA from the University of Minnesota—Carlson School of Management.

James A. McLaughlin has served as President of Link Media Holdings, Inc. since March 2017. From October 2013 through October 2016, Mr. McLaughlin served as President and Chief Executive Officer of Signal Holdings, LLC, the owner of Signal Outdoor, LLC, a leading operator of street furniture and transit assets primarily located on the east coast of the US. From June 2004 through June 2012, Mr. McLaughlin served as President and Chief Executive Officer of Olympus Media, LLC, a private equity backed operator of billboards. Mr. McLaughlin has held senior management positions at other outdoor advertising businesses since 1974. Mr. McLaughlin attended West Virginia University.

Michael J. Scholl has served as President of General Indemnity Group LLC since October 2015. From May 2013 through October 2015, Mr. Scholl served as Senior Vice President for Allied Public Risk, a division of Aegis General Insurance Agency, which provides customized insurance products for public entity pools, cities, counties, schools and special service districts. From November 2013 through May 2014, he served as Chief Operating Officer for American Public Risk, when its business was moved to Allied Public Risk. From November 2009 through October 2013, Mr. Scholl served as Vice President of Business and Product Development at the Argonaut Group, which underwrites specialty insurance and reinsurance products in the property and casualty market worldwide, providing coverage for workers compensation, general liability, auto liability, and various public entity liability risks; and management liability, and errors and omissions liability. He also served as Vice President for its Commercial Deposit Insurance Agency subsidiary, a direct provider of cyber-security and crime insurance, from August 2012 through September 2013. From 1992 through November 2009, Mr. Scholl has held various positions as an actuary and in management at several different insurance firms. Mr. Scholl is a credentialed actuary, and holds both a B.S. in Statistics, and a B.A. in Business (Economics) from the University of Miami and an M.S. in Statistics from Purdue University.

Bradford B. Briner has served as a member of our board of directors since April 2016. Mr. Briner joined Willett Advisors in 2012 and is the Co-Chief Investment Officer. Willett is the investment management arm of the Bloomberg Family and for the Bloomberg Philanthropies. Previously, Mr. Briner was the Managing Director of Private Investments for Morgan Creek Capital, a $10 billion fund of funds that he co-founded in 2004. Mr. Briner graduated from the University of North Carolina at Chapel Hill as a Morehead Scholar with a degree in economics with distinction. Mr. Briner also received an MBA with distinction from Harvard Business School. Our board of directors has determined that Mr. Briner’s 12 years’ experience in real estate, investment and management services qualifies him to be a member of the board of directors in light of the Company’s business and structure.

Brendan J. Keating has served as a member of our board of directors since February 2016. Mr. Keating since August 2015 has been Manager and CEO of Logic Real Estate Companies, LLC, a company based in Las Vegas, Nevada and formed in 2015 which provides commercial property brokerage and property management services. A trust controlled by members of Mr. Keating’s family owns a majority of the membership interest in Logic Real Estate Companies, LLC. From 2005 to 2015, Mr. Keating was employed at The Equity Group, a company providing services to the commercial real estate market in brokerage, investment, management, development, consulting, tax appeal and facility maintenance services. Mr. Keating served as a principal of The Equity Group from 2007 to 2015. Mr. Keating has a B.S. in Finance and Entrepreneurship from Creighton University. Our board of directors has determined that Mr. Keating’s 12 years’ experience in commercial real estate brokerage, investment and management services qualifies him to be a member of the board of directors in light of the Company’s business and structure.

Frank H. Kenan II agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ. Mr. Kenan co-founded KD Capital Management, LLC in August 2014 and currently serves as the Co-Founder and Principal. KD Capital Management, LLC is the investment manager of KD Capital, L.P., a value-oriented investment partnership. Previously, Mr. Kenan was an Investment Analyst at Boulderado Group, LLC from

September 2011 to December 2014, a Development Associate at Edens & Avant from January 2006 to January 2008, and an Analyst at Vivum Group from May 2005 to January 2006. In 2005, Mr. Kenan graduated from the College of Charleston with a B.S. in Anthropology. Mr. Kenan graduated with an M.B.A., with a concentration in finance, from the University of North Carolina at Chapel Hill – Kenan-Flagler Business School. Our board of directors has determined that Mr. Kenan’s 12 years’ experience in investments and financial analysis qualifies him to be a member of the board of directors in light of the Company’s business and structure.

Vishnu Srinivasan agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ. Mr. Srinivasan joined Ganesh Investments, L.L.C. in November 2012 and is a Director focused on public and private equity investments. Ganesh Investments provides investment advisory services to members of the Pritzker family and their charitable foundations. Previously, Mr. Srinivasan was an Analyst at Alyeska Investment Group, a long/short hedge fund, from November 2009 to October 2012, and a Principal at Berkshire Partners, a private equity fund, where he held various roles from August 2002 until October 2009. Mr. Srinivasan graduated summa cum laude from the Wharton School at the University of Pennsylvania with a B.S. in Economics. Mr. Srinivasan also received an MBA from Harvard Business School. Our board of directors has determined that Mr. Srinivasan’s 13 years’ experience in public and private equity, investment and management services qualifies him to be a member of the board of directors in light of the Company’s business and structure.

Each executive officer is elected or appointed by, and serves at the discretion of, our board of directors. The elected officers of the Company will hold office until their successors are duly elected and qualified, or until their earlier resignation or removal.

Board of Directors

Family Relationships

None of our officers or directors has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

Board Composition

Upon completion of this offering, our board of directors is expected to have six members, comprised of a director affiliated with Magnolia, a director affiliated with Boulderado, a director affiliated with Logic Real Estate Companies, LLC, and three independent directors. Other than members elected by the holders of our Class B common stock, members of the board of directors will be elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office. Under the terms of our certificate of incorporation, the holders of our Class B common stock elect two members to our board of directors, which members currently are Mr. Rozek and Mr. Peterson.

Director Independence

Our board of directors has affirmatively determined that each of Bradford B. Briner, Frank H. Kenan II (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ) and Vishnu Srinivasan (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ) is an independent director under the applicable rules of the NASDAQ and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Controlled Company

Upon completion of this offering, Magnolia and Boulderado will jointly control a majority of our outstanding common stock. As a result, we expect to be a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including:

∎	the requirement that a majority of the board of directors consist of independent directors;

∎	the requirement that we have director nominees selected or recommended for the board’s selection, either by a majority vote of only the independent directors or by a nominations committee comprised solely of independent directors, with a written charter or board resolution addressing the nominations process; and

∎	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following this offering, we intend to utilize these exemptions. As a result, we do not expect that we will have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods.

More specifically, if we cease to be a controlled company within the meaning of these rules, we will be required to (i) satisfy the majority independent board requirement within one year of our status change, and (ii) have (a) at least one independent member on each of our nominating and corporate governance committee and compensation committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of our status change and (c) fully independent committees within one year of the date of our status change.

Board Leadership Structure

Our board of directors does not have a formal policy on whether the roles of Co-Chief Executive Officers and Co-Chairmen of the board of directors should be separate. However, Alex Rozek and Adam Peterson currently serve as both Co-Chief Executive Officers and Co-Chairman. Our board of directors has considered its leadership structure and believes at this time that our company and its stockholders are best served by having both persons serve in both positions. Combining the roles fosters accountability, effective decision-making and alignment between interests of our board of directors and management.

Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet the company’s needs.

Role of Board in Risk Oversight

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit and risk committee oversees management of enterprise risks as well as financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our compliance committee is responsible for overseeing the management of compliance and regulatory risks facing our company and risks associated with business conduct and ethics. Our nominating and corporate governance committee oversees risks associated with corporate governance. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Board Committees

Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it.

Audit and Risk Committee

Upon completion of this offering, our audit and risk committee is expected to consist of Bradford B. Briner, Frank H. Kenan II (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ), and Vishnu Srinivasan (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ), with Bradford B. Briner serving as chair of the committee. The committee assists the board of directors in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our compliance committee), our independent auditor’s qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor.

Our board of directors has adopted a written charter under which the audit and risk committee operates. A copy of the audit and risk committee charter, which will satisfy the applicable standards of the SEC and the NASDAQ, will be available on our website upon the closing of the offering.

Compensation Committee

Upon completion of this offering, our compensation committee is expected to consist of Bradford B. Briner, Frank H. Kenan II (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ) and Vishnu Srinivasan (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ), with Bradford B. Briner serving as chair of the committee. The compensation committee of the board of directors is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation. A copy of the compensation committee charter will be available on our website.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee is expected to consist of Bradford B. Briner, Frank H. Kenan II (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ) and Vishnu Srinivasan (whose election to the board will be effective as of the commencement of trading of our Class A common stock on NASDAQ), with Bradford B. Briner serving as chair of the committee. The nominating and corporate governance committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, selection of the director candidates to fill any vacancies on our board of directors and the development of our corporate governance guidelines and principles. A copy of the nominating and corporate governance committee charter will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NASDAQ, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Co-Chairmen and Co-Chief Executive Officers, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

EXECUTIVE COMPENSATION

As an emerging growth company and a smaller reporting company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. We refer to these officers as our named executive officers or “NEOs.” Our NEOs for the year ended December 31, 2016 were:

∎	Alex B. Rozek, our current Co-Chairman, Co-Chief Executive Officer and President;

∎	Adam K. Peterson, our current Co-Chairman, Co-Chief Executive Officer and Executive Vice President;

∎	Jeffrey C. Piermont, our former Chief Administrative Officer, Treasurer and Secretary, who resigned these positions effective December 31, 2016 to assume a position within our General Indemnity Group, LLC subsidiary; and

∎	Michael J. Scholl, the current President of General Indemnity Group, LLC.

The following table sets forth information with respect to the compensation of our executive officers for fiscal years 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Alex B. Rozek	2016	$23,660	–	–	$23,660
Co-Chief Executive Officer and President	2015	$9,230	–	–	$9,230
(Principal Executive Officer)

Adam K. Peterson	2016	$23,660	–	–	$23,660
Co-Chief Executive Officer and Executive Vice President	2015	$9,858	–	–	$9,858

Jeffrey C. Piermont	2016	$150,000	–	–	$150,000
Chief Administrative Officer and Treasurer	2015	$14,787	–	–	$14,787

Michael J. Scholl	2016	$250,000	–	–	$250,000
President of General Indemnity Group, LLC	2015	$51,915	–	–	$51,915

Outstanding Equity Awards at Fiscal Year-End

We had no outstanding equity awards at December 31, 2016. We do not currently have any equity incentive plans established and, as a result, none of our officers and directors is a party to any equity incentive plan.

Director Compensation

We reimburse all of our directors for reasonable travel and other expenses incurred in attending board of directors and committee meetings. No director currently receives additional compensation for serving as a director.

Compensation Committee Interlocks and Insider Participation

Except as described below, none of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. An entity controlled by Mr. Keating serves as the Manager of Logic.

Mr. Keating and Mr. Peterson serve as the Managers of The Aligned Group, LLC, which serves as the Manager of TAG SW 1, LLC, whose business is to invest in retail centers and of which we acquired a 15% stake. See “Certain Transactions.”

Employment Contracts, Termination of Employment and Change in Control Arrangements

Rozek and Peterson Employment Agreements

On August 1, 2015, we entered into employment agreements with each of Alex B. Rozek and Adam K. Peterson. Mr. Rozek and Mr. Peterson each serve as our Co-Chief Executive Officer. Each of the employment agreements has a one-year term, with automatic successive one-year renewal terms unless we or the executive decline to renew the agreement. Each of the employment agreements provides for a base salary at $23,660 per year through December 31, 2015, and an annualized base salary of $275,000 for calendar year 2016. However, each of these agreements has been amended to delay an increase in the base salary from $23,660 until such time as approved by the board of directors, which is not expected to occur prior to December 31, 2017. Each of the employment agreements also provides for certain severance payments to the executives in the event their employment is terminated by us without cause or if the executive terminates his employment for good reason.

Each of Messrs. Rozek and Peterson participate in a management incentive bonus plan, which we refer to as the “MIBP,” effective as of August 1, 2015, under which participants of such plan are eligible to receive cash bonus awards based on achievement by the company of certain net growth target objectives. Each of Alex B. Rozek and Adam K. Peterson are eligible to participate in the management incentive bonus plan pursuant to their respective employment agreements. The MIBP provides for a bonus pool, determined on an annual basis by the compensation committee of the board of directors, equal to up to 20% of the amount by which our stockholders’ equity for the applicable fiscal year (excluding increases or decreases in stockholders’ equity resulting from purchases or redemptions of our securities) exceeds 106% of our stockholders’ equity for the preceding fiscal year.

In the event that either Mr. Rozek or Mr. Peterson’s employment is terminated without cause or if either elects to terminate his employment for good reason, he is entitled to receive severance payments equal to the amounts which would have been payable to him under the MIBP if he had remained with us through the remainder of the fiscal year in which his employment terminated multiplied by a fraction equal to the number of days during the fiscal year that he remained employed by us divided by 365. If either Mr. Rozek or Mr. Peterson becomes our full-time employee, severance payments also will include an amount equal to four months base salary for each full 12 month period that each is employed by us commencing August 1, 2015, except that in no event shall severance payments exceed the then current base salary on a monthly basis multiplied by 12.

Scholl Employment Agreement

We entered into an employment agreement with Mr. Scholl in October 2015 providing for an annual base salary of not less than $250,000, plus benefits in accordance with our standard benefits package. Mr. Scholl’s employment agreement also provides for an annual cash incentive bonus and a long term bonus plan. Under the annual cash incentive bonus, Mr. Scholl is entitled to receive an annual bonus in an amount equal to twelve and one-half percent (12.5%) of the difference, if any, between (x) the pre-tax earnings of GIG for the applicable calendar year (determined in accordance with U.S. generally accepted accounting principles) minus (y) an amount equal to ten percent (10%) of the Company’s average total equity for such calendar year, as calculated on a quarterly basis. Mr. Scholl is also eligible to receive a long-term cash bonus, the receipt of which is subject to vesting. The long term bonus, if any, with respect to any particular calendar year will equal ten percent (10%) of the increase in book value for GIG based on pre-tax earnings commencing at the end of the calendar year following the year in which the long term bonus was earned. The long term bonus is reduced by any annual bonus paid to Mr. Scholl. If Mr. Scholl’s employment is terminated without cause, Mr. Scholl is entitled to an amount equal to the amount of base salary otherwise payable for a period of three months following the effective date of such termination, payable over three months in accordance with the Company’s customary payroll practices as well as all earned bonus payments, whether vested or unvested.

McLaughlin Employment Agreement

On March 3, 2017, we hired James A. McLaughlin to serve as the President and Chief Executive Officer of our wholly-owned subsidiary Link Media Holdings, LLC. In connection with the employment of Mr. McLaughlin, Link Media Holdings, LLC and Mr. McLaughlin entered into an employment agreement pursuant to which Mr. McLaughlin will receive an annual base salary of $208,000, which may be incrementally increased up to $500,000 based upon the achievement of certain annual revenue thresholds. Mr. McLaughlin will be eligible for a fee of 0.5% in connection with the sourcing of certain acquisition targets. In addition, Mr. McLaughlin will be eligible to receive an annual incentive cash bonus equal to 25% of the increase in annual earnings against a defined baseline, which baseline shall be subject to a minimum threshold and shall be mutually revised to the extent that capital investments or acquisition activity impacts the earnings of Link Media Holdings, LLC (although the amount of such annual bonus for calendar year 2017 will be at the discretion of Link Media Holdings, LLC). Further, Mr. McLaughlin will be eligible for a long-term incentive cash bonus based upon the achievement of certain earnings thresholds. Mr. McLaughlin will also be eligible to participate in all customary employee benefit plans or programs adopted by Link Media Holdings, LLC from time to time and made generally available to similarly situated executive employees. Additionally, the Employment Agreement provides that Mr. McLaughlin’s employment with Link Media Holdings, LLC may be terminated by either party for any reason upon 30 days’ written notice. In the event Mr. McLaughlin’s employment is terminated by Link Media Holdings, LLC without “Cause” or by Mr. McLaughlin for “Good Reason,” Mr. McLaughlin will be eligible to receive severance pay equal to 12 months’ base salary.

Carrigan Employment Agreement

On May 20, 2016, in connection with the acquisition of UC&S, UC&S entered into an employment agreement with Todd S. Carrigan, the President of UC&S, providing for an annual base salary of $300,000, an annual bonus and standard benefits. In the event Mr. Carrigan is terminated without cause, resigns for good reason or is terminated following a change in control of UC&S, he is entitled to receive severance payments equal to his base salary through the end of his initial employment term of May 2021, or through the end of any applicable subsequent one-year renewal term.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following discussion is a brief summary of certain material arrangements, agreements and transactions we have with related parties. It does not include all of the provisions of our material arrangements, agreements and transactions with related parties, does not purport to be complete and is qualified in its entirety by reference to the arrangements, agreements and transactions described, which are attached as exhibits to the registration statement of which this prospectus forms a part. We enter into transactions with our stockholders and other entities owned by, or affiliated with, our direct and indirect stockholders in the ordinary course of business. These transactions include, among others, professional advisory, consulting and other corporate services.

Participation in this Offering

Magnolia and Boulderado, our two largest stockholders, have indicated an interest in purchasing an aggregate of $47.5 million of our Class A common stock in this offering at the public offering price. Based on an assumed public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, these entities would purchase up to an aggregate of 3,653,846 of the 5,500,000 shares of Class A common stock in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to Magnolia or Boulderado, and Magnolia or Boulderado may determine to purchase more, less or no shares in this offering.

Financing History

On February 13, 2015, Boulderado and Magnolia acquired from Richard Church, the former President and former sole member of our board of directors, approximately 95% of our issued and outstanding shares. Mr. Church also sold to each of Boulderado and Magnolia a 50% interest in a promissory note issued by us to Mr. Church in the principal amount of $298,224. Mr. Church also conveyed to each of Boulderado and Magnolia a 50% interest in another promissory note issued by us to Mr. Church in the principal amount of $100,000. Finally, Mr. Church retained a non-recourse promissory note issued by Ananda Holding, LLC, our then wholly-owned subsidiary, in the principal amount of $135,494. These debt instruments, which in their principal amounts total $533,718, replaced all prior debt instruments issued by us to Mr. Church.

In addition to the two notes payable sold to Boulderado and Magnolia in the aggregate original principal amounts of $100,000 and $298,224, on April 10, 2015, we issued notes payable to Boulderado and Magnolia in the principal amount of $100,000 each, bearing interest at 5% per annum and due March 31, 2016. The notes were payable in cash or any or all of the promissory notes could be converted to shares of common stock. The conversion could not occur until we raised $1,000,000 in gross proceeds from one or a series of equity offerings. The conversion price was to be equal to 80% of the price paid by investors in the financing for identical securities. On June 19, 2015, Boulderado and Magnolia converted their notes payable, together with accrued interest of $932 each, into 12,616 shares of Class B common stock and 1,262 warrants each. The warrants are for the purchase of Class B common stock exercisable at a price of $8.00 per share, are exercisable at any time and expire on June 18, 2025.

On June 19, 2015, and in connection with the acquisition of certain outdoor billboard assets of Bell Media, LLC, we entered into subscription agreements with each of Boulderado and Magnolia, whereby each of Boulderado and Magnolia purchased 500,000 shares of our Class B common stock at a purchase price of $10.00 per share, resulting in gross proceeds to us of $10,000,000. Each of Boulderado and Magnolia also extinguished all principal and interest due under two promissory notes, each in the principal amount of $149,112, assigned to us on February 13, 2015 from Richard Church, the original holder of the notes. As a result of this note extinguishment, each of Boulderado and Magnolia received 15,164 additional shares of Class B common stock. At the same time, Boulderado and Magnolia also converted all sums due under the $100,000 convertible promissory notes we issued to each of them on April 10, 2015, such that each of Boulderado and Magnolia received 12,616 shares of Class B common stock at a conversion price of $8.00 per share. In addition, each of Boulderado and Magnolia received warrants to purchase one share of Class B common stock at a price of $10.00 per share for each 10 shares of Class B common stock purchased, resulting in each of Boulderado and Magnolia receiving warrants to purchase 52,778 shares of Class B common stock. These warrants are exercisable at any time on or before June 18, 2025. Each of the two holders of these warrants are entitled to purchase 51,516 shares of Class B common stock at an exercise price of $10.00 per share and 1,262 shares of Class B common stock at an exercise price of $8.00 per share.

The holders of record of the shares of Class B common stock, exclusively and as a separate class, are entitled to elect two directors to our board of directors, which number of Class B Directors may be reduced pursuant to the terms and conditions of the Amended and Restated Voting and First Refusal Agreement. Any Class B Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class B common stock exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Matters requiring the unanimous approval of the Class B Directors are described in the risk factor entitled “Our currently outstanding Class B common stock allows the holders of Class B common stock to elect two Directors who can each veto many important matters requiring approval of our board of directors”.

Each of Boulderado and Magnolia agreed as part of the Amended and Restated Voting and First Refusal Agreement also entered into on June 19, 2015 to elect as the Class B Directors each of Alex B. Rozek, as a nominee of Boulderado and Adam Peterson, as a nominee of Magnolia. In the event of (a) the death of a Class B Director, (b) the incapacitation of a Class B Director as a result of illness or accident, which makes it reasonably unlikely that the Class B Director will be able to perform his normal duties for the Company for a period of ninety (90) days, or (c) a change of control of Boulderado or Magnolia, then the Class B stockholder which nominated such deceased or incapacitated Class B Director, or the Class B stockholder undergoing such change of control, shall convert all of such Class B common stock into shares of our Class A common stock, in accordance with the procedures set forth in our certificate of incorporation. The Amended and Restated Voting and First Refusal Agreement also provides the other party to the Voting Agreement with the right of first refusal to purchase the Class B common stock proposed to be sold by the other holder of Class B common stock.

On July 22, 2015, we entered into subscription agreements with each of Boulderado and Magnolia whereby Boulderado purchased 250,000 shares of our Class A common stock and Magnolia purchased 1,200,000 shares of our Class A common stock, each at a purchase price of $10.00 per share, resulting in gross proceeds to us of $14,500,000.

During September 2015, Ananda made a distribution to its members. Our share of the distribution was $32,000 and was distributed directly to Mr. Church as a principal payment on the Holding Note, reducing the outstanding principal balance to $103,494. On December 31, 2015, we transferred our interest in Ananda to Mr. Church in full satisfaction of our note payable in the principal amount of $103,494 and accrued interest of $6,436. In connection with the transfer of its interest in Ananda, we were released in early 2016 from our limited guaranty of Ananda’s mortgage note payable.

On December 7, 2015, we acquired a 30% ownership position in Logic which provides brokerage and management services for commercial real estate. Brendan J. Keating holds a controlling interest in

Logic and subsequently joined our board of directors in February 2016. We paid $195,000 for our ownership position in Logic, and made subsequent capital contributions of $99,000 on June 21, 2016 and $66,000 in March 2017. On December 8, 2015, we acquired a 15% interest in TAG, whose business is to invest in retail centers. As of December 31, 2015, TAG had acquired investments in two retail centers located in Las Vegas, Nevada. Our equity contribution was $97,500. In addition to our equity interest in TAG, Logic manages both the brokerage and property management services of the assets owned by TAG and is compensated for such services. The Aligned Group, LLC, an entity owned by each of Mr. Keating, Mr. Peterson and an entity controlled by Mr. Peterson, is the Manager of TAG. No asset management fees or carry fees are charged to TAG by The Aligned Group, LLC.

In February 2016, we commenced an offering of shares of our Class A common stock to accredited investors, at an offering price of $10.15 per share. The 2016 Offering ended on August 23, 2016, and pursuant to the 2016 Offering, we received investments totaling approximately $41,867,346 from 34 investors and issued 4,124,861 shares of Class A common stock. Magnolia purchased $26,053,000 and Boulderado purchased $3,553,018 of our Class A common stock in the 2016 Offering. In addition, trusts controlled by each of Mr. Briner and Mr. Keating purchased $456,750 and Mr. Piermont purchased $49,989 of our Class A common stock in the 2016 Offering.

On February 29, 2016, Boulderado and Magnolia converted the remaining promissory note in the principal amount of $100,000, together with accrued interest in the amount of $6,028 into 10,446 shares of our Class A common stock.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

Prior to the completion of this offering, our board of directors will adopt a written policy, which we refer to as the “Related Party Policy,” and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the audit and risk committee of our board of directors. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines “Related Party” as any person who is, or, at any time since the beginning of the company’s last fiscal year, was (1) an executive officer, director or nominee for election as a director of the company or any of its subsidiaries, (2) a person with greater than five percent (5%) beneficial interest in the company, (3) an immediate family member of any of the individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a five percent (5%) or greater beneficial interest. Immediate family members, which we refer to as “Family Members,” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home, other than a tenant or employee.

Prior to the company entering into any Related Party Transaction, such Related Party Transaction will be reported to our outside corporate counsel who will report the same to the audit and risk committee. Our outside corporate counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the audit and risk committee, including a summary of material facts. The audit and risk committee will review the material facts of all Related

Party Transactions which require the audit and risk committee’s approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the audit and risk committee and it is not possible to convene a meeting of the audit and risk committee, then the chairman of the audit and risk committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the audit and risk committee being asked to ratify the Related Party Transaction at the next regularly scheduled meeting of the audit and risk committee. In the event the audit and risk committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the audit and risk committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in “—Review Criteria.”

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the company’s directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the audit and risk committee (or, if it is not practicable for the company to wait for the audit and risk committee to consider the matter, the chairman of the audit and risk committee) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in “—Review Criteria.” The chairman of the audit and risk committee will report to the committee at its next regularly scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The audit and risk committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the audit and risk committee and will take, or recommend to our board of directors, any action the audit and risk committee deems appropriate.

No member of the audit and risk committee or director of our board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the audit and risk committee member or board director will provide all material information concerning the Related Party Transaction to the audit and risk committee.

If a Related Party Transaction will be ongoing, the audit and risk committee may establish guidelines for the company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the audit and risk committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the audit and risk committee’s guidelines and that the Related Party Transaction remains appropriate.

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party’s interests in the transaction. As appropriate for the circumstances, the audit and risk committee or its chairman, as applicable, will review and consider:

∎	the Related Party’s interest in the Related Party Transaction;

∎	the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

∎	whether the transaction is being undertaken in the ordinary course of business of the company;

∎	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party;

∎	the purpose of, and the potential benefits to the company of, the Related Party Transaction;

∎	a description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

∎	whether the proposed transaction includes any potential reputational risk issues for the company which may arise as a result of or in connection with the Related Party Transaction;

∎	whether the proposed transaction would violate any requirements of the company’s financing or other material agreements; and

∎	any other relevant information regarding the Related Party Transaction or the Related Party.

The audit and risk committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the audit and risk committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair to the company. The audit and risk committee, in its sole discretion, may impose such conditions as it deems appropriate on the company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The audit and risk committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the audit and risk committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the audit and risk committee.

∎	Any employment by the company of an executive officer of the company or any of its subsidiaries if the related compensation conforms with our company’s compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our board; and

∎	Any compensation paid to a director of our board if the compensation is consistent with the company’s bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the bylaws of the company require review by our board of directors and/or approval of a Related Party Transaction, the audit and risk committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our board of directors for the board’s use in its consideration of a given Related Party Transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of June 13, 2017, by:

∎	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

∎	each member of our board of directors and each person who has consented to be named as a director, which we collectively refer to as “named directors;”

∎	each of our executive officers named in the Summary Compensation Table under “Executive Compensation;” and

∎	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. None of the persons listed in the following table owns any securities that are convertible into Class A common stock at its, his or her option currently or within 60 days of our listing date on NASDAQ, other than Magnolia and Boulderado with respect to their shares of Class B common stock, which are convertible at their option into shares of Class A common stock on a 1:1 basis, and their warrants, which are exercisable at their option for shares of Class B common stock, which are convertible into shares of Class A common stock. See “Description of Capital Stock – Amended and Restated Voting and First Refusal Agreement.” Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Boston Omaha Corporation, 292 Newbury Street, Suite 333, Boston, Massachusetts 02115.

	Shares Beneficially Owned Prior to this Offering				% Total Voting Power Prior to this Offering(1)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering
	Class A		Class B			Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%
5% Stockholders
Magnolia Capital Fund, LLP(2)(8)	3,893,623	66.66%	580,558	50%	55.57%			580,558	50%
Boulderado Partners, LLC(3)(8)	726,876	12.44%	580,558	50%	37.43%			580,558	50%
Directors and Named Executive Officers
Adam K. Peterson(2)(4)	3,893,623	66.66%	580,558	50%	55.57%			580,558	50%
Alex B. Rozek(3)(5)	726,876	12.44%	580,558	50%	37.43%			580,558	50%
Brendan J. Keating(6)	35,000	*	*	*	*			*	*
Bradford B. Briner(7)	10,000	*	*	*	*			*	*
Jeffrey C. Piermont	4,925	*	*	*	*			*	*
Frank H. Kenan II	–	–	–	–	–			–	–
Vishnu Srinivasan	–	–	–	–	–			–	–
James A. McLaughlin	–	–	–	–	–			–	–
Michael J. Scholl	–	–	–	–	–			–	–

All directors, named directors and officers as a group (9 persons)	4,670,424	79.95%	1,161,116	100%	93.23%			1,161,116	100%

*	Less than 1%

(1)	The Percentage of Total Voting Power of Class A common stock and Class B common stock reflects that each share of Class B common stock has 10 votes for each share, and assumes all outstanding Class B common stock warrants are exercised.

(2)	Includes warrants to purchase 52,778 shares of our Class B common stock.

(3)	Includes warrants to purchase 52,778 shares of our Class B common stock.

(4)	Represents current amount of shares and warrants owned by Magnolia Capital Fund, LP. Mr. Peterson serves as the manager of the general partner of Magnolia Capital Fund, LP.

(5)	Represents current amount of shares and warrants owned by Boulderado Partners, LLC. Mr. Rozek serves as the manager of Boulderado Capital, LLC, the manager of Boulderado Partners, LLC.

(6)	Represents shares of Class A common stock held by a trust established for the benefit of Mr. Keating and members of his family.

(7)	Represents shares of Class A common stock held by a limited liability company of which Mr. Briner is the Managing Member.

(8)	Magnolia and Boulderado, our two largest stockholders, have indicated an interest in purchasing an aggregate of $47.5 million of our Class A common stock in this offering at the public offering price. Based on an assumed public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, these entities would purchase up to an aggregate of 3,653,846 of the 5,500,000 shares of Class A common stock in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to Magnolia or Boulderado, and Magnolia or Boulderado may determine to purchase more, less or no shares in this offering. If these purchases were not completed, they would own 41.9% and 27.4%, respectively, of the aggregate voting power after this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of our Class A common stock and Class B common stock and related provisions of our certificate of incorporation and our bylaws that will be in effect upon the closing of this offering. This description also summarizes the principal agreements relating to our Class A common stock and Class B common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws and the agreements referred to below, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share, of which 18,838,884 shares have been designated as Class A common stock and the remaining 1,161,116 shares as Class B common stock. In addition, we have authorized 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding.

Upon the closing of this offering, there will be 11,341,815 shares of our Class A common stock outstanding and 1,055,560 shares of our Class B common stock outstanding.

Class A Common Stock

Our Class A common stock is identical to the Class B common stock with respect to all rights and privileges, except that (i) the Class B common stock is convertible into shares of Class A common stock at a 1:1 ratio; (ii) each share of Class B common stock is entitled to 10 votes in connection with stockholder votes, while each share of Class A common stock is entitled to one vote; and (iii) two directors are elected exclusively by the holders of Class B common stock as a separate class as described below.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our Class A common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and each holder of our Class B common stock is entitled to 10 votes for each share owned of record on all matters voted upon by stockholders. A majority vote is required for all action to be taken by stockholders, except as otherwise provided for in our certificate of incorporation and bylaws or as required by law, including the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. Our certificate of incorporation provides that either our board of directors or the holders of at least a majority of the total voting power of the outstanding shares of our capital stock are expressly authorized to make, alter or repeal our bylaws.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Neither our Class B common stock nor our Class A common stock has any preemptive rights, cumulative voting rights or redemption or sinking fund provisions.

Special Provisions Regarding our Class B Common Stock

The holders of record of the shares of Class B common stock, exclusively and as a separate class, shall be entitled to elect two directors to our board of directors, which number of Class B Directors may be reduced pursuant to the terms and conditions of the Amended and Restated Voting and First Refusal Agreement. Any Class B Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class B common stock exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

At any time when shares of Class B common stock are outstanding, we may not, without the affirmative vote of all of the Class B Directors:

∎	Amend, alter or otherwise change the rights, preferences or privileges of the Class B common stock, or amend, alter or repeal any provision of our certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the Class B common stock.

∎	Liquidate, dissolve or wind-up our business, effect any merger or consolidation or any other deemed liquidation event or consent to any of the foregoing.

∎	Create, or authorize the creation of, or issue or issue additional shares of Class B common stock, or increase the authorized number of shares of any additional class or series of capital stock.

∎	Increase or decrease the authorized number of directors constituting the board of directors.

∎	Hire, terminate, change the compensation of, or amend the employment agreements of, our executive officers.

∎	Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of our capital stock.

∎	Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, if our aggregate indebtedness for borrowed money following such action would exceed $10,000, or guarantee, any indebtedness except for our own trade accounts arising in the ordinary course of business.

∎	Make, or permit any subsidiary to make, any loan or advance outside of the ordinary course of business to any employee or director.

∎	Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by us or permit any direct or indirect subsidiary to sell, lease, or otherwise dispose of all or substantially all of the assets of any subsidiary.

∎	Change our principal business, enter new lines of business, or exit the current line of business.

∎	Enter into any agreement involving the payment, contribution, or assignment by us or to us of money or assets greater than $10,000.

∎	Enter into or be a party to any transaction outside of the ordinary course of business with any our directors, officers, or employees or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person or entity.

∎	Acquire, by merger, stock purchase, asset purchase or otherwise, any material assets or securities of any other corporation, partnership or other entity.

Preferred Stock

Our board of directors is authorized, by resolution or resolutions, to issue up to 1,000,000 shares of our preferred stock. Our board of directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of our preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, option or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock pursuant to Section 151 of the DGCL. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that some holders of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over and above market price. We have no current plan to issue any shares of preferred stock.

Composition of our Board of Directors

Upon the closing of this offering, we will have six directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or by a committee appointed by our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Calling Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by our board of directors or by stockholders owning at least 25% in amount of our entire capital stock issued and outstanding, and entitled to vote.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. During such period of time as we remain a controlled company under NASDAQ rules, we intend to allow stockholders to take action by written consent in accordance with our bylaws. At such time as we no longer qualify as a controlled company, our bylaws will provide that stockholders will no longer be able to take action by written consent and will only be able to take action at a duly convened meeting of our stockholders.

Undesignated Preferred Stock

Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company.

Delaware Anti-Takeover Statute

We have elected to be governed by Section 203 of the DGCL, an anti-takeover law, which we refer to as “Section 203.” This law prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

∎	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

∎	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

∎	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include: any merger or consolidation involving us and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder; in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. We have opted to be governed by this provision and, accordingly, we will be subject to any anti-takeover effects of Section 203.

Removal of Directors; Vacancies

Our certificate of incorporation provides that, other than the two directors elected by the holders of our Class B common stock, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the total voting power of the outstanding shares of the capital stock of the company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that vacancies, including those resulting from newly created directorships or removal of directors, may only be filled by a majority of the directors then in office or by a sole remaining director. This may deter a stockholder from increasing the size of our board of directors and gaining control of the board of directors by filling the remaining vacancies with its own nominees.

Limitation on Directors’ Liability

Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Amended and Restated Voting and First Refusal Agreement

Each of Boulderado and Magnolia agreed as part of the Amended and Restated Voting and First Refusal Agreement to elect as the Class B Directors each of Alex B. Rozek, as a nominee of Boulderado, and Adam K. Peterson, as a nominee of Magnolia. In the event of (a) the death of a Class B Director, (b) the incapacitation of a Class B Director as a result of illness or accident, which makes it reasonably unlikely that the Class B Director will be able to perform his normal duties for the Company for a period of ninety (90) days, or (c) a change of control of Boulderado or Magnolia, then the Class B stockholder which nominated such deceased or incapacitated Class B Director, or the Class B stockholder undergoing such change of control, shall convert all of such Class B common stock into shares of our Class A common stock, in accordance with the procedures set forth in the our certificate of incorporation. The Amended and Restated Voting and First Refusal Agreement also provides each of the Company and the other party to the Voting Agreement with the right of first refusal to purchase the Class B common stock proposed to be sold by the other holder of Class B common stock.

Listing

We intend to list our Class A common stock on the NASDAQ Capital Market under the symbol “BOMN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be Colonial Stock Transfer Co. Inc.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock other than our recent listing on the OTCQX. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the closing of this offering, 11,341,815 shares of Class A common stock will be outstanding, assuming the number of shares sold in this offering is the number of shares set forth on the cover of this prospectus. Of these shares, assuming Magnolia and Boulderado purchase all of the Magnolia/Boulderado Shares, 3,022,470 shares will be freely tradable. In addition, any proposed sale of the shares purchased in this offering, including the Magnolia/Boulderado Shares, or otherwise held, by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, will be subject to the applicable volume and other limitations under Rule 144 described below.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose shares of our Class A common stock are required to be aggregated) who is an affiliate of ours is entitled to sell in any three-month period a number of shares of our Class A common stock that does not exceed the greater of:

∎	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 113,418 immediately after completion of this offering; or

∎	the average weekly trading volume in the shares of our Class A common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale;

except that, in the case of restricted securities, at least six months have elapsed since the later of the date such shares were acquired from us or any of our affiliates.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” of ours is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with us.

Under Rule 144, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who holds shares of our Class A common stock that are restricted securities, may sell such shares provided that at least six months have elapsed since the later of the date such shares were acquired from us or from any of our affiliates and subject to the availability of current information about us. If at least one year has elapsed since the later of the date such shares of our Class A common stock were acquired from us or from any of our affiliates, such non-affiliate of ours may sell such shares without restriction under Rule 144.

Notwithstanding the availability of Rule 144, the holders of 79.9% of our shares  of Class A common stock and all of our shares of Class B common stock, all of which shares are “restricted securities” under Rule 144, will have entered into lock-up agreements as described under “Underwriting,” and their restricted shares will become eligible for sale only following expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

We and our officers, directors, and stockholders (including Magnolia and Boulderado) who together hold an aggregate of 83% of our Class A common stock outstanding on the date of this prospectus or receivable upon conversion of shares of Class B common stock outstanding on the date of this prospectus will have entered into lock-up agreements with the underwriters providing, subject to certain exceptions, that we and they will not, subject to certain exceptions, dispose of or hedge any shares of our Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus unless extended pursuant to its terms. Pursuant to this agreement, among other exceptions, we may enter into an agreement providing for the issuance of our Class A common stock in connection with the acquisition, merger or joint venture with another publicly traded entity during the 180-day restricted period after the date of this prospectus. All of the remaining holders of our Class A common stock, which total 20.1% of our Class A common stock outstanding on the date of this prospectus, will not be subject to lock-up agreements, and all of such shares are freely tradeable following this offering. For a more complete description of the lock-up restrictions and specified exceptions, see “Underwriting.”

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. HOLDERS OF OUR CLASS A COMMON STOCK ARE ENCOURAGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. NON-INCOME, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined herein) of the purchase, ownership and disposition of our Class A common stock as of the date hereof. This summary deals only with Class A common stock that is held as a capital asset.

Except as modified for estate tax purposes (as discussed below), a “non-U.S. holder” means a beneficial owner of our Class A common stock that, for United States federal income tax purposes, is not a partnership or:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate the income of which is subject to United States federal income taxation regardless of its source; or

∎	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes that may be relevant to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, holders who hold our Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who own or have owned (directly, indirectly or constructively) five percent or more of our Class A common stock or our combined Class A and Class B common stock (by vote or value), and does not address the effects of any other United States federal tax laws (including gift tax or the Medicare tax on certain investment income) and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income or estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

We do not intend to pay dividends for the foreseeable future. The declaration and payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions, restrictions imposed by state insurance commissions with respect to payment of dividends, and other considerations that our board of directors deems relevant. Subject to the discussion of backup withholding and FATCA (as defined herein) below, dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our Class A common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our Class A common stock, as gain from the sale or exchange of such shares.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are generally not subject to the United States federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, on its effectively connected earnings and profits, subject to adjustments.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the sale, exchange or other taxable disposition of our Class A common stock generally will not be subject to United States federal income or withholding tax unless:

∎	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States;

∎	and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States

∎	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

∎	we are or have been a “United States real property holding corporation,” which we refer to as a “USRPHC,” for United States federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will be subject to United States federal income tax on the net gain derived from the disposition on a net income basis in generally the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it may also be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Unless an applicable income tax treaty provides otherwise, an individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% United States federal income tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our interests in real property located within the United States and the classification of certain of our assets, including billboard assets, and there can be no assurance that are not, or will become, a USRPHC. However, even if we are or become a “USRPHC,” if our Class A common stock is considered to be regularly traded on an established securities market (within the meaning of 897(c)(3) of the Code), only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our Class A common stock will be subject to United States federal income tax on any gain derived from the disposition of our Class A common stock. We expect our Class A common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded.

Federal Estate Tax

Class A common stock held (or deemed held) at the time of death by an individual non-U.S. holder who is neither a citizen or resident of the United States (as specifically defined for United States estate tax purposes) will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends paid to a non-U.S. holder of our Class A common stock generally will be exempt from backup withholding if the non-U.S. holder provides to the applicable withholding agent a properly executed Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (as applicable) or otherwise establishes an exemption.

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Under U.S. Treasury Regulations, the payment of proceeds from the disposition of our Class A common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The certification procedures described above will satisfy these certification requirements as well. The payment of proceeds from the disposition of our Class A common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except that information reporting (but generally not backup withholding) may apply to payments if the broker is:

∎	a U.S. person;

∎	a “controlled foreign corporation” for U.S. federal income tax purposes;

∎	a foreign person, 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

∎	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, which does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, which does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your purchase, ownership and disposition of our Class A common stock.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Class A common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our Class A common stock set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares.    We have granted to the underwriters an option to purchase up to 825,000 additional shares of Class A common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Magnolia/Boulderado Shares.    Magnolia and Boulderado, our two largest stockholders, have indicated an interest in purchasing an aggregate of $47.5 million of our Class A common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to Magnolia or Boulderado, and Magnolia or Boulderado may determine to purchase more, less or no shares in this offering.

Underwriting Discount.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $850,000 and are payable by us. We have also agreed to reimburse the underwriters for up to $20,000 related to the clearance with the Financial Industry Regulatory Authority as set forth in the underwriting agreement, however such reimbursement will not be made if the underwriting commission is equal to or greater than 7% of gross proceeds.

Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price
Underwriting discount
Proceeds, before expenses

The underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of Class A common stock to securities dealers at the public offering price less a concession not in excess of $             per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Market Information.    Prior to this offering, there has been only a very limited public market for shares of our Class A common stock. The public offering price will be determined by negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

∎	the history of, and prospects for, our company and the industry in which we compete;

∎	our past and present financial information;

∎	an assessment of our management; its past and present operations, and the prospects for, and timing of, our future revenues;

∎	the present state of our development;

∎	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

We intend to apply for the quotation of our Class A common stock on the NASDAQ Capital Market under the symbol ‘‘BOMN.”

Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

∎	Stabilizing transactions permit bids to purchase shares of Class A common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offering is in progress.

∎	Overallotment transactions involve sales by the underwriters of shares of Class A common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market.

∎	Syndicate covering transactions involve purchases of Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option to purchase additional shares. If the underwriters sell more shares than could be covered by exercise of the option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

∎	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Class A common stock. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our Class A common stock on the NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of Class A common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.    Pursuant to certain ‘‘lock-up’’ agreements, we and our executive officers and directors and certain of our other stockholders who together hold an aggregate of 83% of our Class A common stock prior to this offering and all of our Class B common stock, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any Class A common stock or securities convertible into or exchangeable or exercisable for any Class A common stock without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of the offering. All of the remaining holders of our Class A common stock, which total 20.1% of our Class A common stock outstanding on the date of this prospectus, will not be subject to lock-up agreements, and all of such shares are freely tradeable following this offering.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for Class A common stock, including the Class B common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition, including any shares acquired by our directors and officers in this offering. The exceptions permit us, among other things and subject to restrictions, to: (a) issue Class A common stock or options pursuant to employee benefit plans, (b) issue Class A common stock upon exercise of outstanding options or warrants (c) issue securities in connection with acquisitions or similar transactions, or (d) file registration statements on Form S-8. The exceptions permit parties to the ‘‘lock-up’’ agreements, among other things and subject to restrictions, (a) to make certain gifts; (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any stockholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, (d) to make certain transactions of Class A common stock acquired in open market transactions after the completion of this offering, provided that no such transaction would be required to be, or is, publicly announced during the lock up period, (e) enter into a trading plan meeting the requirements of Rule 10b5-1(c) under the Exchange Act, and (f) make certain transfers to satisfy tax withholding obligations pursuant to equity incentive plans or arrangements disclosed herein, if any. in any case not undertaken for the purpose of avoiding the restrictions imposed by the “lock up” agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Cowen and Company, LLC, in its sole discretion, may release our Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our Class A common stock and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

Directed Share Program.    At our request, the underwriters have reserved an amount up to 15% of the shares being offered by this prospectus (excluding the shares of Class A common stock that may be issued upon the underwriters’ exercise of their option to purchase additional shares), for sale at the public offering price to our directors, officers and employees and certain other persons associated with us, as designated by us. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced to the extent the reserved shares are purchased in the directed share program. Any reserved shares of Class A common stock not purchased through the directed share program will be offered to the general public on the same basis as the other Class A common stock offered hereby.

Other Terms.    For a one-year period following the completion of this offering, we have granted Cowen and Company, LLC the right of first offer to act as our exclusive financial advisor, lead lender or arranger, lead manager, underwriter or lead purchaser, or exclusive placement agent, as the case may be, for any proposed restructuring transaction, bank financing, public offering, Rule 144A offering, or private placement of securities (other than a private placement in which our stockholders prior to the completion of this offering acquire a majority of the shares in any such private placement) on terms and conditions customary to Cowen and Company, LLC for similar transactions. Pursuant to FINRA Rule 5110, such right has a compensation value of 1% of the gross proceeds of the offering.

Canada.    The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom.    Each of the underwriters has represented and agreed that:

∎	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), which we refer to as “FSMA,” except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, which we refer to as “FSA;”

∎	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

∎	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.    In relation to each Member State of the European Economic Area, which we refer to as the “EEA,” which has implemented the European Prospectus Directive, each of which we refer to as a “Relevant Member State,” an offer of our shares may not be made to the public in a Relevant Member State other than:

∎	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

∎	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

∎	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Israel.    In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, which we refer to the “Addressed Investors;” or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, which we refer to as the “Qualified Investors.” The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered Class A common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.    Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may receive customary fees.

LEGAL MATTERS

Gennari Aronson, LLP, Needham, Massachusetts, will pass upon the validity of the Class A common stock offered hereby. Morgan, Lewis & Bockius LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Boston Omaha Corporation as of December 31, 2016 and December 31, 2015, and for the years then ended, and the financial statements of JAG as of December 31, 2015 and for the year then ended, have been included herein in reliance on the reports of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of UC&S as of December 31, 2015 and 2014 and for the years then ended have been included herein in reliance on the reports of Stowe & Degon, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our Class A common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the amendments, exhibits and schedules thereto. For further information about us and the Class A common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

Boston Omaha Corporation and Subsidiaries

INDEX TO FINANCIAL STATEMENTS

Boston Omaha Corporation Financial Statements:

Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets – As of December 31, 2015 and 2016 and March 31, 2017 (unaudited)	F-3
Consolidated Statements of Operations – Years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders’ Equity – Years ended December 31, 2015 and 2016 and the three months ended March 31, 2017 (unaudited)	F-5
Consolidated Statements of Cash Flows – Years ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-8

JAG, Inc. Financial Statements:

Audited Financial Statements

United Casualty and Surety Insurance Company

Audited Financial Statements

Unaudited Financial Statements

Boston Omaha Corporation and Subsidiaries

BOSTON OMAHA CORPORATION (December 31, 2016)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Boston Omaha Corporation

Boston, Massachusetts

We have audited the accompanying consolidated balance sheets of Boston Omaha Corporation and its subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boston Omaha Corporation and its subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 24, 2017, except for Note 15, as to which the date is June 13, 2017

Boston Omaha Corporation and Subsidiaries

Consolidated Balance Sheets

ASSETS

	December 31,		March 31, 2017
	2015	2016
			(unaudited)
Current Assets:
Cash	$13,189,066	$29,564,975	$24,163,381
Restricted cash	–	279,093	309,366
Accounts receivable, net	276,750	783,066	780,523
Investments, short-term	–	1,155,372	1,158,046
Prepaid expenses	70,484	542,110	658,312

Total Current Assets	13,536,300	32,324,616	27,069,628
Property and Equipment, net	4,243,739	5,577,680	7,647,784
Other Assets:
Goodwill	4,378,664	17,214,883	19,316,256
Intangible assets, net	969,265	3,545,328	4,894,693
Investments	–	1,286,094	2,842,091
Investments in unconsolidated affiliates	657,528	871,918	926,987
Funds held as collateral assets	–	1,638,612	1,555,100
Deposit on business acquisition	–	2,950,000	–
Other	–	243,099	219,753

Total Other Assets	6,005,457	27,749,934	29,754,880

Total Assets	$23,785,496	$65,652,230	$64,472,292

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,		March 31, 2017
	2015	2016
			(unaudited)
Current Liabilities:
Accounts payable and accrued expenses	$152,672	$465,898	$553,890
Accounts payable, stockholder	2,721	–	–
Notes payable, stockholders	100,000	–	–
Accrued interest, stockholders	4,384	–	–
Funds held as collateral	–	1,638,612	1,555,100
Unearned premiums and deferred revenue	30,204	1,102,734	1,028,527

Total Current Liabilities	289,981	3,207,244	3,137,517
Long-term Liabilities:
Long-term payable for acquisition	–	126,500	126,500
Deferred tax liability	–	129,000	129,000

Total Liabilities	289,981	3,462,744	3,393,017
Stockholders’ Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding	–	–	–
Class A common stock, $.001 par value, 18,838,884 shares authorized, 1,716,954 shares issued and outstanding at December 31, 2015 and 5,841,815 shares issued and outstanding at December 31, 2016 and March 31, 2017 (unaudited)	1,717	5,841	5,841
Class B common stock, $.001 par value, 1,161,116 shares authorized, 1,055,560 shares issued and outstanding at December 31, 2015 and 2016 and March 31, 2017 (unaudited)	1,056	1,056	1,056
Additional paid-in capital	25,062,544	66,925,766	66,925,766
Accumulated deficit	(1,569,802)	(4,743,177)	(5,853,388)

Total Stockholders’ Equity	23,495,515	62,189,486	61,079,275

Total Liabilities and Stockholders’ Equity	$23,785,496	$65,652,230	$64,472,292

The accompanying notes are an integral part of the Consolidated Financial Statements.

Boston Omaha Corporation and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
			(unaudited)
Revenues:
Billboard rentals	$713,212	$3,163,534	$513,544	$1,014,492
Premiums earned	–	155,783	–	492,542
Insurance commissions	–	507,477	–	333,168
Investment and other income	9,700	16,723	–	29,725

Total Revenues	722,912	3,843,517	513,544	1,869,927
Costs and Expenses:
Cost of billboard revenues
(exclusive of depreciation and amortization)	229,507	1,140,663	190,735	491,085
Cost of insurance revenues	–	125,210	–	186,594
Employee costs	241,803	1,759,958	217,435	830,847
Professional fees	737,451	1,242,613	345,520	454,003
Depreciation	307,367	738,104	182,968	223,467
Amortization	150,436	899,037	134,492	373,226
General and administrative	153,715	788,462	208,924	410,600
Bad debt expense	9,511	28,682	27,405	–
Loss on assets retired	–	259,104	–	–

Total Costs and Expenses	1,829,790	6,981,833	1,307,479	2,969,822

Net Loss from Operations	(1,106,878)	(3,138,316)	(793,935)	(1,099,895)
Other Income (Expense):
Gain on sale of investment in unconsolidated affiliate	78,150	–	–	–
Equity in (loss) income of unconsolidated affiliates	3,813	(27,261)	(44,161)	(8,231)
Interest expense	(22,508)	(7,798)	(1,742)	(2,085)

Net Loss before Income Tax	(1,047,423)	(3,173,375)	(839,838)	(1,110,211)
Income Tax (Provision) Benefit	–	–	–	–

Net Loss	$(1,047,423)	$(3,173,375)	$(839,838)	$(1,110,211)

Basic and Diluted Net Loss per Share	$(0.71)	$(0.53)	$(0.19)	$(0.16)

Basic and Diluted Weighted Average Shares Outstanding	1,481,310	6,043,571	4,455,799	6,897,375

The accompanying notes are an integral part of the Consolidated Financial Statements.

Boston Omaha Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	No. of shares
	Class A	Class B	Class A	Class B	Additional
	Common Stock	Common Stock	Common Stock	Common Stock	Paid-in Capital	Accumulated Deficit	Total
Stockholder’s deficit January 1, 2015	266,954	–	$267	$–	$54,733	$(522,379)	$(467,379)
Capital contributions	–	–	–	–	5,163	–	5,163
Stock and warrants issued to related parties for cash	1,450,000	1,000,000	1,450	1,000	24,497,550	–	24,500,000
Related party note conversions	–	55,560	–	56	505,098	–	505,154
Net loss	–	–	–	–	–	(1,047,423)	(1,047,423)

Stockholders’ equity December 31, 2015	1,716,954	1,055,560	1,717	1,056	25,062,544	(1,569,802)	23,495,515
Stock issued for cash	1,113,161	–	1,113	–	11,297,476	–	11,298,589
Stock issued to related parties for cash	3,001,254	–	3,001	–	30,459,728	–	30,462,729
Related party note conversions	10,446	–	10	–	106,018	–	106,028
Net loss	–	–	–	–	–	(3,173,375)	(3,173,375)

Stockholders’ equity December 31, 2016	5,841,815	1,055,560	$5,841	$1,056	$66,925,766	$(4,743,177)	$62,189,486

Net loss (unaudited)	–	–	–	–	–	(1,110,211)	(1,110,211)

Stockholders’ equity March 31, 2017 (unaudited)	5,841,815	1,055,560	$5,841	$1,056	$66,925,766	$(5,853,388)	$61,079,275

The accompanying notes are an integral part of the Consolidated Financial Statements.

Boston Omaha Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
Cash Flows from Operating Activities:			(unaudited)
Net Loss	$(1,047,423)	$(3,173,375)	$(839,838)	$(1,110,211)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	457,803	1,637,141	317,460	596,693
Bad debt expense	9,511	28,682	27,405	–
Loss on assets retired	–	259,104	–	–
Equity in (income) loss of unconsolidated affiliates	(3,813)	27,261	44,161	8,231
Gain on sale of investment in unconsolidated affiliate	(78,150)	–	–	–
Changes in operating assets and liabilities:
Accounts receivable	(286,262)	8,942	9,203	1,793
Investments, short–term	–	–	–	(2,674)
Prepaid expenses	(70,484)	(285,544)	11,216	(116,202)
Deferred policy acquisition costs	–	38,321	–	23,345
Accounts payable and accrued expenses	155,020	92,655	216,389	87,992
Accrued interest	20,238	1,644	1,634	–
Unearned premiums and deferred revenue	30,204	(117,142)	1,324	(74,207)

Net Cash Used in Operating Activities	(813,356)	(1,482,311)	(211,046)	(585,240)

Cash Flows from Investing Activities:
Deposits to restricted cash	–	(279,093)	(14,970)	(30,273)
Purchase of equipment	(124,905)	(710,974)	(9,368)	(317,090)
Business acquisitions, net of cash acquired	(9,924,565)	(19,770,325)	(7,241,567)	(2,850,444)
Acquisition of investment in unconsolidated affiliates	(670,232)	(258,166)	(159,167)	(66,000)
Distributions from unconsolidated affiliates	–	16,515	–	2,700
Proceeds from sale of investments	–	301,121	–	499,462
Purchase of investments	–	(252,176)	–	(2,054,709)
Deposit on business acquisition	–	(2,950,000)	–	–

Net Cash Used in Investing Activities	(10,719,702)	(23,903,098)	(7,425,072)	(4,816,354)

Cash Flows from Financing Activities:
Proceeds from notes payable to stockholders	219,000	–	–	–
Payments on notes payable to stockholders	(3,500)	–	–	–
Proceeds from issuance of stock	–	11,298,589	25,142,516	–
Proceeds from issuance of stock to related parties	24,500,000	30,462,729	–	–
Contribution of capital	5,163	–	–	–

Net Cash Provided by Financing Activities	24,720,663	41,761,318	25,142,516	–

Net Increase (Decrease) in Cash	13,187,605	16,375,909	17,506,398	(5,401,594)
Cash, Beginning of Period	1,461	13,189,066	13,189,066	29,564,975

Cash, End of Period	$13,189,066	$29,564,975	$30,695,464	$24,163,381

Interest Paid in Cash	$2,270	$6,154	$108	$–

Income Taxes Paid in Cash	$–	$–	$–	$–

The accompanying notes are an integral part of the Consolidated Financial Statements.

Boston Omaha Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Supplemental Schedules of Non-cash Investing and Financing Activities

	Years Ended December 31,		Three Months Ended March 31,
	2015	2016	2016	2017
			(Unaudited)
Restructure of notes payable, stockholders	$398,224	$–	$–	$–
Restructure of note payable, former stockholder	135,494	–	–	–
Payable due on acquisition	–	126,500	–	–
Deposit on business acquisition applied to purchase	–	–	–	2,950,000
Notes payable and accrued interest converted to common stock	505,154	106,028	106,028	–
Distribution from unconsolidated affiliate applied to note payable, former stockholder	32,000	–	–	–
Note payable and accrued interest exchanged for investment in unconsolidated affiliate	109,930	–	–	–
Decrease in investment in unconsolidated affiliate	31,780	–	–	–

The accompanying notes are an integral part of the Consolidated Financial Statements.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1. ORGANIZATION AND BACKGROUND

Boston Omaha Corporation was organized on August 11, 2009 with present management taking over operations in February 2015. Our operations include (i) our outdoor advertising business with multiple billboards across Alabama, Florida, Georgia, and Wisconsin, (ii) our insurance business that specializes in surety bonds, and (iii) equity method investments in several real estate and real estate service companies. Our billboard operations are conducted through our subsidiary, Link Media Holdings, LLC and our insurance operations are conducted through our subsidiary, General Indemnity Group, LLC.

We completed an acquisition of an outdoor advertising business and entered the outdoor advertising industry on June 19, 2015. On July 23, 2015, August 31, 2015, February 16, 2016, and June 15, 2016, we completed five additional acquisitions. In January 2017, we completed two more acquisitions of outdoor advertising businesses.

On April 20, 2016, we completed an acquisition of a surety bond brokerage business. On December 7, 2016, we completed an acquisition of a fidelity and surety bond business, thus expanding our operations in insurance.

On December 31, 2015, we transferred our interest in Ananda Investments, LLC, which we refer to as “Ananda,” to the former controlling stockholder in full satisfaction of our note payable. On January 22, 2016, in connection with the transfer of our interest in Ananda, we were released from our guaranty of Ananda’s mortgage payable. In connection with the sale of our interest in Ananda, our subsidiary Ananda Holdings, LLC ceased operations. During March 2016, the ownership of Ananda Holdings, LLC was transferred to the former controlling stockholder.

Unaudited Interim Financial Information

The consolidated balance sheet as of March 31, 2017, the consolidated statements of operations, and consolidated statements of cash flows for the three months ended March 31, 2016 and 2017, the consolidated statement of changes in stockholders’ equity for the three months ended March 31, 2017 and the related footnote disclosures are unaudited. The accompanying interim consolidated financial statements as of March 31, 2017 and the three months ended March 31, 2016 and 2017, and related interim information contained within the notes to the consolidated financial statements have been prepared in accordance with US GAAP. In our opinion the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (including normal recurring adjustments) necessary for the fair presentation of our financial position as of March 31, 2017 and our results of operations and cash flows for the three months ended March 31, 2016 and 2017. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The financial statements of Boston Omaha Corporation include the accounts of the Company and its wholly-owned subsidiaries, as follows:

Ananda Holdings, LLC which we refer to as “AHLLC”

Link Media Holdings, LLC which we refer to as “LMH”

Link Media Alabama, LLC which we refer to as “LMA”

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation Policy (continued)

Link Media Florida, LLC which we refer to as “LMF”

Link Media Wisconsin, LLC which we refer to as “LMW”

Link Media Georgia, LLC which we refer to as “LMG”

General Indemnity Group, LLC which we refer to as “GIG”

General Indemnity Direct Insurance Services, LLC which we refer to as “GIDIS”

General Indemnity Insurance Company PCC, LLC which we refer to as “GIIC”

The Warnock Agency, Inc. which we refer to as “Warnock”

United Casualty and Surety Insurance Company which we refer to as “UC&S”

AHLLC is a Texas limited liability company and was formed on February 6, 2015 for the purpose of holding our 40% interest in Ananda. LMH is a Delaware limited liability company and was formed on June 9, 2015 for the purpose of holding the investments in LMA, LMF, LMW and LMG and future entities which will be in the outdoor advertising business. LMA is an Alabama limited liability company and was formed on June 10, 2015 to acquire outdoor advertising assets. LMF is a Florida limited liability company and was formed on July 9, 2015 to acquire outdoor advertising assets.

LMW is a Wisconsin limited liability company and was formed on January 22, 2016 to acquire outdoor advertising assets. LMG is a Georgia limited liability company and was formed on November 14, 2016 to acquire advertising assets. GIG was formed on September 11, 2015 and began operations during October 2015 for the purpose of holding our insurance operations. We acquired Warnock on April 20, 2016 and UC&S on December 7, 2016 for the purpose of expanding our insurance operations.

All significant intercompany profits, losses, transactions and balances have been eliminated in consolidation.

Reclassifications

Certain accounts in the prior period financial statements have been reclassified for comparative purposes to conform with the presentation in the current period financial statements.

Concentrations

Our billboard operations are located in the southeastern and north central regions of the United States, primarily in Alabama, Georgia, and Wisconsin.

One vendor provided 45% and three vendors provided 65% of our professional services for the years ended December 31, 2015 and 2016, respectively.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

At December 31, 2015 and 2016, we had approximately $13,000,000 and $27,000,000, respectively, in excess of federally insured limits on deposit with financial institutions. At March 31, 2017 we had approximately $21,825,000 (unaudited) in excess of federally insured limits on deposit with financial institutions.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Cash

We have cash that is restricted for the payment of insurance premiums and the replacement of billboard displays on structures located on state fairgrounds.

Accounts Receivable

Billboard Rentals

Accounts receivable are recorded at the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts. We evaluate the collectability of accounts receivable based on our knowledge of our customers and historical experience of bad debts. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific allowance to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in its agings and changes in current economic conditions. As of December 31, 2015 and 2016 and March 31, 2017 the allowance for doubtful accounts was $2,111, $25,177, and $26,877 (unaudited), respectively.

Insurance

Accounts receivable consists of premiums on contract bonds and anticipated salvage. All of the receivables have payment terms of less than twelve months and arise from the sales of contract surety bonds. Receivables for contract bonds that are outstanding for more than ninety days are fully reserved. At December 31, 2015 and 2016 and March 31, 2017, there were no reserved receivables.

Anticipated salvage is the amount we expect to receive from principals pursuant to indemnification agreements.

Deferred Policy Acquisition Costs

Policy acquisition costs consist primarily of commissions to agents and brokers and premium taxes. Such costs that are directly related to the successful acquisition of new or renewal insurance contracts are deferred and amortized over the related policy period, generally one year. The recoverability of these costs is analyzed by management quarterly, and if determined to be impaired, is charged to expense. We do not consider anticipated investment income in determining whether a premium deficiency exists. All other acquisition expenses are charged to operations as incurred. At December 31, 2015 and 2016 and March 31, 2017, other assets include $0, $238,235, and $214,889 (unaudited) in deferred policy acquisition costs, respectively.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from two years to fifteen years as follows:

Structures	15 years
Digital displays and electrical	3 to 10 years
Static and tri-vision displays	7 to 15 years
Vehicles, equipment, and furniture	2 to 5 years

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment (continued)

Maintenance and repair costs are charged against income as incurred. Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

Annual internal reviews are performed to evaluate the reasonableness of the depreciable lives for property and equipment. Actual usage, physical wear and tear, replacement history, and assumptions about technology evolution are reviewed and evaluated to determine the remaining useful lives of the assets. Remaining useful life assessments are made to anticipate the loss in service value that may precede physical retirement, as well as the level of maintenance required for the remaining useful life of the asset. Certain assets are also reviewed for salvageable parts.

Property and equipment is reviewed annually for impairment whenever events or changes in circumstances indicate that the carrying amount of property and equipment may not be fully recoverable. The period over which property and equipment is expected to contribute directly to future cash flows is evaluated against our historical experience. Impairment losses are recognized only if the carrying amount exceeds its fair value.

Goodwill

Beginning in 2015, we acquired goodwill related to our various business acquisitions. Goodwill represents future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is initially recorded at cost. Goodwill, by reporting unit, is reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. For our annual review of significant reporting units, we employ a third party valuation expert. Factors considered in the annual evaluation include deterioration in economic conditions (both macro and geographic), limitations on accessing capital, and market value of our Company. Industry and market conditions such as changes in competition, the general state of the industry, regulatory and political developments, and changes in market multiples are additional components of the valuation. Changes in key personnel, strategy, and customer retention are also reviewed. We perform a qualitative assessment in order to determine the necessity for the performance of a quantitative test. Impairment losses are recognized only if the carrying amount of the reporting unit exceeds its fair value. We recorded no impairment of goodwill during the years ended December 31, 2015 and 2016, and the three months ended March 31, 2017 (unaudited).

Purchased Intangibles and Other Long-Lived Assets

We amortize intangible assets with finite lives over their estimated useful lives, which range between two and fifty years as follows:

Customer relationships	2 to 3 years
Permits, licenses, and lease acquisition costs	10 to 50 years
Noncompetition and non-solicitation agreements	2 to 5 years
Technology, trade names, and trademarks	2 to 3 years

Purchased intangible assets, including long-lived assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of the assets may not

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchased Intangibles and Other Long-Lived Assets (continued)

be fully recoverable. Factors considered in reviewing the asset values include consideration of the use of the asset, the expected life of the asset, and regulatory or contractual provisions related to such assets. Market participation assumptions are compared to our experience and the results of the comparison are evaluated. For finite-lived intangible assets, the period over which the assets are expected to contribute directly to future cash flows is evaluated against our historical experience. Impairment losses are recognized only if the carrying amount exceeds its fair value.

Investments, Short-term and Long-term

Investments include certificates of deposits and government bonds. Long-term Investments are classified as held-to-maturity and are accounted for at amortized cost. We have both the intent and ability to hold the bonds to maturity. Certificates of deposit are accounted for at carrying value with no adjustments for changes in fair value. Premiums and discounts are amortized or accreted over the lives of the related fixed maturities as an adjustment to the yield using the effective interest method. Dividend and interest income are recognized when earned. Realized investment gains and losses are included in earnings.

Investments in Unconsolidated Entities

We account for investments in less than 50% owned and more than 20% owned entities using the equity method of accounting. In accordance with ASC 323-30, we account for investments in limited partnerships and limited liability companies using the equity method of accounting when our investment is more than minimal. Our share of earnings (loss) of such entities is recorded as a single amount as equity (loss) in earnings of unconsolidated entities. Dividends, if any, are recorded as a reduction of the investment.

Funds Held as Collateral Assets

Funds held as collateral assets consist principally of cash collateral received from principals to guarantee performance on surety bonds issued by our insurance company, as well as all other contractual obligations of the principals to the surety. We also hold long-term certificates of deposit as collateral.

Land Leases

Most of the advertising structures are located on leased land. Land leases related to the structures are typically paid in advance for periods ranging from one to twelve months. The lease contracts include those with fixed payments and those with escalating payments. Some of the lease contracts contain a base rent payment plus an additional amount up to a particular percentage of revenue. Prepaid land leases are recorded as assets and expensed on a straight-line basis over the related term and rent payments in arrears are recorded as an accrued liability. At December 31, 2015 and 2016 and March 31, 2017, prepaid expenses include $17,654, $176,800, and $206,160 (unaudited), respectively, in prepaid land leases.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to anticipated salvage and subrogation, accrued losses and loss adjustment expenses, litigation contingencies, allocation of asset acquisition price between tangible and intangible assets, useful lives for depreciation and amortization, and the valuation of deferred tax assets and liabilities. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Billboard Rentals

We generate revenue from outdoor advertising through the leasing of billboards. The terms of the operating leases range from less than one month to three years and are generally billed monthly. Revenue for advertising space rental is recognized on a straight-line basis over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations. Payments received in advance of being earned are recorded as deferred revenue.

Advertising agency commissions for the years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017 were $6,007 and $80,356, and $8,845 (unaudited) and $13,482 (unaudited), respectively.

Premiums and Unearned Premium Reserves

Premiums written are recognized as revenues based on a pro-rata daily calculation over the respective terms of the policies in-force. Unearned premiums represent the portion of premiums written applicable to the unexpired term of the policies in force. The cost of reinsurance ceded is initially written as prepaid reinsurance premiums and is amortized over the reinsurance contract period in proportion to the amount of insurance protection provided. Premiums ceded are netted against premiums written.

Commissions

We generate revenue from commissions on surety bond sales. The insurance commissions are calculated based upon a stated percentage applied to the gross premiums on bonds. Commissions are earned as of the policy effective date and are non-refundable.

Losses and Loss Adjustment Expenses

Unpaid losses and loss adjustment expenses represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expenses. Estimates for losses and loss adjustment expenses are based on past experience of investigating and adjusting claims and consideration of the level of premiums written during the current and prior year. Since the reserves are

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Losses and Loss Adjustment Expenses (continued)

based on estimates, the ultimate liability may differ from the estimated reserve. The effects of changes in estimated reserves are included in the results of operations in the period in which the estimates are changed.

Segment Information

Our current operations for the years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017 include the outdoor advertising industry and the insurance industry.

Earnings Per Share

Basic loss per common share is computed by dividing the net income (loss) available to Class A common stockholders and Class B common stockholders by the weighted average number of Class A common and Class B common shares outstanding during the year. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive. For the years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017, we had potentially dilutive securities in the form of stock warrants. However, such securities were excluded due to their anti-dilutive effect.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Recent Accounting Pronouncements

We consider the applicability and impact of all Accounting Standards Updates, which we refer to as “ASUs.” The ASUs not listed below were assessed and determined to be not applicable.

Revenue from Contracts with Customers

In May 2014 the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard will replace all current GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The collective guidance is effective

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We have not selected a transition method and are currently evaluating the impact of the pending adoption of this ASU on our ongoing financial reporting.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessee and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. We are currently reviewing the provisions of the new standard and assessing the impact of its adoption.

Business Combinations

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805), which requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.

In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. We adopted this standard as of the beginning of 2016 and the adoption of this standard did not impact our consolidated financial position, results of operations, or cash flows.

Statement of Cash Flows (Topic 230): Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.

Early adoption is permitted, including adoption in an interim period. If early adopted in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes the interim period. The amendments should be applied using a retrospective method to each period presented. We are currently reviewing the provisions of the new standard and assessing the impact of its adoption.

Short-Duration Contracts

In May 2015, the FASB issued ASU 2015-09, Financial Services Insurance (Topic 944): Disclosures about Short-Duration Contracts. The guidance requires additional disclosures related to the liability of unpaid claims and claim adjustment expenses in an effort to increase transparency and comparability. The standard is effective for fiscal years beginning after December 15, 2015, and is to be applied retroactively. We acquired UC&S, a private company, on December 7, 2016, the year the standard became effective for public companies.

We are classified as an Emerging Growth Company, as defined in the Jumpstart Our Business Startups Act, which we refer to as the “JOBS Act”. As such, we are permitted to defer the adoption of new ASUs until the effective date for private companies, which is generally one year later than the effective date for public companies. We are currently reviewing the provisions of ASU 2015-09 and assessing the impact of its adoption in the coming year.

NOTE 3. RESTRICTED CASH

Restricted cash consists of the following:

	December 31,		March 31, 2017
	2015	2016
			(Unaudited)
Insurance premium escrow	$–	$194,123	$209,396
Billboard replacement reserve	–	84,970	99,970

	$–	$279,093	$309,366

At December 31, 2016 deposit on business acquisition consists of $2,950,000 deposited to the seller’s escrow account for the acquisition of billboard structures and related assets from Clear Channel Outdoor, Inc. (See Note 6.)

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 4. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31,		March 31, 2017
	2015	2016
			(Unaudited)
Trade accounts, net	$276,750	$510,709	$538,198
Premiums	–	211,360	211,182
Anticipated salvage and subrogation	–	60,997	31,143

	$276,750	$783,066	$780,523

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,		March 31, 2017
	2015	2016
			(Unaudited)
Structures and displays	$4,548,473	$6,261,516	$8,547,356
Vehicles and equipment	–	149,803	149,803
Office furniture and equipment	2,633	175,073	182,804
Accumulated depreciation	(307,367)	(1,008,712)	(1,232,179)

Total Property and Equipment, net	$4,243,739	$5,577,680	$7,647,784

NOTE 6. BUSINESS ACQUISITIONS

2015 Acquisitions

During the year ended December 31, 2015, we completed three significant business acquisitions. All of the acquisitions were accounted for as business combinations under the provisions of ASC 805. A summary of the acquisitions, amortization of finite-lived intangible assets, and revenues and earnings of each since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2015 is provided in the table below.

Bell Media, LLC

On June 19, 2015, our subsidiary, LMA entered into a purchase agreement with Bell Media, LLC which we refer to as “Bell” for the purchase of thirty-three billboard structures and related assets. The assets acquired are located in Alabama. Bell sold only assets related to its outdoor advertising business. The cash purchase price was $6,684,604, including $300,000 for which payment was deferred until approvals for LMA to assume certain land leases were obtained. The approvals were obtained in July 2015 and the payment was made. The business acquisition was effected for the purpose of our entry into the outdoor advertising market. The allocation of the purchase price is based on an appraisal by an independent third party valuation firm. We amortize the noncompetition and non-solicitation agreements according to the terms of the asset purchase agreement. Other finite-lived intangible assets consist of customer relationships, permits, licenses, and lease acquisition costs. Amortization is computed over the average period of expected benefit, determined from internal information.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2015 Acquisitions (continued)

Fair Outdoor, LLC

On July 23, 2015, our subsidiary, LMF, entered into a purchase agreement with Fair Outdoor, LLC, which we refer to as “Fair,” for the purchase of a billboard structure and related assets. The assets acquired are located in Florida. The cash purchase price was $1,945,061. The business acquisition was effected for the purpose of expanding our presence in the outdoor advertising market. The allocation of the purchase price is based on an appraisal by an independent third party valuation firm. Finite-lived intangible assets consist of permits and customer relationships. Amortization is computed over the average period of expected benefit, determined from internal information.

I-85 Advertising, LLC

On August 31, 2015, our subsidiary, LMA, entered into a purchase agreement with I-85 Advertising, LLC, which we refer to as “I-85,” for the purchase of five billboard structures and related assets. The assets acquired are located in Georgia. The cash purchase price was $1,294,900. The business acquisition was effected for the purpose of expanding our presence in the outdoor advertising market. The allocation of the purchase price is based on an appraisal by an independent third party valuation firm. Finite-lived intangible assets consist of permits. Amortization is computed over the average period of expected benefit, determined from internal information. We also acquired easements. The easements are permanent easements which grant us the right to use real property not owned by us. Since these rights are perpetual, they are not amortized.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2015 Acquisitions (continued)

The following tables present the 2015 business acquisitions, amortization of finite-lived intangible assets, revenues and earnings included in our consolidated statement of operations for the year ended December 31, 2015, and the costs of acquisition included in professional fees in our consolidated statement of operations for the year ended December 31, 2015.

	Billboards
	Bell	Fair	I-85	Total
Assets Acquired
Property and Equipment:
Structures and displays	$3,468,700	$370,000	$587,500	$4,426,200
Intangible Assets:
Customer relationships	170,000	536,300	–	706,300
Permits, licenses and lease acquisition costs	200,000	52,200	52,200	304,400
Easement	–	–	11,000	11,000
Noncompetition and non-solicitation agreements	98,000	–	–	98,000
Goodwill	2,747,904	986,561	644,200	4,378,665

Total Intangible Assets	3,215,904	1,575,061	707,400	5,498,365

Total Assets Acquired	$6,684,604	$1,945,061	$1,294,900	$9,924,565

Amortization of intangible assets acquired during the year ended December 31, 2015	$72,042	$76,654	$1,740	$150,436

Revenues since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2015	$597,309	$85,853	$30,050	$713,212

Earnings since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2015	$(284,773)	$(32,857)	$14,061	$(303,569)

Costs of acquisition included in professional fees in the consolidated statement of operations for the year ended December 31, 2015	$130,456	$55,788	$55,297	$241,541

2016 Acquisitions

During the year ended December 31, 2016, we completed four large business acquisitions and one small acquisition. All of the acquisitions were accounted for as business combinations under the provisions of ASC 805. A summary of the acquisitions, amortization of finite-lived intangible assets, and revenues and earnings of each since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2016 is provided in the table below.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2016 Acquisitions (continued)

Jag, Inc.

On February 16, 2016, our subsidiary, LMW entered into a purchase agreement with Jag, Inc., which we refer to as “JAG”, for the purchase of 339 billboard structures, directional signs, equipment and related assets. The assets acquired are located in Wisconsin. The cash purchase price for the acquired business was $6,954,246 of which $687,500 was escrowed. The purchase price is subject to certain post-closing adjustments. The assets were acquired for the purpose of expanding our presence in the outdoor advertising market. The purchase price allocation is based on an appraisal by an independent third party valuation firm. Finite-lived intangible assets consist of permits and lease acquisition costs, and customer relationships. Amortization is computed over the average period of expected benefit, determined from internal information. We also acquired easements. The easements are permanent easements which grant us the right to use real property not owned by us. Since these rights are perpetual, they are not amortized.

Rose City Outdoor, LLC

On February 16, 2016, we made a small acquisition, Rose City Outdoor, LLC and Rose City of Florida, LLC, for a cash purchase price of $287,320.

Kelley Outdoor Media LLC

On June 15, 2016, our subsidiary, LMA, entered into a purchase agreement for the purchase of ten billboard structures and related assets from Kelley Outdoor Media, LLC and ArtRod Displays, Inc., which we refer to as “Kelley.” The assets acquired are located in Georgia. The cash purchase price for the acquired business was $2,021,885. The assets were acquired for the purpose of expanding our presence in the outdoor advertising market. The purchase price allocation is based on an appraisal by an independent third party valuation firm. We amortize the noncompetition agreement according to the terms of the asset purchase agreement. Other finite-lived intangible assets consist of customer relationships and permits. Amortization is computed over the average period of expected benefit, determined from internal information.

The Warnock Agency, Inc.

On April 20, 2016, our subsidiary, GIG, acquired the stock of Warnock. The cash purchase price was $1,345,000, of which $126,500 is not payable until eighteen months after closing and is included in the consolidated balance sheet under the caption long-term liabilities. Warnock was acquired for the purpose of expanding our presence in the insurance market. The purchase price allocation is based on an appraisal by an independent third party valuation firm.

Finite–lived intangible assets consist of customer relationships, trade names and trademarks, technology, and a noncompetition agreement. We amortize the noncompetition agreement according to the terms of the asset purchase agreement. For other finite-lived assets, amortization is computed over the average period of expected benefit determined from internal information.

United Casualty and Surety Insurance Company

On December 7, 2016, our subsidiary, GIG, acquired the stock of UC&S. The cash purchase price was $13,000,000. UC&S was acquired for the purpose of expanding our presence in the insurance market.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2016 Acquisitions (continued)

The provisional allocation of the purchase price is based on internal information and will be revised when an independent appraisal has been completed. Due to the timing of the transaction the initial accounting for the business combination is incomplete. We are still in the process of identifying additional intangible assets and obtaining and assessing documentation of the contracts and relationships.

As of December 31, 2016, identifiable intangible assets consist of state insurance licenses and are amortized over the average period of expected benefit determined from internal information.

The following tables present the 2016 business acquisitions, amortization of finite-lived intangible assets, revenues and earnings included in the consolidated statement of operations for the year ended December 31, 2016, and the costs of acquisition included in professional fees in our consolidated statement of operations for the year ended December 31, 2016.

	Billboards
	JAG	Rose City	Kelley	Subtotal
Assets Acquired
Property and Equipment:
Structures and displays	$562,300	$230,000	$733,500	$1,525,800
Vehicles, tools, and equipment	140,435	–	–	140,435
Office furniture and equipment	–	–	–	–

Total Property and Equipment	702,735	230,000	733,500	1,666,235

Intangible assets:
Customer relationships	1,425,000	–	215,000	1,640,000
Permits, licenses, and lease acquisition costs	695,000	26,100	38,000	759,100
Easements	110,000	–	–	110,000
Noncompetition agreement	–	–	–	–
Trade names and trademarks	–	–	–	–
Technology	–	–	–	–
Goodwill	3,915,171	31,220	1,013,500	4,959,891

Total Intangible Assets	6,145,171	57,320	1,266,500	7,468,991

Other assets:
Cash	–	–	–	–
Accounts receivable	106,340	–	21,885	128,225
Investments, short-term	–	–	–	–
Prepaid expenses	–	–	–	–
Deferred policy acquisition costs	–	–	–	–
Funds held as collateral assets	–	–	–	–
Investments, long-term	–	–	–	–
Other noncurrent assets	–	–	–	–

Total Other Assets	106,340	–	21,885	128,225

Total Assets Acquired	6,954,246	287,320	2,021,885	9,263,451
Liabilities Assumed	–	–	–	–

Total	$6,954,246	$287,320	$2,021,885	$9,263,451

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2016 Acquisitions (continued)

	Insurance
	Warnock	UC&S	Subtotal	Total
Assets Acquired
Property and Equipment:
Structures and displays	$–	$–	$–	$1,525,800
Vehicles, tools, and equipment	–	–	–	140,435
Office furniture and equipment	20,325	9,548	29,873	29,873

Total Property and Equipment	20,325	9,548	29,873	1,696,108

Intangible assets:
Customer relationships	248,000	–	248,000	1,888,000
Permits, licenses, and lease acquisition costs	–	450,000	450,000	1,209,100
Easements	–	–	–	110,000
Noncompetition agreement	75,000	–	75,000	75,000
Trade names and trademarks	55,000	–	55,000	55,000
Technology	138,000	–	138,000	138,000
Goodwill	717,679	7,158,648	7,876,327	12,836,218

Total Intangible Assets	1,233,679	7,608,648	8,842,327	16,311,318

Other assets:
Cash	80,000	3,631,626	3,711,626	3,711,626
Accounts receivable	–	416,611	416,611	544,836
Investments, short-term	–	1,003,196	1,003,196	1,003,196
Prepaid expenses	10,996	99,153	110,149	110,149
Deferred policy acquisition costs	–	276,556	276,556	276,556
Funds held as collateral assets	–	1,642,026	1,642,026	1,642,026
Investments, long-term	–	1,486,320	1,486,320	1,486,320
Other noncurrent assets	–	4,864	4,864	4,864

Total Other Assets	90,996	8,560,352	8,651,348	8,779,573

Total Assets Acquired	1,345,000	16,178,548	17,523,548	26,786,999
Liabilities Assumed	–	(3,178,548)	(3,178,548)	(3,178,548)

Total	$1,345,000	$13,000,000	$14,345,000	$23,608,451

Liabilities assumed in connection with the UC&S acquisition are as follows:

Accounts payable and accrued expenses	$107,850
Unearned premiums	1,189,672
Federal income taxes payable	110,000
Funds held as collateral	1,642,026
Deferred tax liability	129,000

Total Liabilities Assumed	$3,178,548

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2016 Acquisitions (continued)

	Billboards
	JAG	Rose City	Kelley	Subtotal
Amortization of intangible assets acquired during the year ended December 31, 2016	$415,044	$2,175	$44,018	$461,237

Revenues since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2016	$1,461,633	$21,950	$205,670	$1,689,253

Earnings since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2016	$(175,794)	$(2,160)	$43,505	$(134,449)

Costs of acquisition included in professional fees in the consolidated statement of operations for the year ended December 31, 2016	$92,561	$–	$46,939	$139,500

	Insurance
	Warnock	UC&S	Subtotal	Total
Amortization of intangible assets acquired during the year ended December 31, 2016	$114,111	$1,500	$115,611	$576,848

Revenues since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2016	$507,477	$171,564	$679,041	$2,368,294

Earnings since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2016	$(60,530)	$(12,800)	$(73,330)	$(207,779)

Costs of acquisition included in professional fees in the consolidated statement of operations for the year ended December 31, 2016	$21,253	$131,621	$152,874	$292,374

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2016 Acquisitions (continued)

Pro Forma Information

The following is the unaudited pro forma information assuming all of the business acquisitions that had closed prior to December 31, 2016 had occurred on January 1st prior to the year of acquisition and are included in the pro forma information up to the actual date of acquisition. For all of the business acquisitions depreciation and amortization have been included in the calculation of the below pro forma information based upon the actual acquisition costs. Depreciation is computed on the straight-line method over the estimated remaining economic lives of the assets, ranging from two years to fifteen years. Amortization is computed on the straight-line method over the estimated useful lives of the assets ranging from two to fifty years.

	Years Ended December 31,
	2015	2016

Revenue	$6,974,351	$6,880,070

Net Loss	$(978,770)	$(2,727,032)

Basic and Diluted Loss per Share	$(0.66)	$(0.45)

Basic and Diluted Weighted Average Class A and Class B Common Shares Outstanding	1,481,310	6,043,571

The information included in the pro forma amounts is derived from historical information obtained from the sellers of the businesses. With respect to Bell and Kelley, the above pro forma information does not contain allocation of management overhead and other shared expenses for lines of business under common ownership, that were not acquired.

2017 Acquisitions (unaudited)

During the three months ended March 31, 2017, we completed two business acquisitions of billboards and related assets. All of the acquisitions were accounted for as business combinations under the provisions of ASC 805. A summary of the acquisitions, amortization of finite-lived intangible assets, and revenues and earnings of each since the acquisition date included in the consolidated statement of operations for the three months ended March 31, 2017 is provided in the table below.

Clear Channel Outdoor, Inc.

On January 9, 2017, our subsidiary, LMG entered into a purchase agreement with Clear Channel Outdoor, Inc., which we refer to as “CCO,” for the purchase of thirty-seven billboard structures and related assets. The assets acquired are located in Georgia. The cash purchase price for the acquired business was $2,983,444 (unaudited), of which $2,950,000 (unaudited) had been deposited into the seller’s escrow account in November 2016 and was subsequently applied to the purchase price. The assets were acquired for the purpose of expanding our presence in the outdoor advertising market. The preliminary purchase price allocation is based on internal information and will be revised when an independent appraisal has been completed. Finite-lived intangible assets consist of customer

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

relationships and permits. Amortization is computed over the average period of expected benefit, determined from internal information.

Hartlind Outdoor, LLC

On January 31, 2017, our subsidiary, LMW entered into a purchase agreement with Hartlind Outdoor, LLC, which we refer to as “Hartlind,” for the purchase of ninety-one billboard structures and related assets. The assets acquired are located in Wisconsin. The cash purchase price for the acquired business was $2,817,000 (unaudited). The assets were acquired for the purpose of expanding our presence in the outdoor advertising market. The preliminary purchase price allocation is based on internal information and will be revised when an independent appraisal has been completed. Finite-lived intangible assets consist of customer relationships, permits, and a noncompetition agreement. We amortize the noncompetition agreement according to the terms of the asset purchase agreement. Amortization of the other finite-lived intangible assets is computed over the average period of expected benefit, determined from internal information. We also acquired six easements. The easements are permanent easements which grant us the right to use real property not owned by us. Since these rights are perpetual, they are not amortized.

	Billboards (unaudited)
	CCO	Hartlind	Total
Assets Acquired
Property and Equipment:
Structures and displays	$1,850,000	$126,480	$1,976,480
Intangible Assets:
Customer relationships	888,259	534,147	1,422,406
Permits, licenses and lease acquisition costs	14,685	40,500	55,185
Easements	–	240,000	240,000
Noncompetition and non-solicitation agreements	–	5,000	5,000
Goodwill	230,500	1,870,873	2,101,373

Total Intangible Assets	1,133,444	2,690,520	3,823,964

Total Assets Acquired	$2,983,444	$2,817,000	$5,800,444

Amortization of intangible assets acquired during the three months ended March 31, 2017	$70,846	$30,514	$101,360

Revenues since the acquisition date included in the consolidated statement of operations for the three months ended March 31, 2017	$154,983	$53,111	$208,094

Earnings since the acquisition date included in the consolidated statement of operations for the three months ended March 31, 2017	$(20,364)	$17,298	$(3,066)

Costs of acquisition included in professional fees in the consolidated statement of operations for the three months ended March 31, 2017	$14,468	$7,814	$22,282

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6. BUSINESS ACQUISITIONS (Continued)

2017 Acquisitions (unaudited) (Continued)

	Billboards (unaudited)
	JAG	Rose City	Kelley	Total
Amortization of intangible assets acquired during the three months ended March 31, 2016	$53,618	$326	$–	$53,944

Revenues since the acquisition date included in the consolidated statement of operations for the three months ended March 31, 2016	$133,168	$2,350	$–	$135,518

Earnings since the acquisition date included in the consolidated statement of operations for the three months ended March 31, 2016	$(37,288)	$(643)	$–	$(37,931)

Costs of acquisition included in professional fees in the consolidated statement of operations for the three months ended March 31, 2016	$21,173	$5,228	$–	$26,401

Pro Forma Information

The following is the unaudited pro forma information assuming all of the business acquisitions that had closed prior to March 31, 2017 had occurred on January 1st prior to the year of acquisition and are included in the pro forma information up to the actual date of acquisition. For all of the business acquisitions depreciation and amortization have been included in the calculation of the below pro forma information based upon the actual acquisition costs. Depreciation is computed on the straight-line method over the estimated remaining economic lives of the assets, ranging from two years to fifteen years. Amortization is computed on the straight-line method over the estimated useful lives of the assets ranging from two to fifty years.

	Three Months Ended March 31,
	2016	2017
	(unaudited)
Revenue	$2,229,266	$1,997,107

Net Loss	$(702,992)	$(1,104,058)

Basic and Diluted Loss per Share	$(0.16)	$(0.16)

Basic and Diluted Weighted Average Class A and Class B Common Shares Outstanding	4,455,799	6,897,375

The information included in the pro forma amounts is derived from historical information obtained from the sellers of the businesses. With respect to Kelley and CCO, the above pro forma information does not contain allocation of management overhead and other shared expenses for lines of business under common ownership, that were not acquired.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7. INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31, 2015			December 31, 2016
		Accumulated			Accumulated
	Cost	Amortization	Balance	Cost	Amortization	Balance
Customer relationships	$706,300	$(120,520)	$585,780	$2,594,300	$(876,976)	$1,717,324
Permits, licenses, and lease acquisition costs	304,400	(14,748)	289,652	1,513,500	(70,330)	1,443,170
Noncompetition agreements	70,000	(7,583)	62,417	145,000	(31,583)	113,417
Trade names and trademarks	–	–	–	55,000	(18,333)	36,667
Technology	–	–	–	138,000	(30,667)	107,333
Non-solicitation agreement	28,000	(7,584)	20,416	28,000	(21,583)	6,417
Easements	11,000	–	11,000	121,000	–	121,000

	$1,119,700	$(150,435)	$969,265	$4,594,800	$(1,049,472)	$3,545,328

	March 31, 2017 (unaudited)
		Accumulated
	Cost	Amortization	Balance
Customer relationships	$4,016,706	$(1,200,399)	$2,816,307
Permits, licenses, and lease acquisition costs	1,568,685	(90,842)	1,477,843
Noncompetition agreements	150,000	(39,000)	111,000
Trade names and trademarks	55,000	(25,208)	29,792
Technology	138,000	(42,166)	95,834
Non-solicitation agreement	28,000	(25,083)	2,917
Easements	361,000	–	361,000

	$6,317,391	$(1,422,698)	$4,894,693

Future Amortization

The future amortization associated with the intangible assets is as follows:

	December 31,
	2017	2018	2019	2020	2021	Thereafter	Total
Customer relationships	$846,986	$733,603	$136,735	$–	$–	$–	$1,717,324
Permits, licenses and lease acquisition costs	77,950	77,950	77,950	77,950	77,950	1,053,420	1,443,170
Noncompetition agreements	29,000	29,000	29,000	21,417	5,000	–	113,417
Trade names and trademarks	27,500	9,167	–	–	–	–	36,667
Technology	46,000	46,000	15,333	–	–	–	107,333
Non-solicitation agreement	6,417	–	–	–	–	–	6,417

	$1,033,853	$895,720	$259,018	$99,367	$82,950	$1,053,420	$3,424,328

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7. INTANGIBLE ASSETS (Continued)

Future Amortization (continued)

	March 31, (unaudited)
	2018	2019	2020	2021	2022	Thereafter	Total
Customer relationships	$1,299,846	$1,123,588	$392,873	$–	$–	$–	$2,816,307
Permits, licenses and lease acquisition costs	83,469	83,469	83,469	83,469	83,469	1,060,498	1,477,843
Noncompetition agreements	30,000	30,000	30,000	18,917	2,083	–	111,000
Trade names and trademarks	27,500	2,292	–	–	–	–	29,792
Technology	45,995	45,995	3,844	–	–	–	95,834
Non-solicitation agreement	2,917	–	–	–	–	–	2,917

	$1,489,727	$1,285,344	$510,186	$102,386	$85,552	$1,060,498	$4,533,693

The weighted average amortization period, in months, for intangible assets is as follows:

	December 31, 2016	March 31, 2017
		(unaudited)
Customer relationships	23	25
Permits, licenses, and lease acquisition costs	222	212
Noncompetition agreements	47	44
Trade names and trademarks	16	13
Technology	28	25
Non-solicitation agreement	6	3

NOTE 8. INVESTMENTS, INCLUDING INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

Certificates of Deposit and U.S. Treasury Securities

Short-term investments consist of certificates of deposit having maturity dates of less than twelve months.

Long-term investments consist of certificates of deposit having maturity dates in excess of twelve months, and U.S. Treasury securities. The U.S. Treasury securities and the certificates of deposit have maturity dates ranging from 2018 through 2021. We have the intent and the ability to hold the investments to maturity. Certificates of deposit and U.S. Treasury securities are stated at carrying value which approximates fair value.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8. INVESTMENTS, INCLUDING INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (Continued)

Long-term investments consist of the following:

	December 31,		March 31, 2017
	2015	2016
			(Unaudited)
U.S. Treasury securities	$–	$810,319	$2,281,702
Certificates of deposit	–	374,879	458,743

	$–	$1,185,198	$2,740,445

Convertible Note Receivable

On September 13, 2016, we purchased an unsecured convertible note receivable from Breezeway Homes, Inc., which we refer to as “Breezeway,” for the principal sum of $100,000. The note bears interest at three percent (3%) per annum. Principal and accrued interest are payable on demand at the earlier of December 31, 2018 or the closing of Breezeway’s next equity financing. The conversion provisions will be determined by the amount, date, and terms of Breezeway’s next equity financing. At December 31, 2016 and March 31, 2017, the balance of the note plus accrued interest is $100,896 and $101,646 (unaudited), respectively.

Investment in Unconsolidated Affiliates

We have various investments in equity method affiliates, whose businesses are in real estate and real estate services. Our interests in affiliates range from 7.15% to 30%. Two of the investments in affiliates, with a carrying amount of $325,475 and $382,369 (unaudited) as of December 31, 2016 and March 31, 2017, respectively, are managed by a member of our board of directors.

The following table is a reconciliation of our investments in equity affiliates as presented in investments on the consolidated balance sheets:

	December 31,		March 31, 2017
	2015	2016
			(Unaudited)
Beginning of period	$47,263	$657,528	$871,918
Additional investments in unconsolidated affiliates	670,232	258,166	66,000
Distributions received	(32,000)	(16,515)	(2,700)
Sale of investment in unconsolidated affiliate	(31,780)	–	–
Equity in net income (loss) of unconsolidated affiliates	3,813	(27,261)	(8,231)

End of period	$657,528	$871,918	$926,987

NOTE 9. NOTE PAYABLE, FORMER STOCKHOLDER

In connection with the former controlling stockholder’s sale of his entire interest in the Company, we became obligated on a note payable to the former stockholder in the principal amount of $135,494. The note bore interest at 5.76% per annum, was due February 12, 2016 and was secured by our 40% interest in Ananda. We could elect to fully satisfy the outstanding principal and accrued interest by transferring our 40% interest in Ananda to the former controlling stockholder. The former controlling stockholder could also elect to accept the transfer of our 40% interest in Ananda in full satisfaction of the unpaid principal and accrued interest.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 9. NOTE PAYABLE, FORMER STOCKHOLDER (Continued)

During September 2015, Ananda made a distribution to its members. Our share of the distribution was $32,000 and was distributed directly to the former controlling stockholder instead of to us. In accordance with the terms of the note payable, the distribution made by Ananda to the former controlling stockholder was treated as a reduction of principal, thus reducing the outstanding principal balance to $103,494.

On December 31, 2015, we transferred our interest in Ananda to the former controlling stockholder in full satisfaction of the note payable in the principal amount of $103,494 and accrued interest of $6,436. On January 22, 2016, in connection with the transfer of our interest in Ananda we were released from our guaranty of Ananda’s mortgage note payable.

NOTE 10. NOTES PAYABLE, STOCKHOLDERS

Notes payable stockholders consist of the following:

	December 31,		March 31, 2017
	2015	2016
			(unaudited)
Note payable to a limited liability company, bearing interest at 5% per annum, unsecured, principal and interest due February 12, 2016	$50,000	$–	$–
Note payable to a limited partnership, bearing interest at 5% per annum, unsecured, principal and interest due February 12, 2016	50,000	–	–

	$100,000	$–	$–

In connection with the former stockholder’s sale of his entire interest in the Company, the two new majority stockholders purchased two notes payable in the original principal amounts of $100,000 and $298,224 from the former controlling stockholder.

On June 19, 2015 the two stockholders extinguished two of their notes payable, each in the principal amount of $149,112 with accrued interest on each note of $2,533. Each note was extinguished in exchange for 15,164 shares of Class B common stock and 1,516 warrants for the purchase of Class B common stock at a price of $10 per share. The warrants are exercisable at any time and expire on June 18, 2025. The exchange of the notes payable for Class B common stock was accounted for as an extinguishment. There was no gain or loss on the extinguishment since the fair value of the stock issued was equivalent to the fair value of the notes prior to conversion.

On April 10, 2015, we issued notes payable to the two majority stockholders of $100,000 each, bearing interest at 5% per annum and due March 31, 2016. The notes were payable in cash or any or all of the promissory notes could be converted to shares of Class B common stock. The conversion could not occur until we raised $1,000,000 in gross proceeds from one or a series of equity offerings. The conversion price was to be equal to 80% of the price paid by investors in the financing for identical securities. On June 19, 2015, the stockholders converted their notes payable, together with accrued interest of $932 each, into 12,616 shares of Class B common stock and 1,262 warrants each. The warrants are for the purchase of Class B common stock at a price of $8 per share, are exercisable at any time and expire on June 18, 2025.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10. NOTES PAYABLE, STOCKHOLDERS (Continued)

On February 29, 2016, the two controlling stockholders extinguished the notes payable, together with accrued interest on each note of $3,014. Each note was extinguished in exchange for 5,223 shares of Class A common stock at a price of $10.15 per share. The conversion of the notes payable was accounted for as an extinguishment of debt. There was no gain or loss on the conversion since the fair value of the stock issued was equivalent to the fair value of the notes prior to conversion.

NOTE 11. CAPITAL STOCK

We have evaluated the conversion option for derivative accounting consideration under ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Stock and concluded that the conversion option meets the criteria for classification in stockholders’ equity. Therefore, derivative accounting is not applicable for the conversion option.

On March 16, 2015, we converted our charter from Texas to Delaware. In connection with the conversion we changed our authorized shares of preferred stock from 10,000,000 shares to 3,000,000 shares.

On the same date, we changed our authorized shares of common stock from 500,000,000 shares to 30,000,000 shares.

As of April 2015, the former controlling stockholder made $5,163 in capital contributions to the Company in accordance with the purchase and sale agreement for the sale of his controlling interest in the Company.

On June 17, 2015, we effected a 7:1 reverse split. On the same day, we amended our Certificate of Incorporation to authorize 12,000,000 shares of Class B common stock from the 30,000,000 shares of authorized common stock, reducing common stock authorized to 18,000,000 shares. Each share of Class B common stock is identical to our Class A common stock in liquidation, dividend and similar rights. Additionally, each share of Class B common stock has 10 votes for each share held, while our Class A common stock has one vote per share. The holders of record of the Class B common stock are entitled to elect two directors to our board of directors. Class A and Class B common shares are combined for purposes of computing earnings per share.

The financial statements for the year ended December 31, 2015 have been retroactively restated to reflect the reverse stock split.

On June 19, 2015, we issued 500,000 shares of Class B common stock at a price of $10 per share to each of our majority stockholders, resulting in gross proceeds to us of $10,000,000. In connection with the stock issue, we issued 50,000 warrants to each of its majority stockholders to purchase additional shares of our Class B common stock at a price of $10 per share. The warrants are exercisable at any time and expire on June 18, 2025.

As of December 31, 2015, we had issued 103,032 warrants for the purchase of Class B common stock at a price of $10 per share and 2,524 warrants for the purchase of Class B common stock at a price of $8 per share. None of the warrants have been exercised, forfeited, or have expired.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11. CAPITAL STOCK (Continued)

On July 22, 2015, the controlling stockholders, Boulderado Partners, LLC, which we refer to as “Boulderado,” and Magnolia Capital Fund, LP, which we refer to as “Magnolia,” purchased Class A common stock at $10 per share. Boulderado purchased 250,000 shares and Magnolia purchased 1,200,000 shares resulting in gross proceeds to us of $14,500,000. The proceeds were used to fund LMF our new subsidiary, in its purchase of outdoor advertising assets. Each holder of Class A common stock would be eligible to participate in an offering of Class A common stock, under a future rights offering.

On October 19, 2015, we changed the number of authorized shares of Class B common stock from 12,000,000 shares to 1,300,000 shares and authorized shares of Class A common stock from 18,000,000 shares to 28,700,000 shares.

As discussed in Note 10, on February 29, 2016, we issued 5,223 shares of Class A common stock to each of the two controlling stockholders at a price of $10.15 per share in exchange for the extinguishment of notes payable and accrued interest, totaling $106,028.

On March 11, 2016, we amended our certificate of incorporation to reduce authorized shares of Class A common stock from 18,000,000 to 11,000,000 shares; authorized shares of Class B common stock from 1,300,000 shares to 1,161,116 shares; and, preferred stock from 3,000,000 shares to 1,000,000 shares.

During the year ended December 31, 2016 we raised $41,761,318, in cash, from the issuance of our Class A common stock. The stock was issued at a price of $10.15 per share and represents the issuance of 4,114,415 shares. Of that amount, the controlling stockholders had purchased, for cash, 2,906,403 shares for a total cash consideration of $29,499,990. As a group, entities related to our officers and directors purchased 3,001,254 shares for a total cash consideration of $30,462,729.

NOTE 12. INCOME TAX BENEFIT

We account for income taxes in accordance with ASC Topic 740 which requires us to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carry forwards.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12. INCOME TAX BENEFIT (Continued)

The components of the income tax (provision) benefit for the years ended December 31, were as follows

	December 31,
	2015	2016
Current tax benefit:
Federal	$443,173	$1,142,968
State	37,936	131,774

Total	481,109	1,274,742
Deferred tax benefit (expense):
Federal	(88,719)	(73,928)
State	(16,914)	(13,955)

Total	(105,633)	(87,883)

Total Income Tax Benefit Before Valuation Allowance	375,476	1,186,859
Valuation allowance	(375,476)	(1,186,859)

Total Income Tax Benefit	$–	$–

Deferred tax assets:
Net operating loss carryforward	$367,926	$1,554,785
Less valuation allowance	(367,926)	(1,554,785)

	$–	$–

We have available at December 31, 2016, tax operating loss carry forwards of approximately $4,500,000, net of the loss of $276,000 of tax operating loss carry forwards due to the change in control of the Company. Such carry forwards may be applied against future taxable income and expire in 2035 and 2036.

The amount and ultimate realization from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, our future earnings, and other future events, the effects of which cannot be determined.

At December 31, 2016, we recorded a valuation allowance of $1,554,785 to fully offset the deferred tax asset. The change in the valuation allowance for the year ended December 31, 2016 is $1,186,859.

As of December 31, 2015, deferred tax assets and the valuation allowance were adjusted by $71,122 due to the loss of tax operating loss carry forwards associated with the change in control of the Company.

On December 7, 2016, we acquired UC&S. On the date of acquisition, UC&S had a deferred tax liability of $129,000. Such deferred tax liability is part of the purchase accounting (See Note 6.) The deferred tax liability was not relieved by the valuation allowance since UC&S files its own tax return which is separate from that of Boston Omaha.

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12. INCOME TAX BENEFIT (Continued)

The reconciliation of the provision (benefit) for income taxes computed at the U.S. federal and state tax rates to the Company’s effective tax rate for the years ended December 31, 2016 and 2015 is as follows:

	December 31,
	2015	2016
Federal and state provision (benefit) at statutory rates	(35.00%)	(34.00)%
Change in valuation allowance	35.00%	34.00%

	0.00%	0.00%

We have no tax positions at December 31, 2015 and 2016 for which the ultimate deductibility is highly uncertain nor is there uncertainty about the timing of such deductibility.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2015 and 2016, we recognized no interest and penalties. We had no accruals for interest and penalties at December 31, 2015 and 2016.

Tax years from 2013 forward are open to examination by the Internal Revenue Service.

NOTE 13. FUTURE MINIMUM LEASE PAYMENTS

In connection with the business acquisitions (See Note 6.), we acquired the leases for four hundred sixty-seven billboard locations. Some of the leases are non-cancelable operating leases having remaining terms ranging from month-to-month to two hundred ninety months. In many instances, we can cancel the lease with little or no penalty. Ground rents for the years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017 were $114,587 and $546,884, and $98,607 (unaudited) and $287,143 (unaudited), respectively. Contingent rents included in ground rents for the years ended December 31, 2015 and 2016 and the three months ended March 31, 2016 and 2017 were $1,733 and $46,980, and $10,786 (unaudited) and $10,932 (unaudited), respectively.

We lease office space under leases expiring between 2019 and 2022. Rent expense included in general and administrative expense for the year ended December 31, 2015 and 2016 and three months ended March 31, 2016 and 2017 was $0 and $32,744, and $4,716 (unaudited) and $44,816 (unaudited), respectively.

Future minimum rents are as follows for the twelve months ending:

December 31,		March 31,
		(unaudited)
2017	$665,242	2018	$1,089,490
2018	640,676	2019	1,058,395
2019	583,690	2020	970,814
2020	537,633	2021	887,821
2021	513,156	2022	802,283
Thereafter	2,495,686	Thereafter	3,595,103

	$5,436,083		$8,403,906

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 14. INDUSTRY SEGMENTS

This summary presents our current segments, as described below.

General Indemnity Group, LLC (“GIG”)

GIG conducts our insurance operations through its subsidiaries, Warnock and UC&S. Warnock clients are nationwide and UC&S clients are multi-state. Revenue consists of surety bond sales and insurance commissions. Currently, GIG’s corporate resources are used to support Warnock and UC&S and to make additional business acquisitions in the insurance industry.

Link Media Holdings, LLC (“LMH”)

LMH conducts our billboard rental operations. LMH advertisers are located in Alabama, Florida, Georgia, and Wisconsin.

				Total
Year Ended December 31, 2015	GIG	LMH	Unallocated	Consolidated
Revenue	$–	$713,212	$9,700	$722,912
Segment gross profit	–	483,705	9,700	493,405
Segment loss from operations	(68,417)	(380,137)	(658,324)	(1,106,878)
Capital expenditures	–	10,049,470	–	10,049,470
Depreciation and amortization	132	457,671	–	457,803

				Total
Year Ended December 31, 2016	GIG	LMH	Unallocated	Consolidated
Revenue	$679,983	$3,163,534	$–	$3,843,517
Segment gross profit	554,773	2,022,871	–	2,577,644
Segment loss from operations	(553,750)	(1,148,101)	(1,436,465)	(3,138,316)
Capital expenditures	8,872,200	9,846,200	–	18,718,400
Depreciation and amortization	120,537	1,516,604	–	1,637,141

Three Months Ended March 31, 2016 (unaudited)				Total
	GIG	LMH	Unallocated	Consolidated
Revenue	$–	$513,544	$–	$513,544
Segment gross profit	–	322,809	–	322,809
Segment loss from operations	(111,600)	(278,373)	(403,962)	(793,935)
Capital expenditures	–	7,250,935	–	7,250,935
Depreciation and amortization	132	317,328	–	317,460

Three Months Ended March 31, 2017 (unaudited)				Total
	GIG	LMH	Unallocated	Consolidated
Revenue	$855,435	$1,014,492	$–	$1,869,927
Segment gross profit	668,841	523,407	–	1,192,248
Segment loss from operations	(233,684)	(458,494)	(407,717)	(1,099,895)
Capital expenditures	–	6,117,534	–	6,117,534
Depreciation and amortization	50,679	546,014	–	596,693

Boston Omaha Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 14. INDUSTRY SEGMENTS (Continued)

				Total
As of December 31, 2015	GIG	LMH	Unallocated	Consolidated
Accounts receivable, net	$–	$276,750	$–	$276,750
Goodwill	–	4,378,664	–	4,378,664
Total assets	91,077	10,066,711	13,627,708	23,785,496

				Total
As of December 31, 2016	GIG	LMH	Unallocated	Consolidated
Accounts receivable, net	$272,357	$510,709	$–	$783,066
Goodwill	7,876,327	9,338,556	–	17,214,883
Total assets	18,926,924	21,934,616	24,790,690	65,652,230

				Total
As of March 31, 2017 (unaudited)	GIG	LMH	Unallocated	Consolidated
Accounts receivable, net	$242,325	$538,198	$–	$780,523
Goodwill	7,876,327	11,439,929	–	19,316,256
Total assets	19,139,086	23,204,433	22,128,773	64,472,292

NOTE 15. SUBSEQUENT EVENTS

On May 1, 2017, our subsidiary, LMG entered into a purchase agreement for the purchase of one billboard structure and related assets. The cash purchase price of the acquisition was $900,000. The assets were acquired for the purpose of expanding our presence in the outdoor advertising market in the Southeastern United States.

On May 31, 2017, our subsidiaries LMA and LMF entered into an exchange agreement, whereby we transferred one of our digital billboards in Florida in exchange for seven billboard structures in Alabama. The transaction was a like-kind exchange without a cash purchase price.

On May 25, 2017, we filed a Second Amended and Restated Certificate of Incorporation which (i) increased the number of our authorized shares of common stock from 11,000,000 to 20,000,000, (ii) designated as “Class B common stock” all authorized shares of our common stock that had been designated as Class A common stock, and (iii) designated as “Class A common stock” all authorized shares of our common stock that had not been designated as Class A common stock. The financial statements have been restated to reflect the change in the number of authorized shares and the renaming of the classes of common stock.

On June 7, 2017, our subsidiaries LMG and LMA entered into a purchase agreement for the purchase of 29 billboard structures in Georgia and five billboard structures in Alabama, and related assets. The cash purchase price of the acquisition was $2,991,314. The assets were acquired for the purpose of expanding our presence in the outdoor advertising market in the Southeastern United States.

JAG, INC. (December 31, 2015)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Jag, Inc.

Algoma, Wisconsin

We have audited the accompanying balance sheet of Jag, Inc. (the “Company”) as of December 31, 2015, and the related statements of operations and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jag, Inc. as of December 31, 2015 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 19, 2016

JAG, INC.

(a Wisconsin Corporation)

Balance Sheet

December 31, 2015

ASSETS

Current Assets:
Cash	$40,876
Accounts receivable, net	86,450
Prepaid expense	43,673

Total Current Assets	170,999
Property and Equipment:
Structures and displays	1,270,912
Land, building and improvements	14,950
Vehicles and equipment	539,741
Accumulated depreciation	(1,625,747)

Total Property and Equipment, net	199,856

Total Assets	$370,855

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$42,692
Deferred compensation payable	317,756
Deferred revenue	50,433
Note payable, related party	70,000
Current portion of long-term debt, including related party debt of $24,200	94,650

Total Current Liabilities	575,531
Long-term debt, including related party debt of $78,602	285,627

Total Liabilities	861,158
Stockholders’ Deficit:
Common stock, no par value, 17,000 shares authorized, 6,220 shares issued and outstanding	18,056
Treasury stock	(232,412)
Accumulated deficit	(275,947)

Total Stockholders’ Deficit	(490,303)

Total Liabilities and Stockholders’ Deficit	$370,855

The accompanying notes are an integral part of the financial statements.

JAG, INC.

(a Wisconsin Corporation)

Statement of Operations

For the Year Ended December 31, 2015

Revenues:
Billboard rentals	$1,518,693
Service income	152,995

Total Revenues	1,671,688
Costs and Expenses:
Cost of revenues (exclusive of depreciation)	617,252
Salaries, taxes, and benefits	731,276
General and administrative	195,575
Rent, related party	66,000
Depreciation	64,098
Bad debt expense	1,588

Total Costs and Expenses	1,675,789

Net Loss from Operations	(4,101)
Other Income (Expense):
Interest income	586
Interest expense	(16,751)

Net Loss	$(20,266)

The accompanying notes are an integral part of the financial statements.

JAG, INC.

(a Wisconsin Corporation)

Statement of Changes in Stockholders’ Deficit

	No. of shares
	Common Stock	Treasury Stock	Common Stock	Treasury Stock	Accumulated Deficit	Total
Balance, January 1, 2015	6,220	3,880	$18,056	$(232,412)	$(247,594)	$(461,950)
Net loss	–	–	–	–	(20,266)	(20,266)
Dividends paid	–	–	–	–	(8,087)	(8,087)

Balance, December 31, 2015	6,220	3,880	$18,056	$(232,412)	$(275,947)	$(490,303)

The accompanying notes are an integral part of the financial statements.

JAG, INC.

(a Wisconsin Corporation)

Statement of Cash Flows

For the Year Ended December 31, 2015

Cash Flows from Operating Activities:
Net Loss	$(20,266)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	64,098
Bad debts	1,588
Changes in operating assets and liabilities:
Accounts receivable	(35,314)
Prepaid expense	(10,274)
Accounts payable and accrued expenses	(60,979)
Deferred compensation payable	41,571
Deferred revenue	(3,902)

Net Cash Used in Operating Activities	(23,478)
Cash Flows From Investing Activities:
Purchases of structures and displays	(45,211)
Leasehold improvements	(999)
Purchases of vehicles and equipment	(2,266)

Net Cash Used in Investing Activities	(48,476)
Cash Flows from Financing Activities:
Proceeds from notes payable	318,180
Payments on notes payable	(274,695)
Payments on note payable, related party	(23,340)
Dividends paid	(8,087)

Net Cash Provided in Financing Activities	12,058

Net Decrease in Cash	(59,896)
Cash, Beginning of Year	100,772

Cash, End of Year	$40,876

Interest Paid in Cash	$16,751

Income Taxes Paid in Cash	$–

The accompanying notes are an integral part of the financial statements.

JAG, INC.

(a Wisconsin Corporation)

Notes to Financial Statements

For the Year Ended December 31, 2015

NOTE 1. ORGANIZATION AND BACKGROUND

The accompanying financial statements have been prepared in connection with Jag, Inc.‘s sale of outdoor advertising assets to Link Media Wisconsin (“LMW”), a wholly-owned subsidiary of Boston Omaha Corporation, and to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion by Boston Omaha Corporation in its current report on Form 8-K/A.

Jag, Inc. was organized on June 12, 1959. The Company’s operations include the ownership and leasing of billboards and directional signs in multiple counties in Wisconsin.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentrations

All of the Company’s operations are located in Wisconsin.

For the year ended December 31, 2015, 57% of the Company’s loans were from one bank.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of advertising agency commissions, sales discounts, and allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on its knowledge of its customers and historical experience of bad debts. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected. For all other customers, the Company recognizes reserves for bad debt based upon historical experience of bad debts as a percentage of revenue, adjusted for relative improvement or deterioration in its agings and changes in current economic conditions. As of December 31, 2015, the allowance for doubtful accounts was zero.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, which range from five to fifteen years as follows:

Building and leasehold improvements	7 to 15 years
Billboard structures and displays	5 to 15 years
Equipment	5 to 7 years
Vehicles	5 years

Maintenance and repair costs are charged against income as incurred. Significant improvements or betterments are capitalized and depreciated over the estimated life of the asset.

JAG, INC.

(a Wisconsin Corporation)

Notes to Financial Statements

For the Year Ended December 31, 2015

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Land Leases

Most of the advertising structures are located on leased land. Land leases related to the structures are typically paid in advance for periods ranging from one to twelve months. The lease contracts include those with fixed payments and those with escalating payments. Some of the lease contracts contain a base rent payment plus an additional amount up to a particular percentage of net revenue. In months in which the net revenue does not support a percentage payment, a stated minimum monthly payment is required. Prepaid land leases are recorded as assets and expensed ratably over the related term and rent payments in arrears are recorded as an accrued liability.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to useful lives for depreciation. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue from outdoor advertising through the leasing of billboards and directional signs. The terms of the operating leases range from less than one month to one year and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for operations. Payments received in advance of being earned are recorded as deferred income.

There were no advertising agency commissions for the year ended December 31, 2015.

Income Taxes

The Company elected Subchapter S status on July 7, 1959. Taxable income or losses of the Company are passed through to the Company’s stockholders, in accordance with each stockholder’s percentage of ownership, for inclusion in each individual stockholder’s income tax return.

The Company has no tax positions at December 31, 2015 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Tax years 2013 through 2015 are open to examination by the Internal Revenue Service.

NOTE 3. NOTE PAYABLE, RELATED PARTY

As of December 31, 2015, note payable, related party consists of a note in the principal amount of $70,000 payable to an entity related to the controlling stockholder. The note is non-interest bearing, unsecured, and due on demand.

JAG, INC.

(a Wisconsin Corporation)

Notes to Financial Statements

For the Year Ended December 31, 2015

NOTE 4. LONG-TERM DEBT

For the year ended December 31, 2015, long-term debt consists of the following: Installment note payable, due in monthly installments of $565 including interest, due January, 2016; secured by a vehicle with a carrying value of $607.	$348
Installment note payable to a bank, due in monthly installments of $530, bearing interest at 4.40% per annum, due November, 2017; secured by a vehicle with a carrying value of $11,385.	11,677
Installment note payable to a bank, due in monthly installments of $262, bearing interest at 6.74% per annum, due during 2018; secured by a vehicle with a carrying value of $10,231.	8,193
Note payable to a former stockholder, due in monthly installments of $2,263, bearing interest at 3.25% per annum, due December, 2019; unsecured.	102,802
Line of credit payable to a bank, bearing interest at 4.99% per annum and secured by all of Company’s assets, assignment of rents from the sign locations, and guaranteed by an entity related to the Company.	24,969
Installment note payable to a bank, due in monthly installments of $6,000, bearing interest at 4.99% per annum, due July, 2019; secured by all of the Company’s assets, assignment of rents from the sign locations, and guaranteed by an entity related to the Company.	232,288

380,277
Less current portion	(94,650)

Total	$285,627

Maturities of long-term debt are as follows:
2016	$94,650
2017	123,550
2018	96,677
2019	65,400

$380,277

NOTE 5. COMMON STOCK

The Company is authorized to issue 17,000 shares of common stock, of which 2,000 shares are voting shares. As of December 31, 2015, 6,220 shares of the Company’s common stock were issued and outstanding.

JAG, INC.

(a Wisconsin Corporation)

Notes to Financial Statements

For the Year Ended December 31, 2015

NOTE 6. FUTURE MINIMUM LEASE PAYMENTS

The Company has leases for three hundred, twenty billboard locations. The leases are non-cancelable operating leases having remaining terms ranging from month-to-month to two hundred ninety-six months. Ground rents for the year ended December 31, 2015 were $326,172. No contingent rents were included in ground rents for the year ended December 31, 2015.

Future minimum rents are as follows:

2016	$319,215
2017	205,229
2018	172,277
2019	148,359
2020	129,693
Thereafter	504,942

$1,479,715

NOTE 7. FAIR VALUE

The Company’s financial instruments consist of cash, trade receivables and payables, a note payable and long-term debt, including the current portion. The carrying values of cash, trade receivables and payables, and the short-term note approximate their fair values.

The carrying value of notes payable approximates their fair values based on the current rates offered by financial institutions for notes of the same remaining maturity.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date.

NOTE 8. RELATED PARTIES

At December 31, 2015, the Company was indebted on notes payable in the aggregate amount of $172,802, to entities related to the controlling stockholder. During 2015 $23,340 in principal and $3,816 in interest was paid to the related parties. (See Notes 3 and 4.)

As of December 31, 2015, the Company paid $8,067 in dividends.

Additionally, the Company leases office space for $5,500 per month, from an entity related to its controlling stockholder. Rent paid by the Company was $66,000 for the year ended December 31, 2015.

NOTE 9. LIQUIDITY

As of December 31, 2015, the Company has an accumulated deficit of approximately $276,000. The controlling stockholder has advanced funds to the Company in the form of deferred compensation in the cumulative amount of $317,756 to fund operations. The controlling stockholder has the ability and intent to fund the Company’s operations and debt service, as needed. Additionally, management believes that billboard revenues will increase in the coming year.

JAG, INC.

(a Wisconsin Corporation)

Notes to Financial Statements

For the Year Ended December 31, 2015

NOTE 9. LIQUIDITY (continued)

On February 16, 2016, the Company sold substantially all of its assets for a gross sales price of $6,954,246. (See Note 11.)

NOTE 10. CONTINGENCIES

The Company is a guarantor on three notes payable by entities related to the controlling stockholder of the Company. All of the notes are payable to one bank. The debts were incurred between September, 2014 and June, 2015. The original amount of the debts was $556,590. The notes mature between December, 2016 and June, 2020. The notes are secured by all of the Company’s assets, including the contract rights of payments from the sign locations. The notes are not recorded on the Company’s books and were not in default as of December 31, 2015. The notes were paid in full on February 17, 2016.

NOTE 11. SUBSEQUENT EVENTS

On February 16, 2016, the Company sold 422 billboard displays, directional signs, equipment, and related assets to Link Media Wisconsin (“LMW”) for a gross sales price of $6,954,246 of which $687,500 was escrowed. The sales price is subject to certain post-closing adjustments.

On February 16, 2016 LMW executed a twelve month lease agreement for office space from the entity related to the seller. (See Note 8.)

On February 17, 2016, the Company’s notes payable to a financial institution, whose principal amounts totaled $265,632, were paid in full. On the same date, notes totaling $515,002 on which the Company was a guarantor, were also paid in full.

UNITED CASUALTY AND SURETY INSURANCE COMPANY (December 31, 2015)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

United Casualty and Surety Insurance Company

Quincy, Massachusetts

We have audited the accompanying balance sheets of United Casualty and Surety Insurance Company (the “Company”) as of December 31, 2015 and 2014 and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Casualty and Surety Insurance Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stowe & Degon LLC

Westborough, MA

January 9, 2017

UNITED CASUALTY AND SURETY

INSURANCE COMPANY

BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$884,609	$848,047
Investments, short-term	1,766,686	523,716
Receivables:
Premiums	230,312	261,846
Anticipated salvage and subrogation	29,675	37,263

Total receivables	259,987	299,109

Prepaid reinsurance premiums	97,545	90,102
Deferred policy acquisition costs	289,812	261,976

Total current assets	3,298,639	2,022,950

Other assets	4,864	4,864
Investments, long-term	3,346,861	4,291,216
Funds held as collateral assets	2,145,513	3,377,331
Property and equipment, net	22,511	36,652

TOTAL ASSETS	$8,818,388	$9,733,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued underwriting expenses	$89,817	$85,974
Dividends payable	81,798	7,542
Unearned premiums	1,174,208	1,084,285
Accrued losses and loss adjustment expenses	22,000	20,000
Federal income taxes payable	–	12,500
Funds held as collateral	2,145,513	3,377,331

Total current liabilities	3,513,336	4,587,632

LONG-TERM LIABILITIES:
Deferred tax liability	155,000	147,000

TOTAL LIABILITIES	3,668,336	4,734,632

STOCKHOLDERS’ EQUITY:
Common stock, $75 par value – 20,000 shares authorized, 14,484 shares
issued and outstanding at December 31, 2015 and 2014	1,086,300	1,086,300
Additional paid-in capital	1,459,445	1,459,445
Retained earnings	2,604,307	2,452,636

Total Stockholders’ Equity	5,150,052	4,998,381

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,818,388	$9,733,013

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY

INSURANCE COMPANY

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
OPERATING REVENUES:
Premiums earned	$2,585,127	$2,383,071
Salvage and subrogation	19,276	86,989
Net investment income	96,741	82,897

Total Operating Revenues	2,701,144	2,552,957

OPERATING EXPENSES:
Underwriting, acquisition and insurance expenses	2,002,230	1,883,403
Losses and loss adjustment expenses	19,283	99,840
Other (income) expense	(5,378)	(1,612)
Depreciation and amortization expense	14,141	13,525

Total Operating Expenses	2,030,276	1,995,156

INCOME BEFORE FEDERAL INCOME TAXES	670,868	557,801
FEDERAL INCOME TAXES	219,200	216,300

NET INCOME	$451,668	$341,501

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY

INSURANCE COMPANY

STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31,

2015 AND 2014

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
BALANCE, JANUARY 1, 2014	14,484	$1,086,300	$1,459,445	$2,286,133	$4,831,878
Dividend declared	–	–	–	(174,998)	(174,998)
Net income	–	–	–	341,501	341,501

BALANCE, DECEMBER 31, 2014	14,484	1,086,300	1,459,445	2,452,636	4,998,381
Dividend declared	–	–	–	(299,997)	(299,997)
Net income	–	–	–	451,668	451,668

BALANCE, DECEMBER 31, 2015	14,484	$1,086,300	$1,459,445	$2,604,307	$5,150,052

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY

INSURANCE COMPANY

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$451,668	$341,501
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	8,000	5,000
Depreciation and amortization	14,141	13,525
Amortization of held to maturity investments	3,279	5,940
Change in carrying value of certificates of deposit	(59,032)	(55,669)
Changes in operating assets and liabilities:
Decrease (increase) in receivables	39,122	(15,686)
Increase in prepaid reinsurance premiums	(7,443)	(907)
Increase in deferred policy acquisition costs	(27,836)	(18,167)
Increase in accrued underwriting expenses	3,843	14,232
Increase in unearned premiums	89,923	47,979
Increase in accrued losses and loss adjustment expenses	2,000	1,000
Decrease in federal income taxes payable	(12,500)	(22,500)

Net cash provided by operating activities	505,165	316,248
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	–	(3,707)
Proceeds from the sale of investments	497,138	1,502,601
Investment purchases	(740,000)	(1,825,000)

Net cash used in investing activities	(242,862)	(326,106)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid to stockholders	(225,741)	(272,319)

Net cash used in financing activities	(225,741)	(272,319)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,562	(282,177)
CASH AND CASH EQUIVALENTS:
Beginning of year	848,047	1,130,224

End of year	$884,609	$848,047

NONCASH CHANGE IN FINANCING ACTIVITIES:
Dividends declared but not paid	$74,256	$–

SUPPLEMENTAL DISCLOSURES:
Interest paid	$–	$–

Federal income taxes paid	$223,700	$233,800

The accompanying notes are an integral part of the financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Background—United Casualty and Surety Insurance Company (“UCSIC” or the “Company”), originally a Georgia corporation, redomesticated to the Commonwealth of Massachusetts in June 1993. The Company is licensed and authorized to issue Fidelity and Surety bonds in Massachusetts, New York, Connecticut, New Hampshire, Rhode Island, Maine, Pennsylvania, New Jersey, and Florida. The Company also holds a certificate of authority from the United States Department of the Treasury to act as a Surety and Reinsurer on Federal Bonds.

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates—The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Management reviews its estimates and assumptions annually. Amounts reported for anticipated salvage and subrogation, accrued losses and loss adjustment expenses, and litigation contingencies are based, in part, on management estimates. Management estimates have been made as to the recoverability and value of the collateral held, deferred tax liabilities, and incurred but not reported losses. Actual results could differ from management estimates.

Cash and Cash Equivalents—The Company considers all investments with original maturities of 90 days or less to be cash equivalents. The carrying value of the Company’s cash and cash equivalents approximates fair value.

Concentration of Credit Risks—During 2015 and 2014, cash and cash equivalents and certificates of deposit at various financial institutions exceeded the FDIC limit of $250,000. These funds are deposited with institutions that management believes are financially sound. The Company limits its collection risk exposure on accounts receivable by obtaining collateral from the policyholders.

Investments—Investments are classified as held-to-maturity and are accounted for at amortized cost, or carrying value with regards to certificates of deposit, with no adjustments for changes in fair value. Premiums and discounts are amortized or accreted over the lives of the related fixed maturities as an adjustment to the yield using the effective interest method. Dividend and interest income are recognized when earned. Realized investment gains or losses are included in earnings.

Deferred Policy Acquisition Costs—Policy acquisition costs, primarily commissions to agents and brokers and premium taxes, directly related to the successful acquisition of new or renewal insurance contracts are deferred and amortized over the related policy period, generally one year. The recoverability of these costs is analyzed by management quarterly and if determined to be impaired, is charged to expense. The Company does not consider anticipated investment income in determining whether a premium deficiency exists. All other acquisition expenses are charged to operations as incurred.

Funds Held as Collateral Assets—Funds held as collateral assets consist principally of cash collateral received from principals to guarantee performance on surety bonds issued by the Company, as well as all other contractual obligations of the principals to the surety. The Company also holds other non-cash collateral.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are calculated using the straight-line method over the estimated useful lives (generally, the life of the leasehold improvement and three to five years for furniture and equipment.)

Premium and Unearned Premium Reserves—Premiums written are recognized as revenues based on a pro-rata daily calculation over the respective term of the policies in-force. Unearned premiums represent the portion of premiums written applicable to the unexpired term of the policies in-force. The cost of reinsurance ceded is initially written as prepaid reinsurance premiums and is amortized over the reinsurance contract period in proportion to the amount of insurance protection provided. Premiums ceded are netted against premiums written.

Losses and Loss Adjustment Expenses—Unpaid losses and loss adjustment expenses represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expense. Estimates for losses and loss adjustment expenses are based on past experience of unreported losses, experience of investigating and adjusting claims and consideration of the level of premiums written during 2015 and 2014, among other things. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. At December 31, 2015 and 2014, the Company is unaware of any significant incurred losses not specifically reserved for. The effects of changes in such estimated reserves are included in the results of operations in the periods in which the estimates are changed. In spite of the variability of such estimates, management believes that the liabilities for losses and loss adjustment expenses are adequate.

Income Taxes—The Company calculates deferred income taxes using the “asset and liability method.” Under this method, deferred income tax assets and liabilities arise from temporary differences between the tax basis of the assets and liabilities and their reported amount in the financial statements and are measured using enacted tax rates. Current and deferred tax assets and liabilities are aggregated on the balance sheets.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the financial statements. The Company will report any tax-related interest and penalties related to uncertain tax positions as a component of federal income tax expense.

Premium taxes assessed in each licensed state are typically based on premiums written in each respective state. However, there are several states that assess a retaliatory premium tax which permits the state taxing authority to assess a premium tax at least equal to the premium tax paid to the state in which the insurer is domiciled. Premium taxes, which amounted to $105,700 and $98,000 in 2015 and 2014, respectively are reported in the Statements of Income as a component of underwriting, acquisition and insurance expenses.

Advertising Costs—Advertising costs are charged to expense as incurred. Total advertising costs were approximately $11,900 and $6,700 for the years ended December 31, 2015 and 2014, respectively.

Recent Accounting Pronouncements—In November 2015, the Financial Accounting Standards Board (FASB) issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which, effective for annual and interim reporting periods beginning after December 15, 2016, simplifies the presentation of deferred income taxes, requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Since early application is permitted, the new standard has been applied in the Company’s financial statements as of December 31, 2015.

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2015 the FASB issued ASU No. 2015-09, Financial Services-Insurance (Topic 944): Disclosures about Short-Duration Contracts. The guidance requires additional disclosures related to the liability for unpaid claims and claim adjustment expenses in an effort to increase transparency and comparability.    The standard is effective for fiscal years beginning after December 15, 2015, and is to be applied retroactively. Management believes that the new guidance will have no material impact on the Company’s results of operations or financial position.

In May 2014 the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Insurance contracts have been excluded from the scope of the guidance. In August 2015 the FASB issued an ASU to defer the effective date from fiscal years beginning after December 15, 2016, to fiscal years beginning after December 15, 2017. Management does not expect the adoption of this standard to have a material impact on the Company’s financial condition or results of operations.

Subsequent Events—The Company has evaluated all subsequent events through January 9, 2017, the date the financial statements were available to be issued.

2. INVESTMENTS

The carrying value and estimated fair value of investments are as follows:

	December 31, 2015
	Amortized Cost/ Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value
U.S. Treasury securities	$814,620	$6,295	$–	$820,915
Certificates of deposit, less than 12 months*	1,766,686	–	–	1,766,686
Certificates of deposit, greater than 12 months*	2,532,241	–	–	2,532,241

Total investments, held-to-maturity	5,113,547	$6,295	$–	$5,119,842

Amount reported as investments, short-term	1,766,686

Investments, long-term	$3,346,861

	December 31, 2014
	Amortized Cost/ Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value
U.S. Treasury securities	$817,899	$14,065	$–	$831,964
Certificates of deposit, less than 12 months*	523,716	–	–	523,716
Certificates of deposit, greater than 12 months*	3,473,317	–	–	3,473,317

Total investments, held-to-maturity	4,814,932	$14,065	$–	$4,828,997

Amount reported as investments, short-term	523,716

Investments, long-term	$4,291,216

*	Certificates of deposit are stated at carrying value which estimates fair value.

3. DEFERRED POLICY ACQUISITION COSTS

The following table presents the amounts of policy acquisition costs deferred and amortized for the years ended December 31:

	2015	2014
Deferred policy acquisition costs, beginning of year	$261,976	$243,809
Policy acquisition costs deferred	665,884	593,945
Policy acquisition costs expensed	(638,048)	(575,778)

Deferred policy acquisition costs, end of year	$289,812	$261,976

The following table presents the components of underwriting, acquisition and insurance expenses for the years ended December 31:

	2015	2014
Policy acquisition costs expensed	$638,048	$575,778
Payroll and payroll taxes	844,897	810,573
Other operating expenses	519,285	497,052

Underwriting, acquisition and insurance expenses	$2,002,230	$1,883,403

4. PROPERTY AND EQUIPMENT

The following table presents the components of property and equipment at December 31:

	2015	2014
Equipment	$80,667	$80,667
Furniture and fixtures	40,266	40,266
Leasehold improvements	24,265	24,265

	145,198	145,198
Accumulated depreciation and amortization	(122,687)	(108,546)

Property and equipment, net	$22,511	$36,652

Depreciation expense was $14,141 and $13,525 for the years ended December 31, 2015 and 2014, respectively.

5. LIABILITY FOR ACCRUED LOSSES AND LOSS ADJUSTMENT EXPENSES

Activity in the liability for accrued losses and loss adjustment expenses (net of revenue from salvage and subrogation) for 2015 and 2014 is summarized as follows:

	2015	2014
Balance at January 1:	$20,000	$19,000
Incurred related to current year	2,000	1,000

Balance at December 31:	$22,000	$20,000

Revenue from salvage and subrogation amounted to $19,276 and $86,989 in 2015 and 2014, respectively.

6. FEDERAL INCOME TAXES

The following is a reconciliation of income taxes at the federal statutory rate of 34% to the effective provision for federal income taxes as shown in the Statements of Income:

	2015	2014
Earnings before federal income taxes	$670,868	$557,801

Income taxes at federal statutory rate	$228,100	$189,600
Effect of:
Change in unearned premium balance	22,303	12,721
Other, net	(31,203)	13,979

Provision for federal income taxes as reported on the Statements of Income	$219,200	$216,300

The provision for federal income taxes consists of the following for the years ended December 31:

	2015	2014
Current	$211,200	$211,300
Deferred	8,000	5,000

Provision for federal income taxes	$219,200	$216,300

The following summarizes the estimated tax effects of temporary difference that are included in the net deferred federal income tax provision:

	2015	2014
Deferred policy acquisition costs	$11,000	$7,000
Property and equipment	(5,000)	(5,000)
Accrued losses and loss adjustment expenses	2,000	3,000

	$8,000	$5,000

Deferred income taxes reflect the net tax effect of temporary difference between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company’s net deferred income tax liability are as follows, as of December 31:

	2015	2014
Deferred federal income tax liabilities:
Deferred policy acquisition costs	$116,000	$105,000
Property and equipment	6,000	11,000
Accrued losses and loss adjustment expenses	33,000	31,000

Net deferred federal income tax liability	$155,000	$147,000

Management believes that all U.S. federal income and state tax matters have been concluded through 2012.

7. RELATED-PARTY TRANSACTION

During 2015 and 2014, the Company paid the life insurance premiums for several policies, of which one of its Directors is the beneficiary. Premiums under these policies amounted to $15,870 in 2015 and 2014, respectively. In 2004 the Company entered into a split-dollar agreement with the beneficiary of the life insurance policy, whereby the beneficiary has agreed to pay back to the Company the premiums paid on the related policies. The cash surrender value of the policies and

7. RELATED-PARTY TRANSACTION (Continued)

death benefit serve as collateral to the agreement. The life insurance held by the related party is term coverage. The Company has conservatively elected not to reflect the premiums paid in 2015 and 2014, as a receivable due from related party as there is no cash surrender value to cover the premiums paid.

8. REINSURANCE

The Company reinsures certain portions of its surety business in order to limit the amount of loss on individual claims. Under the terms of the reinsurance agreement, the Company is responsible for $125,000 ($150,000 in 2014) of losses on contract surety for each principal for losses up to $2,500,000. The Company is also responsible for 20% of the losses on contract surety covered under the reinsurance agreement between $2,500,000 and $3,000,000, subject to a maximum of $100,000 for each principal and in the aggregate. The reinsurer covers amounts in excess of $125,000. This excess loss coverage, however, is limited, in the aggregate, to losses of $3,000,000 and, in the case of each principal, to losses of $2,875,000. Under the excess of loss reinsurance agreement the Company has coverage up to $5,500,000 on any one principal, subject to an annual aggregate limit of $5,500,000 on fully secured court bonds. With respect to fully secured court bonds, the Company shall retain net for its own account, its underwriting limitation in accordance with The Department of Treasury less $125,000 of the business covered. Insurance premiums ceded under this reinsurance agreement during 2015 and 2014 amounted to $245,406 and $212,270, respectively. The Company is contingently liable with respect to ceded insurance should any reinsurer be unable to meet the obligations assumed by it.

Effective January 1, 2016, the Company retention layer under its reinsurance agreement was reduced from $125,000 to $100,000 for losses up to $2,500,000 for all surety business in force. Retention was reduced from 20% to 10% and is subject to a maximum of $50,000 for each principal and in the aggregate for losses between $2,500,000 and $3,000,000. The excess of loss coverage aggregate was increased from $3,000,000 to $3,500,000 and in the case of each principal to losses of $3,400,000.

9. STATUTORY FINANCIAL INFORMATION

Insurance companies are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and capital and surplus on a statutory basis as of and for the years ended December 31 were as follows:

Statutory Net Earnings		Statutory Capital and Surplus
2015	2014	2015	2014
$438,973	$336,859	$4,901,365	$4,739,460

For the years ended December 31, 2015 and 2014, statutory net earnings differ from net earnings on a GAAP basis primarily due to the treatment of deferred policy acquisition costs, the basis difference in property and equipment, and accrued losses and loss adjustment expenses.

Capital and surplus requirements of the states in which the Company is licensed to underwrite fidelity and surety insurance, including the Commonwealth of Massachusetts, New York, Connecticut, New Hampshire, Rhode Island, Maine, Pennsylvania, New Jersey, and Florida have been met as of December 31, 2015 and 2014. The Company, as required, maintains a $100,000 cash collateral deposit in the State of Florida. In addition the Company maintains a deposit of $250,000 and $500,000 in the States of New Hampshire and Massachusetts, respectively. The deposits in Florida and New Hampshire were established solely for the benefit of policyholders located in those states. The deposit maintained in Massachusetts is for the benefit of all policyholders.

9. STATUTORY FINANCIAL INFORMATION (Continued)

As of December 31, 2015 and 2014, there are no regulatory restrictions on the payment of dividends to shareholders. However, the Company’s ability to declare and pay dividends will depend on the working capital of the Company. Dividends declared to stockholders amounted to $299,997 and $174,998 in 2015 and 2014, respectively.

10. LEASES

The Company’s corporate offices are located in Quincy, MA. The lease agreement runs through August 1, 2017 with monthly payments, including storage space, of $5,014. Rent expense for 2015 and 2014 was $68,438 and $66,416, respectively. During June 2016 the Company extended the operating lease for its corporate office for five years, expiring on July 31, 2022. The Company has the option to extend the lease for an additional five years through July 2027.

Future minimum lease payments, inclusive of the extension, are as follows:

2016	$60,171
2017	68,606
2018	81,400
2019	83,766
2020	86,132
Thereafter	140,927

11. EMPLOYEE BENEFIT PLAN

In September 2004 the Company established the United Casualty and Surety Insurance Company 401(k) Profit Sharing Plan (the “Plan’). The Plan is available to all employees that have completed one year of service and have attained the age of twenty-one. Employees are allowed to contribute up to 75% of their compensation not to exceed the maximum amount allowed by the Internal Revenue Service. The Company may make discretionary matching contributions up to 3% of individual compensation and discretionary profit sharing contributions. During 2015 and 2014, the Company made discretionary contributions of $22,515 and $22,618, respectively. Company contributions vest 20% after two years and are 100% vested after six-years.

12. COMMITMENTS AND CONTINGENCIES

Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer’s solvency and further provide annual limits on such assessments. A large part of the assessments paid by the Company pursuant to these laws may be used as credits for a portion of the Company’s premium taxes.

Various litigation claims and assessments against the Company, in addition to those otherwise provided for in the Company’s statutory financial statements, have arisen in the ordinary course of the Company’s business. Additionally, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable insurance and other laws and regulations.

In some of the matters referred to above, large and/or indeterminate amounts, including punitive damages and treble damages, are sought. While it is not feasible to predict or determine the ultimate

12. COMMITMENTS AND CONTINGENCIES (Continued)

outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company’s management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in the Company’s financial statements, are not likely to have a material adverse effect on the Company’s financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s operating results or cash flows in particular annual periods.

13. SUBSEQUENT EVENTS

During June 2016 the Company extended the corporate office operating lease for an additional five years through July 2022. The lease extension has been reflected in the lease commitment disclosure (see Note 10).

On December 5, 2016, the Massachusetts Department of Insurance approved the purchase of all outstanding common stock of United Casualty Surety Insurance Company by General Indemnity Group, LLC (“GIG”), a subsidiary of Boston Omaha Corporation (OTC: BOMN). Subsequently, on December 7, 2016, the acquisition was completed and under the terms of the stock purchase agreement, GIG paid the Company’s shareholders $13,000,000.

On December 27, 2016 the Company amended its articles whereby the par value of the common stock was increased to $130 per common share from $75 per common share. This amendment results in a reclassification of additional paid in capital to the common stock account, however does not impact the reported total of stockholders’ equity.

UNITED CASUALTY AND SURETY INSURANCE COMPANY (September 30, 2016)

UNITED CASUALTY AND SURETY INSURANCE COMPANY

BALANCE SHEETS

(UNAUDITED)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,678,554	$884,609
Investments, short-term	1,394,842	1,766,686
Receivables:
Premiums	590,212	230,312
Anticipated salvage and subrogation	84,668	29,675

Total receivables	674,880	259,987

Prepaid reinsurance premiums	99,153	97,545
Deferred policy acquisition costs	335,506	289,812

Total current assets	4,182,935	3,298,639

Other assets	5,529	4,864
Investments, long-term	2,839,725	3,346,861
Funds held as collateral assets	1,682,147	2,145,513
Property and equipment, net	11,905	22,511

TOTAL ASSETS	$8,722,241	$8,818,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued underwriting expenses	$108,285	$89,817
Dividends payable	–	81,798
Unearned premiums	1,343,739	1,174,208
Accrued losses and loss adjustment expenses	22,000	22,000
Federal income taxes payable	60,000	–
Funds held as collateral	1,682,147	2,145,513

Total current liabilities	3,216,171	3,513,336

LONG-TERM LIABILITIES:
Deferred tax liability	155,000	155,000

TOTAL LIABILITIES	3,371,171	3,668,336

STOCKHOLDERS’ EQUITY:
Common stock, $75 par value – 20,000 shares authorized, 14,484 shares
issued and outstanding at September 30, 2016 and December 31, 2015	1,086,300	1,086,300
Additional paid-in capital	1,459,445	1,459,445
Retained earnings	2,805,325	2,604,307

Total Stockholders’ Equity	5,351,070	5,150,052

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,722,241	$8,818,388

See accompanying notes to the unaudited financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
OPERATING REVENUES:
Premiums earned	$559,254	$663,521	$1,690,180	$1,949,418
Salvage and subrogation	26,422	10,024	55,593	14,404
Net investment income	24,863	22,401	73,868	70,280

Total Operating Revenues	610,539	695,946	1,819,641	2,034,102

OPERATING EXPENSES:
Underwriting, acquisition and insurance expenses	466,978	494,294	1,358,578	1,407,610
Losses and loss adjustment expenses	26,422	8,031	54,993	12,411
Other (income) expense	–	(1,601)	(2,054)	(4,890)
Depreciation and amortization expense	3,535	3,535	10,606	10,606

Total Operating Expenses	496,935	504,259	1,422,123	1,425,737

INCOME BEFORE FEDERAL INCOME TAXES	113,604	191,687	397,518	608,365
FEDERAL INCOME TAXES	30,000	30,000	96,500	122,500

NET INCOME	$83,604	$161,687	$301,018	$485,865

See accompanying notes to the unaudited financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$301,018	$485,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,606	10,606
Amortization of bond premiums	3,763	2,025
Change in carrying value of certificates of deposit	(32,889)	(30,094)
Changes in operating assets and liabilities:
Increase in receivables	(414,893)	(224,864)
Increase in prepaid reinsurance premiums	(1,608)	(28,652)
Increase in other assets	(665)	–
Increase in deferred acquisition costs	(45,694)	(120,452)
Increase in accrued underwriting expenses	18,468	59,354
Increase in unearned premiums	169,531	372,043
Increase in federal income taxes payable	60,000	97,500

Net cash provided by operating activities	67,637	623,331

INVESTING ACTIVITIES:
Proceeds from the sale of investments	1,008,106	497,130
Investment purchases	(100,000)	(490,000)

Net cash provided by investing activities	908,106	7,130

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to stockholders	(181,798)	(207,539)

Net cash used in financing activities	(181,798)	(207,539)

INCREASE IN CASH AND CASH EQUIVALENTS	793,945	422,922
CASH AND CASH EQUIVALENTS:
Beginning of period	884,609	848,047

End of period	$1,678,554	$1,270,969

SUPPLEMENTAL DISCLOSURES:
Interest paid	$–	$–

Income taxes paid	$36,500	$25,000

See accompanying notes to the unaudited financial statements.

UNITED CASUALTY AND SURETY INSURANCE COMPANY

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND YEAR ENDED DECEMBER 31, 2015

1. ORGANIZATION AND BACKGROUND

The accompanying unaudited interim financial statements have been prepared in connection with United Casualty and Surety Insurance Company’s sale of all outstanding common stock to General Indemnity Group, LLC (“GIG”), a wholly-owned subsidiary of Boston Omaha Corporation, and to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion by Boston Omaha Corporation in its current report on Form 8-K/A.

United Casualty and Surety Insurance Company (“UCSIC” or the “Company”), originally a Georgia corporation, redomesticated to the Commonwealth of Massachusetts in June 1993. The Company is licensed and authorized to issue Fidelity and Surety bonds in Massachusetts, New York, Connecticut, New Hampshire, Rhode Island, Maine, Pennsylvania, New Jersey, and Florida. The Company also holds a certificate of authority from the United States Department of the Treasury to act as a Surety and Reinsurer on Federal Bonds.

The accompanying unaudited interim financial statements of United Casualty and Surety Insurance Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2015 included elsewhere in this Form 8-K/A. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the interim financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2015 included elsewhere in this Form 8-K/A have been omitted.

2. INVESTMENTS

The carrying value and estimated fair value of investments are as follows:

	September 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value
U.S. Treasury securities	$810,857	$44	$–	$810,901
Certificates of deposit, less than 12 months*	1,394,842	–	–	1,394,842
Certificates of deposit, greater than 12 months*	2,028,868	–	–	2,028,868

Total investments, held-to-maturity	4,234,567	$44	$–	$4,234,611

Amount reported as investments, short-term	1,394,842

Investments, long-term	$2,839,725

*	Certificates of deposit are stated at carrying value which estimates fair value.

2. INVESTMENTS (Continued)

	December 31, 2015
	Amortized Cost/ Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Estimated Fair Value
U.S. Treasury securities	$814,620	$6,295	$–	$820,915
Certificates of deposit, less than 12 months*	1,766,686	–	–	1,766,686
Certificates of deposit, greater than 12 months*	2,532,241	–	–	2,532,241

Total investments, held-to-maturity	5,113,547	$6,295	$–	$5,119,842

Amount reported as investments, short-term	1,766,686

Investments, long-term	$3,346,861

*	Certificates of deposit are stated at carrying value which estimates fair value.

3. DEFERRED POLICY ACQUISITION COSTS

The following table presents the amounts of policy acquisition costs deferred and amortized as of:

	September 30, 2016	December 31, 2015
Deferred policy acquisition costs, beginning of period	$289,812	$261,976
Policy acquisition costs deferred	467,701	665,884
Policy acquisition costs expensed	(422,007)	(638,048)

Deferred policy acquisition costs, end of period	$335,506	$289,812

The following table presents the components of underwriting, acquisition and insurance expenses:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Policy acquisition costs expensed	$145,884	$184,655	$422,007	$511,913
Payroll and payroll taxes	187,561	187,619	572,003	595,456
Other operating expenses	133,533	122,020	364,568	300,241

Underwriting, acquisition and insurance expenses	$466,978	$494,294	$1,358,578	$1,407,610

4. PROPERTY AND EQUIPMENT

The following table presents the components of property and equipment as of:

	September 30, 2016	December 31, 2015
Equipment	$80,667	$80,667
Furniture and fixtures	40,266	40,266
Leasehold improvements	24,265	24,265

	145,198	145,198
Accumulated depreciation and amortization	(133,293)	(122,687)

Property and equipment, net	$11,905	$22,511

5. STATUTORY FINANCIAL INFORMATION

Insurance companies are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and capital and surplus on a statutory basis were as follows:

Statutory Net Earnings		Statutory Capital and Surplus
September 30, 2016	September 30, 2015	September 30, 2016	December 31, 2015
$265,935	$376,019	$5,064,193	$4,901,365

For the nine months ended September 30, 2016 and 2015, statutory net earnings differ from net earnings on a GAAP basis primarily due to the treatment of deferred acquisition costs, the basis of difference in property and equipment, and changes in non-admitted assets.

6. SUBSEQUENT EVENTS

On December 5, 2016 the Massachusetts Department of Insurance approved the purchase of all outstanding common stock of United Casualty Surety Insurance Company by General Indemnity Group, LLC (“GIG”), a subsidiary of Boston Omaha Corporation (OTC: BOMN). Subsequently, on December 7, 2016, the acquisition was completed and under the terms of the stock purchase agreement, GIG paid the Company’s shareholders $13,000,000.

On December 27, 2016 the Company amended its articles whereby the par value of the common stock was increased to $130 per common share from $75 per common share. This amendment results in a reclassification of additional paid in capital to the common stock account, however does not impact the reported total of stockholders’ equity.

5,500,000 Shares

Class A common stock

PROSPECTUS

Cowen and Company

Prospectus dated                      , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee are estimated.

SEC Registration Fee	$10,263.00
NASDAQ Listing Fee	50,000.00
FINRA Filing Fee	13,783.00
Accounting Fees and Expenses	100,000.00
Legal Fees and Expenses	485,000.00
Printing Fees and Expenses	120,000.00
Blue Sky Fees and Expenses	6,000.00
Miscellaneous	64,954.00

Total	$850,000.00

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Company’s certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director. Set forth below is Article VIII(A) – (C) of the Company’s certificate of incorporation:

A. Right to Indemnification of Directors and Officers.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Corporation.

B. Prepayment of Expenses of Directors and Officers.    The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should ultimately be determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

C. Claims by Directors and Officers.    If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

As permitted by the DGCL, the Company’s bylaws that will be in effect at the closing of the offering provide that: the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; the Company may indemnify its other employees and agents as set forth in the DGCL; the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and the rights conferred in the bylaws are not exclusive. Set forth below is Article V of the Company’s bylaws:

Section 1. Actions other than by or in the Right of the Corporation.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3. Success on the Merits.    To the extent that any person described in Section 1 or 2 of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Specific Authorization.    Any indemnification under Section 1 or 2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of Directors who were not parties to such action, suit or proceeding (even though less than a quorum), or (2) if there are no disinterested Directors or if a majority of disinterested Directors so directs, by independent legal counsel (who may be regular legal counsel to the Corporation) in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment.    Expenses incurred in defending a pending or threatened civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article V.

Section 6. Non-Exclusivity.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article V shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7. Insurance.    The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

Section 8. Continuation of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Severability.    If any word, clause or provision of this Article V or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article.    The intent of this Article V is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation

Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article V shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

The Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. Reference is also made to the underwriting agreement filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Company against certain liabilities. The indemnification provisions in the Company’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act. The Company currently carries liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years.

∎	On April 10, 2015, we borrowed in the aggregate $200,000.00 and entered into separate promissory note arrangements with each of our two majority stockholders, Boulderado and Magnolia, whereby we borrowed $100,000 from each of Boulderado and Magnolia under the terms of a convertible promissory note, which we refer to as the “April Notes.”

∎	On June 19, 2015, we issued 500,000 shares of our Class B common stock to each of Boulderado and Magnolia, for a total of 1,000,000 shares, at a price of $10.00 per share, for a total of $10,000,000.

∎	On June 19, 2015, we issued 15,164 shares of our Class B common stock to each of Boulderado and Magnolia pursuant to an exercise of certain promissory notes having a total principal and interest due of $151,645, for a total of 30,328 shares.

∎	On June 19, 2015, we issued 12,616 shares of our Class B common stock to each of Boulderado and Magnolia pursuant to an exercise of the April Notes, for a total of 25,232 shares.

∎	On June 19, 2015, we issued to each of Boulderado and Magnolia 51,576 warrants to purchase shares of our Class B common stock at a price of $10.00 per share, and 1,262 warrants to purchase shares of our Class B common stock at a price of $8.00 per share.

∎	On July 22, 2015, we issued 250,000 shares of our Class A common stock to Boulderado and 1,200,000 shares of our Class A common stock to Magnolia, at a price of $10.00 per share, for a total of $14,500,000.

∎	From February through August 2016, we issued an aggregate of 4,124,861 shares of our Class A common stock to accredited investors at a price of $10.15 per share, for a total of $41,867,346. Boulderado acquired 350,051 shares in such offering and Magnolia acquired 2,566,798 shares in such offering.

Any proceeds received from the transactions described above were used for the general working capital of the business.

Unless otherwise stated, the sales and/or granting of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder), and/or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description

1.1	Form of Underwriting Agreement among Boston Omaha Corporation and the Underwriters.

2.1(**)	Asset Purchase Agreement dated June 19, 2015 by and between Link Media Alabama, LLC and Bell Media, LLC, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

2.2(**)	Asset Purchase Agreement dated July 23, 2015 by and among Link Media Florida, LLC, Fair Outdoor, LLC and the equityholders of Fair Outdoor, LLC, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2015.

2.3(**)	Asset Purchase Agreement dated August 31, 2015 by and among Link Media Alabama, LLC, I-85 Advertising, LLC, the members of I-85 Advertising, LLC and Canton Partners, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 3, 2015.

2.4(**)	Asset Purchase Agreement dated February 16, 2016, by and among Link Media Wisconsin, LLC, Jag, Inc. and the sole voting stockholder of Jag, Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 23, 2016.

2.5(**)	Escrow Agreement dated February 16, 2016, by and among Link Media Wisconsin, LLC, Jag, Inc., the sole voting stockholder of Jag, Inc. and Kalil & Co., Inc., filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 23, 2016.

2.6(**)	Stock Purchase Agreement dated May 19, 2016, by and among General Indemnity Group, LLC and the stockholders of United Surety and Casualty Insurance Company, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2016.

3.1(**)	Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 19, 2015.

3.2(**)	Bylaws of the Company, filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Commission on March 19, 2015.

3.3(**)	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

Exhibit No.	Exhibit Description

3.4(**)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 22, 2015.

3.5(**)	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2016.

3.6(**)	Second Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

3.7(#)	Amended and Restated Bylaws of the Company.

4.1(**)	Form of Convertible Promissory Note, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 16, 2015.

4.2(**)	Form of Class A common stock Subscription Agreement, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.3(**)	Note Conversion Agreement dated June 19, 2015 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.4(**)	Form of Class A common stock Purchase Warrant, filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.5(**)	Voting and First Refusal Agreement dated June 19, 2015 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.8 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.6(**)	Form of Class A common stock Subscription Agreement, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2015.

4.7(**)	Form of Class A common stock Subscription Agreement, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Commission on February 3, 2016.

4.8(**)	Amended and Restated Voting and First Refusal Agreement dated May 26, 2017 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

5.1(#)	Opinion of Gennari Aronson, LLP.

10.1(**)(+)	Employment Agreement dated August 1, 2015 by and between the Company and Alex B. Rozek, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.2(**)(+)	Employment Agreement dated August 1, 2015 by and between the Company and Adam K. Peterson, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.3(**)(+)	Management Incentive Bonus Plan, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.4(**)(+)	Employment Agreement dated October 2, 2015 by and between General Indemnity Group, LLC and Michael Scholl, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2016.

Exhibit No.	Exhibit Description

10.5(#)(+)	Employment Agreement dated as of May 20, 2016 by and between United Casualty and Surety Insurance Company and Todd S. Carrigan.

10.6(#)	Form of Indemnification Agreement, by and among the Company and each of its current directors.

10.7	Office Lease dated November 10, 2011, by and between TP Presidents Place Corp. and United Casualty and Surety Insurance Company, as amended by First Amendment to Office Lease dated January 11, 2012 and Second Amendment to Office Lease dated June 3, 2016.

10.8(#)	Amendment No. 1 to Employment Agreement dated June 5, 2017 by and between the Company and Alex B. Rozek.

10.9(#)	Amendment No. 1 to Employment Agreement dated June 5, 2017 by and between the Company and Adam K. Peterson.

10.10(#)	Executive Employment Agreement dated March 3, 2017 by and between Link Media Holdings, LLC and James A. McLaughlin, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 9, 2017.

21.1(#)	Schedule of Subsidiaries of the Company.

23.1(#)	Consent of Gennari Aronson, LLP (included in Exhibit 5.1).

23.2	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Stowe & Degon, LLC, Independent Registered Public Accounting Firm.

24.1(#)	Powers of Attorney (included on signature pages of this Registration Statement).

99.1(#)	Consent of Frank H. Kenan II to be named as director.

99.2	Consent of Vishnu Srinivasan to be named as director.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Presentation Linkbase Document

(**)	Incorporated by reference to the filing indicated.

(#)	Previously filed.

(+)	Management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on June 13, 2017.

Boston Omaha Corporation

By:	/s/ Alex B. Rozek
	Name:	Alex B. Rozek
	Title:	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Alex B. Rozek Alex B. Rozek	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)	June 13, 2017

/s/ Joshua P. Weisenburger Joshua P. Weisenburger	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 13, 2017

/s/ Bradford B. Briner Bradford B. Briner	Director	June 13, 2017

/s/ Brendan J. Keating Brendan J. Keating	Director	June 13, 2017

/s/ Adam K. Peterson Adam K. Peterson	Co-Chairman of the Board of Directors and Co-Chief Executive Officer	June 13, 2017